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SUBJECT TO COMPLETION, DATED APRIL 27, 2006.

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus supplement
(To prospectus dated March 27, 2006)

5,153,897 shares

DYNAMIC MATERIALS CORPORATION

Common stock

The selling stockholder named in this prospectus supplement is selling 5,153,897 shares of our common stock. We will not receive any proceeds from the sale of these shares.

Our common stock is listed on The Nasdaq Capital Market under the symbol "BOOM." On April 26, 2006, the last sale price of our common stock as reported on The Nasdaq Capital Market was $42.94 per share. Our common stock has been approved for listing on The Nasdaq National Market and will begin being quoted on The Nasdaq National Market under the symbol "BOOM" on the date of this prospectus supplement.

		Per share		Total

Public offering price	$		$
Underwriting discounts and commissions	$		$
Proceeds, before expenses, to selling stockholder	$		$

The selling stockholder has granted the underwriters the option to purchase up to an additional 773,085 shares of common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement. If the underwriters exercise this over-allotment option in full, underwriting discounts and commissions will be $    , and proceeds, before expenses, to the selling stockholder will be $    .

Investing in our common stock involves risks. See "Risk factors" beginning on page S-12 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to investors on             , 2006.

JPMorgan

Lazard Capital Markets
William Blair & Company	Jefferies & Company, Inc.

                           , 2006.

Prospectus Supplement
About this prospectus supplement
Cautionary statement regarding forward looking information
Prospectus summary
The offering
Summary consolidated financial data
Risk factors
Use of proceeds
Price range of common stock and dividend policy
Capitalization
Selected consolidated financial data
Management's discussion and analysis of financial condition and results of operations
Business
Management
Principal and selling stockholders
Related party transactions
Tax considerations for non-U.S. holders
Underwriting
Legal matters
Experts
Incorporation of documents by reference
Where you can find more information
Index to consolidated financial statements
Prospectus
About this prospectus
Risk factors
Cautionary statement regarding forward-looking information
Business
Use of proceeds
Selling stockholder
Plan of distribution
Legal matters
Experts
Incorporation of documents by reference
Where you can find more information

i

About this prospectus supplement

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. This prospectus supplement describes the specific details regarding this offering, including the price, the amount of common stock being offered, and the risks of investing in our common stock. The accompanying prospectus provides more general information. To the extent information in this prospectus supplement is inconsistent with the accompanying prospectus or any of the earlier-dated documents incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information about us described under "Incorporation of documents by reference" and "Where you can find more information."

As used in this prospectus supplement, the terms "we," "our" and "us" refer to Dynamic Materials Corporation, including our consolidated subsidiaries. SNPE, Inc. is our majority stockholder, and is also the selling stockholder under this prospectus supplement. SNPE, Inc. is an indirect wholly-owned subsidiary of SNPE, a French corporation. In this prospectus supplement, unless the context requires otherwise, "SNPE" refers to SNPE, Inc., and "Groupe SNPE" refers to the French parent company and its subsidiaries, as a group.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of shares of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the shares of our common stock or possession or distribution of this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

Cautionary statement regarding
forward looking information

This prospectus supplement and the documents incorporated by reference into this prospectus supplement contain certain forward-looking statements within the safe harbor provisions of the Private Securities Litigations Reform Act of 1995. These statements include information with respect to our financial condition and our results of operations and business. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," "continue," "project" and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

•
Our ability to obtain new contracts at attractive prices;
•
The size and timing of customer orders and shipment;
•
Fluctuations in customer demand;
•
Changes to customer orders;
•
Competitive factors;
•
The timely completion of contracts;
•
The timing and size of expenditures;
•
The timely receipt of government approvals and permits;
•
The adequacy of local labor supplies at our facilities;
•
Current or future limits on manufacturing capacity at our various operations;
•
The availability and cost of funds; and
•
General economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve.

The effects of these factors are difficult to predict. New factors emerge from time to time and we cannot assess the potential impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statement speaks only as of its date and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of such statement or to reflect the occurrence of unanticipated events.

In evaluating a potential investment in our common stock, you should carefully consider the discussion of these and other factors described under "Risk factors" beginning on page S-12.

Prospectus summary

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements appearing elsewhere in this prospectus supplement and the accompanying prospectus, and incorporated herein by reference, including the information under "Risk factors" below.

Dynamic Materials Corporation

Dynamic Materials Corporation is a leading provider of explosion-welded clad metal products. Explosion-weld cladding uses an explosive charge to bond together plates of different metals.

We conduct our explosion-weld cladding business through our Explosive Metalworking segment, which we also refer to as DMC Clad. Detaclad® is the main trade name under which we market our explosion-welded clad products. Our products are used in a diverse range of end-markets, including the oil and gas industry, the metals and mining industry and other heavy industries. Our market leadership for explosion-welded clad metal plates is based on our state-of-the-art manufacturing facilities, our technology leadership and our production expertise. We believe our customers select us for our high-quality product and speed and reliability of delivery. We have a global sales force with in-depth knowledge of our customers and end-users' markets and needs, which allows us to access international markets. Our Explosive Metalworking operations are located in the United States (Pennsylvania), France and Sweden.

Through AMK Welding, we provide specialized welding services, primarily to manufacturers of complex components used in power turbines and aircraft engines. AMK Welding's operations are conducted in the United States at its Connecticut facility.

In 2005 we earned net income from continuing operations of $10.4 million on net sales of $79.3 million. In 2004, we earned net income from continuing operations of $4.4 million on net sales of $54.2 million. We earned net income from continuing operations of $4.1 million on net sales of $25.2 million in the three months ended March 31, 2006, compared to net income from continuing operations of $1.6 million on net sales of $17.5 million in the three months ended March 31, 2005.

Our Explosive Metalworking segment accounted for more than 95% of our net sales in 2005. For the three months ended March 31, 2006, Explosive Metalworking accounted for more than 96% of net sales. Our AMK Welding segment accounted for the balance of net sales in 2005 and the three months ended March 31, 2006.

Our Markets

Clad metal is primarily used in the construction of large industrial equipment which is designed for processes involving high pressures and temperatures, and which needs to be corrosion-resistant. The demand for clad metal is driven primarily by the underlying demand for new equipment and facility maintenance in the upstream oil and gas, petroleum refinery, chemicals and petrochemicals, hydrometallurgy, aluminum production and power generation industries. In addition, clad metals are components of the products manufactured by the shipbuilding and industrial refrigeration industries.

During 2004 and 2005, there was significant capital investment in several clad metal end-markets, mainly attributable to strong markets for energy, metals and petrochemicals. We expect manufacturers in several of our end-markets to undertake significant capital expenditures over the next few years, and we believe this will drive overall demand for clad metal products.

Upstream Oil and Gas.    The upstream oil and gas industry encompasses a broad scope of activities related to the recovery of oil and gas for subsequent processing in refineries. At current energy price levels, a range of recovery methods become commercially viable. These include liquid fuel production processes such as coal gasification, oil recovery from tar sands and ethanol production from agricultural products. A range of methods for transport or transformation of natural gas also become commercially viable, such as natural gas liquefaction and the conversion of gas to liquid petroleum products. Most of these processes involve conditions which require clad metal for the production equipment; for example, the increase in the production of sour (high sulfur) oil and gas from deep, hot and corrosive fields has significantly increased the demand for clad equipment. Clad metal is used in separators, glycol contactors, heat exchangers and other related equipment used in this industry. We expect that future growth drivers for capital expenditures in this industry will include increasing use of advanced oil and natural gas recovery techniques, increases in liquefied natural gas (LNG) terminal construction, and increasing construction of natural gas pipelines.

Petroleum Refinery.    Petroleum refining processes are frequently corrosive, hot, and high pressure. Clad metal is useful under these conditions, and it is extensively used in a broad range of petroleum refining equipment, such as hydrotreaters, coke drums, distillation columns, separators and heat exchangers. U.S. petroleum refineries are currently running near full capacity, and accordingly we believe that adding capacity and reducing costly down-time are both priorities for the industry. We expect that companies in this industry will invest in new or retro-fitted plant and equipment to increase capacity and maintain compliance with environmental regulation programs.

Chemical and Petrochemical.    Many common products, ranging from plastics, to pharmaceuticals to electronics, are produced through chemical and petrochemical processes. Because the manufacture of these items often involves corrosive materials, high pressure and high temperature, manufacturers need corrosion-resistant equipment. This equipment can often be produced most cost-effectively using clad construction. We expect that future growth drivers for capital expenditures in this industry will include increased demand for purified terephthalic acid (PTA), a precursor product to polyester, and similar petrochemical based feedstocks, which are manufactured with capital equipment constructed out of explosion-clad metals.

Hydrometallurgy.    "Hydrometallurgy" refers to chemical processes that are used to leach metal from ore with, in the case of nickel, an acidic solution. Traditionally, the conversion of raw ore to metal (such as nickel, gold and copper) is accomplished through high-temperature smelting. Hydrometallurgy processes can be more energy efficient, and less harmful to the environment, than high-temperature smelting. As a result, over the past two decades, there has been an increasing trend towards the use of hydrometallurgy processes for the production of certain metals such as nickel and gold, and a significant number of new mining and hydrometallurgy projects have been started in response to the increasing demand for metals worldwide. Because hydrometallurgy often involves acids, high pressures and high temperatures, hydrometallurgy equipment must be constructed from strong, corrosion-resistant materials. Titanium-clad plate is used extensively for the construction of autoclaves and peripheral equipment used in the hydrometallurgy of nickel. We expect that future growth drivers for capital expenditures in this industry will include the use of nickel for industrial expansion in China, India and other Asian markets.

Aluminum Production.    Aluminum is reduced from aluminum oxide in large electro-smelter facilities. In the reduction process, electricity is carried via aluminum conductors and transmitted into steel components. Aluminum cannot be welded to steel through conventional means. Explosion-welded aluminum-steel transition joints provide an energy-efficient and highly durable solution for making these connections. Modern electro-smelter facilities may use as many as 50,000 to 100,000 transition joints, which are typically replaced during refurbishment every seven years. We expect that future growth drivers for capital expenditures in this industry will include growth in airplane and automotive manufacturing, building construction and consumer packaging.

Power Generation.    Fossil fuel power generation plants require extensive use of heat exchangers, many of which require corrosion resistant metals to handle low quality cooling water. Our clad plates are used extensively for heat exchanger tubesheets. We expect that future capital expenditure growth drivers for this industry will include a significant increase in power demand in growing economies, as well as the need to retrofit existing U.S. power plants to comply with environmental regulations.

Shipbuilding.    In the shipbuilding industry, the combined problems of corrosion and top-side weight drive demand for our products. Top-side weight is often a significant problem with tall ships, including cruise ships, naval vessels, ferries and yachts. Use of aluminum in the upper structure and steel in the lower structure can reduce top-side weight and therefore provide stability. Because bolted joints between aluminum and steel corrode quickly, and aluminum cannot be welded directly to steel using traditional welding processes, explosion-welded aluminum-steel transition joints are frequently used in shipbuilding.

Industrial Refrigeration.    Heat exchangers are a core component of industrial refrigeration systems, such as systems used on fishing boats and the massive air conditioning units for high-rise buildings, airports, and deep underground mines. Corrosion-resistant metals must be used in their manufacture when the cooling water is seawater, brackish, or even slightly polluted. We expect that future growth drivers for this industry will include the demand for industrial heating, ventilation and air conditioning (HVAC) equipment.

Our Business

When solid metals are not suitable or available for a project, or are too expensive, fabricators and other component manufacturers serving our end-market industries demand metals with attributes that can be obtained by cladding. Clad metal plates consist of a thin layer of an expensive, corrosion-resistant metal such as titanium or stainless steel, which is metallurgically combined with a less expensive and thicker base metal, typically carbon steel. Metal cladding is accomplished through one of three techniques:

  •
  explosion-weld cladding,

  •
  rollbond cladding, and

  •
  weld overlay cladding.

The most appropriate and cost-effective cladding alternative for an end-user depends on both the type of application and the clad metal thickness required. While explosion-welded, rollbond and weld overlay are competing cladding technologies, there are limitations on the types of metals each can produce and the thickness each can clad. Explosion-welded clad technology is the only process suitable for bonding dissimilar metals that cannot otherwise be bonded because of metallurgical incompatibility, such as various grades of steel, on the one hand, and titanium, zirconium or tantalum, on the other. All three processes require significant capital investment and process expertise.

Unlike materials produced by rollbond or weld overlay, explosion-welded clad products retain the properties of the original metals before they were bonded, such as corrosion-resistance and mechanical properties. Once clad together through the explosion-weld process, the two metals will not come apart, even under the most extreme circumstances. The explosion-welded clad process is suitable for bonding most metals used to construct the pressure vessels, heat exchangers and piping equipment required in corrosive environments.

Explosion-welded clad metal is sold as flat plates, formed heads and transition joints and in other shapes. Explosion-weld cladding is suitable for producing plate that has a cladding metal thickness of 0.04 inch to two inches and a base thickness of 0.25 inch to forty inches. Depending on metal type, explosion-welded clad metals are often the most cost-effective means of producing clad metals with thicknesses of between one and five inches.

Competitive Strengths

We are a leader in the explosion-welded clad metal industry and have significant strengths, including our manufacturing and technological leadership, our reputation for quality and reliability and our worldwide presence.

Manufacturing and Technological Leadership.    With 40 years of explosion-weld manufacturing experience, we believe that our state-of-the-art manufacturing facilities and our expertise in metallurgy and in the use of explosives provide us with a significant advantage in the global marketplace. Explosion welding is a highly specialized, detail-oriented process that demands significant care and precision at each step. This is not only because the explosion process itself is inherently dangerous, but also because a small production defect can result in the need to discard an entire plate of expensive metal. Our technological expertise is a significant advantage to us in reducing costs attributable to production defects in the manufacturing process. All of our explosion-clad manufacturing facilities (or "shooting facilities") are ISO 9001-certified. Our manufacturing strengths, combined with our access to multiple shooting facilities, allow us to manufacture and deliver products with the flexibility to meet our customers' timetables. We typically customize our products to the customer's specifications. Because we are providing a customized, high-value added product, we benefit from pricing flexibility, and in the past have generally been able to pass raw material commodity price increases through to the customer and successfully manage our inventory risk.

Reputation for Quality.    Clad metals are used where bond integrity and metal characteristics, such as strength, toughness and corrosion-resistance, are critical to equipment safety and performance. We believe that our reputation for quality, evidenced by our extremely low defect rate, is a major reason customers choose our products over those of competing manufacturers of rollbond, weld overlay or explosion-welded products. As a result of our reputation, end-users, process owners and engineers often specify Detaclad® by name to their fabricators.

Worldwide Presence.    We believe we are the largest explosion-welded clad metal manufacturer in North America, and our two plants in Europe provide us with a leadership position in the European market. We have sales offices in the United States, France, Sweden and India. In addition to our direct sales offices, we also work with sales agents located elsewhere in Asia (China, Indonesia, Japan and Korea), in Europe (Finland, Germany, Italy, Norway and the United Kingdom), and in Australia, Canada, Saudi Arabia and South Africa. We believe that our global network of sales offices and cooperating agents allows us to satisfy the needs of customers throughout the world.

Growth Strategy

We intend to grow by executing the following key elements of our strategy:

Maintain Manufacturing and Technological Leadership.    We intend to maintain our manufacturing and technological leadership through a strong focus on process improvement programs, supplemented by targeted spending on research and development activities. We believe this will allow us to continue offering high-quality, competitively priced products to our customers while meeting their delivery timetables more capably than many competing products.

Expand Capacity.    We will continue to invest in new manufacturing equipment at each of our facilities to further enhance our manufacturing leadership. In 2006, we intend to expand our facilities at Mount Braddock, Pennsylvania, and have budgeted $8 million in associated capital expenditures, which we intend to fund with operating cashflow. In addition, we are seeking additional sites to expand our operations. We believe this expansion will enable us to capture increasing end-market demand and therefore continue our market leadership.

Expand Global Presence.    We maintain working relationships with many end-users, engineering contractors, metal fabricators and independent sales representatives in our markets globally, and we intend to continue expanding our sales and marketing presence in the major international markets for explosion-weld cladding. Over the next several years, we intend to pursue geographic penetration in emerging economies, such as Brazil, Russia, India and China, and may execute this strategy through a combination of organic growth, acquisitions and joint ventures.

AMK Welding

Competitive Strengths.    AMK Welding has a close relationship with its key customers, including the GE Energy division of the General Electric Company, and is able to work in coordination with those customers to develop welding procedures and related tooling for complex parts production. These relationships also allow AMK Welding to be extremely responsive to its customers' needs, and provide timely service delivery.

Strategy.    AMK Welding intends to capitalize on expansion in the power generation and aircraft engine markets while maintaining its relationships with its key customers.

Corporate Background

Explosive Fabricators Inc. was founded in 1965 and incorporated in 1971 as a Colorado corporation, became a public company in 1977 and was renamed Dynamic Materials Corporation in 1994. We reincorporated in 1997 as a Delaware corporation. SNPE, the selling stockholder, acquired a majority ownership stake in our common stock in 2000.

Our headquarters are located at 5405 Spine Road, Boulder, Colorado 80301. Our telephone number at that location is (303) 665-5700. Our internet address is www.dynamicmaterials.com. Information on our website does not constitute part of this prospectus supplement.

Risks Relating to Our Business

While we believe that focusing on the key areas set forth above will enable us to reach our goals, there are a number of risks that may limit our ability to achieve our goals, including, among others:

  •
  Our ability to obtain new contracts at attractive prices;

  •
  The size and timing of customer orders and shipment;

  •
  Fluctuations in customer demand;

  •
  Changes to customer orders;

  •
  Competitive factors;

  •
  The timely completion of contracts;

  •
  The timing and size of expenditures;

  •
  The timely receipt of government approvals and permits;

  •
  The adequacy of local labor supplies at our facilities;

  •
  Current or future limits on manufacturing capacity at our various operations;

  •
  The availability and cost of funds; and

  •
  General economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve.

The offering

Common stock offered by the selling stockholder	5,153,897 shares
Over-allotment option granted by the selling stockholder	773,085 shares
Common stock outstanding as of April 25, 2006	11,788,670 shares
Use of proceeds	We will not receive any proceeds from this offering.
Nasdaq symbol	"BOOM"

The number of shares outstanding as of April 25, 2006 excludes 578,676 shares reserved for issuance pursuant to the exercise of options under our stock option plan. Under the plan, options for 276,672 shares are currently exercisable at a weighted average exercise price of $1.90 per share as of April 25, 2006.

Unless otherwise stated, all share numbers in this prospectus supplement have been adjusted to give effect to the 2:1 stock split effected on October 13, 2005.

Summary consolidated financial data

The following table sets forth summary consolidated financial data. The summary consolidated financial data as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 is derived from our audited consolidated financial statements, which are included elsewhere in this prospectus supplement. The summary consolidated financial data as of December 31, 2003 is derived from our audited consolidated financial statements not included in this prospectus supplement. The summary consolidated financial data as of March 31, 2006 and for the three-month periods ended March 31, 2006 and 2005 is derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. The data should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus supplement.

				(Unaudited) Three months ended March 31,
	Year ended December 31,
(Dollars in Thousands, Except Per Share Data)
	2003	2004	2005	2005	2006

Statement of operations
Net sales	$35,779	$54,165	$79,291	$17,510	$25,175
Cost of products sold	26,802	40,559	55,856	12,860	15,894

Gross profit	8,977	13,606	23,435	4,650	9,281
Cost and expenses	5,661	6,718	7,667	1,935	2,851

Income from operations	3,316	6,888	15,768	2,715	6,430
Other (income) expense, net	527	524	163	77	(88)

Income before income taxes	2,789	6,364	15,605	2,638	6,518
Income tax provision	1,504	1,961	5,233	990	2,379
Income from continuing operations	1,285	4,403	10,372	1,648	4,139
Discontinued operations, net of tax	(1,993)	(1,570)	—	—	1,357

Net income (loss)	$(708)	$2,833	$10,372	$1,648	$5,496

Income from continuing operations per share:
Basic	$0.13	$0.43	$0.92	$0.15	$0.35
Diluted	$0.13	$0.41	$0.86	$0.14	$0.34
Net income (loss) per share:
Basic	$(0.07)	$0.28	$0.92	$0.15	$0.47
Diluted	$(0.06)	$0.27	$0.86	$0.14	$0.45

Weighted average number of shares outstanding:
Basic	10,134,648	10,269,080	11,290,053	10,694,260	11,768,098
Diluted	10,621,612	10,968,090	12,086,884	11,861,100	12,217,547
Dividends declared per common share	—	—	$0.10	—	$0.15

	At December 31,			(Unaudited) At March 31,
(Dollars in Thousands, Except Per Share Data)
	2003	2004	2005	2006

Financial position
Current assets	$14,911	$26,246	$36,552	$45,066
Total assets	35,262	43,753	55,311	61,395
Current liabilities	10,114	16,962	14,838	18,165
Non-current liabilities	9,564	6,721	5,518	3,941
Stockholders' equity	15,584	20,070	34,955	39,289

Risk factors

You should carefully consider the following risk factors before you decide to buy our common stock. You should also consider the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. The risks described below are not the only ones we face. Additional risks described under "Cautionary statement regarding forward-looking information" and other risks that are not currently known to us or that we currently do not consider to be material may also impair our business, financial condition and results of operations.

Risk Factors Related to Our Industry

Despite substantial growth in recent years in our existing markets, growth in such markets is not likely to continue at the same rate indefinitely.

From 2003 to 2004 and from 2004 to 2005, sales by our Explosive Metalworking segment increased by 55% and 47%, respectively. Explosive Metalworking sales increased 42.5% from the three months ended March 31, 2005 to the three months ended March 31, 2006. However, the explosion-weld cladding market is dependent upon sales of products for use by customers in a limited number of heavy industries, including upstream oil and gas, oil refinery, petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation and industrial refrigeration. These industries tend to be cyclical in nature, and there can be no assurance that the construction and other needs of these industries for our products will continue to grow at current rates. An economic slowdown in one or all of these industries, whether due to cyclicality or other factors, could adversely impact capital expenditures within the industry. If demand from such industries were to decline or even grow less quickly, our sales would be expected to be affected proportionately, which may have a material adverse effect on our business, financial condition and results of operations.

There is a limited availability of sites suitable for cladding operations.

Our cladding process involves the detonation of large amounts of explosives. As a result, the sites where we perform cladding must meet certain criteria, including lack of proximity to a densely populated area, the specific geological characteristics of the site, and the ability to comply with local noise and vibration abatement regulations. In addition, as a result of accidents, regulatory actions or other events not within our control, capacity at existing sites may be reduced or eliminated. The process of identifying suitable sites and obtaining permits for using the sites from local government agencies can be time-consuming and may not be successful. In addition, we could experience difficulty in obtaining or renewing permits because of resistance from residents in the vicinity of proposed sites. The failure to obtain required governmental approvals or permits could limit our ability to expand our cladding business in the future, and the failure to maintain such permits would have a material adverse effect on our business, financial condition and results of operations.

Certain raw materials used by us are subject to supply shortages.

Although we generally use standard metals and other materials in manufacturing our products, certain materials such as specific grades of carbon steel, titanium, zirconium and nickel can be subject to supply shortages due to general economic conditions or problems with individual suppliers. While we seek to maintain sufficient alternative supply sources for these materials, there can be no assurance that we will always be able to obtain sufficient supplies or obtain supplies at acceptable prices without production delays, additional costs or a loss of product quality. If we were to fail to obtain sufficient supplies on a timely basis or at acceptable prices, such loss or failure could have a material adverse effect on our business, financial condition and results of operations.

Certain raw materials used by us are subject to price increases.

The markets for certain metals and other raw materials used in our business are highly variable and are characterized by periods of increasing prices. We generally do not hedge commodity prices or enter into forward supply contracts and, instead, we endeavor to pass along price variations to our customers. We may see a general downturn in business if the price of raw materials increases enough for our customers to delay planned projects or use alternative materials to complete their projects.

We are subject to extensive government regulation and failure to comply could subject us to future liabilities and could adversely affect our ability to conduct or to expand our business.

We are subject to extensive government regulation in the United States, France and Sweden, including guidelines and regulations for the safe manufacture, handling, transport and storage of explosives specified by the U.S. Bureau of Alcohol, Tobacco and Firearms, the Federal Motor Carrier Safety Regulations set forth by the U.S. Department of Transportation and the Safety Library Publications of the Institute of Makers of Explosives, and similar guidelines of their European counterparts. In Sweden, the purchase, transport, storage and use of explosives is governed by a permit issued by the Police Authority of the County of Varmland. In France, we purchase explosives from Nobel Explosifs France, an affiliate of SNPE, and we must comply with licensing and regulations for the purchase, transport, storage, handling and use of explosives. In addition, while our facilities in France and Sweden where we weld together metal plates through an explosion are located outdoors, the facility in Pennsylvania is located in a mine, which subjects us to certain regulations and oversight of governmental agencies that oversee mines.

We are also subject to extensive environmental and occupational safety regulation, as described below under "—Liabilities under environmental and safety laws could result in restrictions or prohibitions on our facilities and substantial civil or criminal liabilities, as well as the assessment of strict liability and/or joint and several liability" and "—The use of explosives subjects us to additional regulation, and any accidents or injuries could subject us to significant liabilities."

The export of certain products from the United States is restricted by U.S. export regulations. These regulations generally prevent the export of products that could be used by certain end-users, such as those in the nuclear or biochemical industries. In addition, the use and handling of explosives may be subject to increased regulation due to heightened concerns about security and terrorism. Such regulations could restrict our ability to access and use explosives and increase costs associated with the use of such explosives, which could have a material adverse effect on our business, financial condition and results of operations.

Any failure to comply with current and future regulations in the United States and Europe could subject us to future liabilities. In addition, such regulations could restrict our ability to expand our facilities, construct new facilities, compete in certain markets or could require us to incur other significant expenses in order to maintain compliance. Accordingly, our business, results of operations or financial condition could be adversely affected by our non-compliance with applicable regulations, by any significant limitations on our business as a result of our inability to comply with applicable regulations, or by any requirement that we spend substantial amounts of capital to comply with such regulations.

Liabilities under environmental and safety laws could result in restrictions or prohibitions on our facilities and substantial civil or criminal liabilities, as well as the assessment of strict liability and/or joint and several liability.

We are subject to extensive environmental and safety regulation in the United States and Europe. Any failure to comply with current and future environmental and safety regulations could subject us to significant liabilities. In particular, any failure to control the discharge of hazardous materials and wastes could subject us to significant liabilities, which could adversely affect our business, financial condition and results of operations.

We and all our activities in the United States are subject to federal, state and local environmental and safety laws and regulations, including, but not limited to, noise abatement, air emissions regulations, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, regulations issued and laws enforced by the labor and employment departments of the United States and the states in which we conduct business, the U.S. Department of Commerce, the U.S. Environmental Protection Agency and by state and county health and safety agencies. In France, we and all our activities are subject to state environmental and safety regulations established by various departments of the French government, including the Ministry of Labor, the Ministry of Ecology and the Ministry of Industry, and to local environmental and safety regulations and administrative procedures. In Sweden, we and all our activities are subject to various safety and environmental regulations, including those established by the Work Environment Authority of Sweden in its Work Environment Act. In addition, our shooting operations in France and Sweden may be particularly vulnerable to noise abatement regulations because these operations are primarily conducted outdoors.

Changes in, or compliance with, environmental and safety regulations could inhibit or interrupt our operations or require modifications to our facilities. Any actual or alleged violations of environmental and safety laws could result in restrictions or prohibitions on our facilities and substantial civil or criminal sanctions, as well as the assessment of strict liability and/or joint and several liability under applicable law. Under certain environmental laws, we could be held responsible for all of the costs relating to any contamination at our or any of our predecessors' past or present facilities and at third party waste disposal sites. We could also be held liable for any and all consequences arising out of human exposure to hazardous substances or other environmental damage. Accordingly, environmental, health or safety matters may result in significant unanticipated costs or liabilities.

The use of explosives subjects us to additional regulation, and any accidents or injuries could subject us to significant liabilities.

Our operations involve the detonation of large amounts of explosives. As a result, we are required to use specific safety precautions under U.S. Occupational Safety and Health Administration guidelines and guidelines of similar entities in France and Sweden. These include precautions which must be taken to protect employees from exposure to sound and ground vibration or falling debris associated with the detonation of explosives. There is a risk that an accident or death could occur in one of our facilities. Any accident could result in significant manufacturing delays, disruption of operations or claims for damages resulting from death or injuries, which could result in decreased sales and increased expenses. To date, we have not incurred any significant delays, disruptions or claims resulting from accidents at our facilities. The potential liability resulting from any accident or death, to the extent not covered by insurance, may require us to use other funds to satisfy our obligations and could cause our business to suffer. See "—Our use of explosives is an inherently dangerous activity that could lead to temporary or permanent closure of our shooting sites" below.

Our use of explosives is an inherently dangerous activity that could lead to temporary or permanent closure of our shooting sites.

We use a large amount of explosives in connection with the creation of clad metals and the shock synthesis of diamonds. The use of explosives is an inherently dangerous activity. Explosions, even if occurring as intended, can lead to damage to the shooting facility or to equipment used at the facility or injury to persons at the facility. If a person were injured or killed in connection with such explosives, or if equipment at the mine or either of the outdoor locations were damaged or destroyed, we might be required to suspend our operations for a period of time while an investigation is undertaken or repairs are made. Such a delay might impact our ability to meet the demand for our products. In addition, if the mine were seriously damaged, we might not be able to locate a suitable replacement site to continue our operations.

The manufacture of industrial grade diamonds utilizing explosive shock synthesis requires the use of a large quantity of explosives. Although this activity only represents approximately 1% of revenues, we are required to provide this service pursuant to a contractual relationship with the landlord of our shooting site in Dunbar, Pennsylvania. While the production of diamonds increases the risk of damage to the mine, we are required to continue this activity, despite its low contribution to revenues.

Risk Factors Related to Dynamic Materials Corporation

Our operating results fluctuate from quarter to quarter.

We have experienced, and expect to continue to experience, fluctuations in annual and quarterly operating results caused by various factors, including the timing and size of orders by major customers, customer inventory levels, shifts in product mix, acquisitions and divestitures, and general economic conditions. The upstream oil and gas, oil refinery, petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and other diversified industries to which we sell our products are, to varying degrees, cyclical and tend to decline in response to overall declines in industrial production. As a result, our business is also cyclical, and the demand for our products by these customers depends, in part, on overall levels of industrial production. Any future material weakness in demand in any of these industries could materially reduce our revenues and profitability. In addition, the threat of terrorism and other geopolitical uncertainty could have a negative impact on the global economy, the industries we serve and our operating results.

We typically do not obtain long-term volume purchase contracts from our customers. Quarterly sales and operating results, therefore, depend on the volume and timing of backlogs as well as bookings received during the quarter. Significant portions of our operating expenses are fixed, and planned expenditures are based primarily on sales forecasts and product development programs. If sales do not meet our expectations in any given period, the adverse impact on operating results may be magnified by our inability to adjust operating expenses sufficiently or quickly enough to compensate for such a shortfall. Results of operations in any period should not be considered indicative of the results to be expected for any future period. Fluctuations in operating results may also result in fluctuations in the price of our common stock. See "Management's discussion and analysis of financial condition and results of operations."

Customers have the right to change orders until products are completed.

Customers have the right to change orders after they have been placed. If orders are changed, the extra expenses associated with the change will be passed on to the customer. However, because a change in an order may delay completion of the project, recognition of income for the project may also be delayed.

Our backlog figures may not accurately predict future sales.

We define "backlog" at any given point in time to consist of all firm, unfulfilled purchase orders and commitments at that time. Generally speaking, we expect to fill most items of backlog within the following 12 months. However, since orders may be rescheduled or canceled, and a significant portion of our net sales is derived from a small number of customers, backlog is not necessarily indicative of future sales levels. Moreover, we cannot be sure of when during the future 12-month period we will be able to recognize revenue corresponding to our backlog; nor can we be sure that revenues corresponding to our backlog will not fall into periods beyond the 12-month horizon.

There is no assurance that we will continue to compete successfully against other clad and welding companies.

Our explosion-welded clad products compete with explosion-welded clad products made by other manufacturers in the clad metal business located throughout the world and with clad products manufactured using other technologies. Our combined North American and European operations typically supply explosion-welded clad to the worldwide market. There is one other well-known explosion-welded clad supplier worldwide, a division of Asahi-Kasei Corporation of Japan. There are also a number of smaller companies worldwide with explosion-welded clad manufacturing capability, including several companies in China. There are currently no other significant North American based explosion-welded clad suppliers. Although we focus strongly on reliability, product quality, on-time delivery performance, and low cost manufacturing to minimize the potential of future competitive threats, there is no guarantee that we will be able to maintain our competitive position.

Explosion-welded clad products also compete with products manufactured by rollbond and weld overlay cladding processes. In rollbond technology, the clad and base metal are bonded together during a hot rolling process in which slab is converted to plate. In weld overlay, which is typically performed by our fabricator customers, the cladding layer is deposited on the base metal through a fusion welding process. The technical and commercial niches of each cladding process are well understood within the industry and vary from one world market location to another. Our products compete with weld overlay clad products manufactured by a significant number of our fabricator customers.

AMK Welding competes principally with other domestic companies that provide welding services to the aircraft engine and power generation industries. Some of these competitors have established positions in the market and long standing relationships with customers. To remain competitive, we must continue to develop and provide technologically advanced welding, heat-treat and inspection services, maintain quality levels, offer flexible delivery schedules, and compete favorably on the basis of price. We compete with other welding companies on the basis of quality, performance and cost. There can be no assurance that we will continue to compete successfully with these companies.

AMK Welding is dependent on a relatively small number of customers for a significant portion of its net sales.

AMK Welding, which contributes approximately 5% to our total net sales, primarily relies on one customer for a large amount of its sales. This customer and AMK Welding have entered into a long-term supply agreement for certain of the services provided to this customer. Any termination of, or significant reduction in, AMK Welding's business relationship with this customer could have a material adverse effect on AMK Welding's business, financial condition and results of operations.

Failure to attract and retain key personnel could adversely affect our current operations.

Our continued success depends to a large extent upon the efforts and abilities of key managerial and technical employees. The loss of services of certain of these key personnel could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will be able to attract and retain such individuals on acceptable terms, if at all, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Work stoppages and other labor relations matters may make it substantially more difficult or expensive for us to produce our products, which could result in decreased sales or increased costs, either of which would negatively impact our financial condition and results of operations.

We are subject to the risk of work stoppages and other labor relations matters, particularly in France and Sweden, where some of our employees are unionized. The employees at our U.S. facility, where the majority of our products are manufactured, are not unionized. While we believe our relations with employees are satisfactory, any prolonged work stoppage or strike at any one of our principal facilities could have a negative impact on our business, financial condition or results of operations. We most recently experienced a one-week work stoppage in 2005 at our facility in France. This strike did not materially impact operations, but we cannot assure you that a work stoppage at one or more of our facilities will not materially impair our ability to operate our business in the future.

Our financial condition could be adversely affected by any acquisition we pursue, and the unsuccessful integration of a business we acquire could have a material adverse effect on operating results.

We continue to consider possible acquisitions as part of our growth strategy. Any potential acquisition may require additional debt or equity financing, resulting in additional leverage and dilution to existing stockholders. We cannot assure you that any future acquisition will be consummated, or that if consummated that we will be able to integrate such acquisition successfully without a material adverse effect on our business, financial condition and results of operations.

We will no longer be controlled by Groupe SNPE after this offering.

Groupe SNPE acquired a majority of our outstanding common stock in 2000, and at present 4 of our 7 directors are employed in other capacities by Groupe SNPE. While these individuals are not obligated to resign from our board, SNPE has indicated to us that it intends to relinquish these board seats upon completion of the sale of the shares offered hereby, including all shares covered by the underwriters' over-allotment option. If the underwriters do not exercise their over-allotment option in full, SNPE has indicated that it may retain one board seat. We cannot predict when the completion of such sales may occur, and SNPE is not contractually obligated to sell them if the underwriters do not exercise their over-allotment option in full. Nevertheless, our board composition is likely to change substantially, and we cannot predict how or whether a future board of directors will decide to introduce changes to our business and strategy. In particular, we cannot predict the dividend policy that a future board may elect to pursue.

We have in the past borrowed money from Groupe SNPE, and have otherwise benefited from the credit of Groupe SNPE in financing our operating activities. In this connection, some of our loan agreements contain, or in the past have contained, change-of-control clauses that would permit lenders to demand repayment of outstanding amounts upon the sale of our common stock by SNPE. Although we do not expect that any such repayment would have a material adverse effect on our current financial condition, this credit will not be available to us in the future.

Risk Factors Related to This Offering

The market price of our common stock could be negatively affected by sales of substantial amounts of our common stock.

Sales by us or our stockholders of a substantial number of shares of our common stock, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.

As of April 25, 2006, there were 11,788,670 shares of our common stock outstanding. All of the shares sold under this prospectus supplement will be freely transferable, except for any shares sold to our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). In addition, our certificate of incorporation permits us to issue up to 15,000,000 shares of common stock. As of April 25, 2006, an aggregate of 3,211,330 shares of our common stock were authorized but unissued, including shares issuable upon the exercise of outstanding options. We have the ability to issue substantial amounts of our common stock in the future, which would dilute the percentage ownership held by investors who purchase shares of our common stock in this offering.

The price of our common stock may fluctuate substantially, which could negatively affect us and the holders of our common stock.

The price of our common stock has been volatile. Since January 1, 2004, the high and low bid quotations of our common stock has ranged from a low of $1.29 to a high of $43.20. The trading price of our common stock may continue to be volatile in response to a number of factors, many of which are beyond our control, including, among others, negative news about other publicly traded companies in our industry and the industries of our customers, general economic or stock market conditions unrelated to our operating performance, quarterly variations in our operating results, changes in earnings estimates by analysts, and announcements of new clients or service offerings by our competitors. In addition, our financial results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our common stock could decrease, perhaps significantly.

In addition, the U.S. securities markets have from time to time experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may negatively affect the price of our common stock, regardless of our operating performance. You may not be able to sell your shares at or above the public offering price, or at all. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, such litigation could result in substantial costs and divert our management's attention and resources, which could negatively affect our financial results. In addition, if we decide to settle any class action litigation against us, our decision to settle may not necessarily be related to the merits of the claim.

Use of proceeds

We will not receive any of the proceeds from the sale of the shares in this offering. All of the net proceeds from this offering will be received by the selling stockholder.

Price range of common stock and dividend policy

Our common stock is currently listed on The Nasdaq Capital Market under the symbol "BOOM." Our common stock has been approved for listing on The Nasdaq National Market under the symbol "BOOM" and will begin being quoted on The Nasdaq National Market on the date of this prospectus supplement.

The following table sets forth quarterly high and low bid quotations for the common stock during our last two fiscal years, as reported by The Nasdaq Capital Market, adjusted to give effect to the 2:1 stock split effective October 13, 2005. The quotations reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

	High	Low	Dividend

2004
First Quarter	$1.77	$1.40	—
Second Quarter	$2.00	$1.36	—
Third Quarter	$1.89	$1.29	—
Fourth Quarter	$8.78	$1.35	—
2005
First Quarter	$19.48	$4.31	—
Second Quarter	$22.59	$10.99	$0.10
Third Quarter	$26.25	$17.20	—
Fourth Quarter	$32.56	$18.25	—
2006
First Quarter	$38.44	$27.01	$0.15
April 1 to April 26, 2006	$43.20	$35.64	—

As of April 25, 2006, we had 11,788,670 outstanding shares of common stock and had, as of April 25, 2006, approximately 345 stockholders of record.

We did not declare dividends in 2004. We declared and paid a $0.10 per share dividend in 2005. On February 23, 2006, we declared a dividend of $0.15 per share of common stock, which we paid on March 22, 2006 to stockholders of record on March 10, 2006.

We may pay annual dividends subject to capital availability and periodic determinations that cash dividends are in the best interests of our stockholders, but we cannot assure you that such payments will continue. Future dividends may be affected by, among other items, our views on potential future capital requirements, future business prospects, changes in federal income tax law and any other factors that our board of directors deems relevant. Any determination to pay cash dividends is and will continue to be at the discretion of the board of directors. Following the completion of this offering, the composition of our board of directors is likely to change substantially, and we cannot predict the dividend policy that a future board may elect to pursue. See "Risk factors—We will no longer be controlled by Groupe SNPE after this offering."

Capitalization

The following table sets forth, as of March 31, 2006, our cash and cash equivalents and capitalization. The table should be read in conjunction with our historical consolidated financial statements and the notes thereto, and the other financial information appearing elsewhere in this prospectus supplement and incorporated by reference herein. See "Index to consolidated financial statements."

(Dollars in Thousands)	(Unaudited) At March 31, 2006

Cash and cash equivalents	$13,114

Current maturities of long-term debt	$540

Long-term debt	$2,185

Stockholders' equity
Common stock, $.05 par value; 15,000,000 shares authorized; 11,782,420 shares issued and outstanding(1)	$589
Additional paid-in capital	20,241
Retained earnings	17,834
Other cumulative comprehensive income	625

Total stockholders' equity	$39,289

Total capitalization	$41,474

(1)
At April 25, 2006 there were 11,788,670 shares of common stock outstanding, and an additional 578,676 shares reserved for issuance under our stock option plan. Under such plan, options for 276,672 shares were exercisable at April 25, 2006 at a weighted average exercise price per share of $1.90.

Selected consolidated financial data

The following table sets forth selected consolidated financial data. The selected consolidated financial data as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 is derived from our audited consolidated financial statements, which are included elsewhere in this prospectus supplement. The selected consolidated financial data as of December 31, 2003, 2002 and 2001 and for the years ended December 31, 2002 and 2001 is derived from our audited consolidated financial statements not included in this prospectus supplement. The selected consolidated financial data as of March 31, 2006 and for the three-month periods ended March 31, 2006 and 2005 is derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. The data should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus supplement.

						(Unaudited) Three months ended March 31,
	Year ended December 31,
(Dollars in Thousands, Except Per Share Data)
	2001	2002	2003	2004	2005	2005	2006

Statement of operations
Net sales	$32,073	$38,880	$35,779	$54,165	$79,291	$17,510	$25,175
Cost of products sold	22,474	26,673	26,802	40,559	55,856	12,860	15,894

Gross profit	9,599	12,207	8,977	13,606	23,435	4,650	9,281
Cost and expenses	4,736	5,011	5,661	6,718	7,667	1,935	2,851

Income from operations	4,863	7,196	3,316	6,888	15,768	2,715	6,430
Other (income) expense, net	849	742	527	524	163	77	(88)

Income before income taxes	4,014	6,454	2,789	6,364	15,605	2,638	6,518
Income tax provision	723	2,528	1,504	1,961	5,233	990	2,379
Income from continuing operations	3,291	3,926	1,285	4,403	10,372	1,648	4,139
Discontinued operations, net of tax	(503)	(1,437)	(1,993)	(1,570)	—	—	1,357
Cumulative effect of change in accounting principle, net of tax benefit of $1,482	—	(2,318)	—	—	—	—	—

Net income (loss)	$2,788	$171	$(708)	$2,833	$10,372	$1,648	$5,496

Income from continuing operations per share:
Basic	$0.33	$0.39	$0.13	$0.43	$0.92	$0.15	$0.35
Diluted	$0.32	$0.38	$0.13	$0.41	$0.86	$0.14	$0.34
Net income (loss) per share:
Basic	$0.28	$0.02	$(0.07)	$0.28	$0.92	$0.15	$0.47
Diluted	$0.27	$0.02	$(0.06)	$0.27	$0.86	$0.14	$0.45
Weighted average number of shares outstanding:
Basic	10,006,798	10,084,764	10,134,648	10,269,080	11,290,053	10,694,260	11,768,098
Diluted	10,502,446	10,574,102	10,621,612	10,968,090	12,086,884	11,861,100	12,217,547
Dividends declared per common share	—	—	—	—	$0.10	—	$0.15

	At December 31,					(Unaudited) At March 31,
(Dollars in Thousands, Except Per Share Data)
	2001	2002	2003	2004	2005	2006

Financial position
Current assets	$14,558	$15,237	$14,911	$26,246	$36,552	$45,066
Total assets	36,913	33,698	35,262	43,753	55,311	61,395
Current liabilities	8,061	8,382	10,114	16,962	14,838	18,165
Non-current liabilities	14,207	9,753	9,564	6,721	5,518	3,941
Stockholders' equity	14,646	15,563	15,584	20,070	34,955	39,289

Management's discussion and analysis of financial condition and results of operations

The following discussion should be read in conjunction with our historical consolidated financial statements and notes included elsewhere in this prospectus supplement.

Unless stated otherwise, all dollar figures in this discussion are presented in thousands (000's).

Executive overview

Our business is organized into two segments: Explosive Metalworking and AMK Welding. In 2005, Explosive Metalworking accounted for more than 95% of our net sales and net income from continuing operations. In 2004 and 2003, Explosive Metalworking accounted for more than 94% and 92%, respectively, of our net sales, and more than 95% and 86%, respectively, of income from operations of continuing operations. For the three months ended March 31, 2006, Explosive Metalworking accounted for more than 96% of our net sales and net income.

Our 2005 net sales increased 46.4% compared to 2004, reflecting Explosive Metalworking year-to-year net sales increases in our U.S.-based and European operations of 41.2% and 60.2%, respectively. Our operating income from continuing operations increased 128.9%, to $15,768 in 2005 from $6,888 in 2004, reflecting an $8,551 improvement in Explosive Metalworking's operating income and a $329 improvement in AMK Welding's operating income. Income from continuing operations before discontinued operations increased 135.6%, to $10,372 in 2005 from $4,403 in 2004. Our net income increased more than three-fold, to $10,372 in 2005 from $2,833 in 2004. Our 2004 net income included a loss from discontinued operations of $1,570 relating to the divestiture of the Spin Forge division that we completed in September 2004.

Our first quarter 2006 net sales increased 43.8% compared to the first quarter of 2005, reflecting Explosive Metalworking quarter-to-quarter net sales increases in our U.S.-based and European operations of 50.3% and 27.6%, respectively. Our operating income from continuing operations increased 136.8%, to $6,430 in the first quarter of 2006 from $2,715 in the first quarter of 2005, reflecting a $3,828 improvement in Explosive Metalworking's operating income and a $223 improvement in AMK Welding's operating income. Income from continuing operations before discontinued operations increased 151.2%, to $4,139 in the first quarter of 2006 from $1,648 in the first quarter of 2005. Our net income increased to $5,496 in the first quarter of 2006 from $1,648 in the first quarter of 2005. First quarter 2006 net income included $1,357 of income from discontinued operations, net of tax, relating to the sale of the Spin Forge real estate option as further discussed below.

  Net sales

Explosive Metalworking's net sales are generated principally from sales of clad metal plates and sales of transition joints, which are made from clad plates, to fabricator customers that fabricate industrial equipment for various industries, including upstream oil and gas, oil refinery, petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries. Demand for our clad metal products in the United States is driven by plant maintenance and retrofit projects at existing chemical processing, petrochemical processing and oil refining facilities, as well as new plants and large plant expansion projects. In contrast to the U.S. market, demand for our clad products in

Europe and Asia is more dependent on new construction projects, such as the building of new purified terephthalic acid (PTA) plants in different parts of the world, including China, and on sales of electrical transition joints that are used in the aluminum production industry.

AMK Welding's net sales are generated from welding, heat treatment and inspection services that are provided with respect to customer-supplied parts for customers primarily involved in the power generation industry and aircraft engine markets.

A significant portion of our net sales is derived from a relatively small number of customers. Therefore, the failure to complete existing contracts on a timely basis, and to receive payment for such services in a timely manner, or to enter into future contracts at projected volumes and profitability levels could adversely affect our ability to meet cash requirements exclusively through operating activities. We attempt to minimize the risk of losing customers or specific contracts by continually improving product quality and delivering product on time.

DMC Clad's business is cyclical since it is linked to its customers' end-market activity. The construction cycle for new manufacturing capacity in the chemical industry has historically been quite pronounced. It is driven both by world economic demand growth and capacity utilization. As capacity starts to become tight for various chemicals and prices begin to rise, new manufacturing capacity is added in relatively large incremental amounts. Excess capacity drives prices down and capacity utilization drops.

  Gross profit and cost of products sold

Cost of products sold for Explosive Metalworking include the cost of metals and alloys used to manufacture clad metal plates, the cost of explosives, employee compensation and benefits, freight, outside processing costs, depreciation of manufacturing facilities and equipment, manufacturing supplies and other manufacturing overhead expenses.

AMK Welding's cost of products sold consists principally of employee compensation and benefits, welding supplies (wire and gas), depreciation of manufacturing facilities and equipment, outside services and other manufacturing overhead expenses.

  Discontinued operations

In October 2003, we completed the sale of our Precision Machined Products division, or PMP, and in September 2004, we completed the sale of our Spin Forge division. The loss from the discontinued operations of PMP and Spin Forge decreased from $1,993 in 2003 to $1,570 in 2004, with the 2004 loss including a net of tax loss of $787 from the Spin Forge sale and the 2003 loss including a net of tax loss of $710 from the sale of PMP. Discontinued operations included net of tax operating losses of $783 in 2004 and $1,283 in 2003, with the entire 2004 amount relating to Spin Forge and the 2003 amount including net of tax operating losses from both Spin Forge and PMP in the amounts of $696 and $587, respectively. On January 10, 2006, we sold our option rights to purchase the Spin Forge real estate to the property owner for $2,300. We recorded a pre-tax gain of approximately $2,197 on this transaction, which was reported as discontinued operations, net of related taxes, in the first quarter of 2006.

  Income taxes

Our effective income tax rate increased to 33.5% in 2005 from 30.8% in 2004. Our effective income tax rate decreased to 36.5% in the first quarter of 2006 from 37.5% in the first quarter of 2005. Income tax provisions on the 2005 and 2004 earnings of Nobelclad and Nitro Metall AB ("Nitro Metall") have been provided based upon the respective French and Swedish statutory tax rates. We expect that our future effective tax rates will be higher than those experienced in 2005 and 2004 as a result of the recognition of U.S. tax benefits relating to research and development tax credits, extraterritorial income exclusions and foreign tax credits in 2005 and 2004. Going forward, based upon existing tax regulations and current Federal, state and foreign statutory tax rates, we expect our effective tax rate on our consolidated pre-tax income to range between 36% and 38%.

  Backlog

We use backlog as a primary means to measure the immediate outlook for our business. We define "backlog" at any given point in time to consist of all firm, unfulfilled purchase orders and commitments at that time. Generally speaking, we expect to fill most items of backlog within the following 12 months. From experience, most firm purchase orders and commitments are realized. However, since orders may be rescheduled or canceled, and a significant portion of our net sales is derived from a small number of customers, backlog is not necessarily indicative of future sales levels. Moreover, we cannot be sure of when during the future 12-month period we will be able to recognize revenue corresponding to our backlog; nor can we be sure that revenues corresponding to our backlog will not fall into periods beyond the 12-month horizon.

Our backlog with respect to the Explosion Metalworking segment was approximately $41,966 at December 31, 2005.

Results of Operations

The following is a discussion and analysis of the Company's consolidated results of operations for the first quarter of 2006 compared to the first quarter 2005; for the year ended December 31, 2005 compared to the year ended December 31, 2004; and for the year ended December 31, 2004 compared to the year ended December 31, 2003.

  Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005

  Net sales

	Three Months Ended March 31,
				Percentage Change
	2006	2005	Change

Net sales	$25,175	$17,510	$7,665	43.8%

Net sales for the first quarter of 2006 increased 43.8% to $25,175 from $17,510 in the first quarter of 2005. Explosive Metalworking sales increased 42.5% to $24,176 in the first three months of 2006 (96% of total sales) from $16,967 in the same period of 2005 (97% of total sales). The Explosive Metalworking sales increase reflects a 50.3% increase in sales by our U.S.-based operations and a 27.6% U.S. dollar sales increase at Nobelclad Europe. The year-to-year increase in worldwide Explosive Metalworking sales is principally attributable to the improved economic condition of the industries that this business segment serves. Our net sales are likely to continue to fluctuate from quarter-to-quarter and, in light of the record results posted in the first quarter of 2006, we expect that our net sales for the second quarter may be somewhat lower than they were in the first quarter.

AMK Welding contributed $999 to first quarter 2006 sales (4% of total sales) versus sales of $543 in the first quarter of 2005 (3% of total sales).

  Gross profit

	Three Months Ended March 31,
				Percentage Change
	2006	2005	Change

Gross profit	$9,281	$4,650	$4,631	99.6%
Consolidated gross profit margin rate	36.9%	26.6%

Gross profit increased by 99.6% to $9,281 for the three months ended March 31, 2006 from $4,650 for the three months ended March 31, 2005. Our first quarter 2006 consolidated gross profit margin rate increased to 36.9% from 26.6% in the first quarter of 2005. The gross profit margin for Explosive Metalworking increased from 27.7% in the first three months of 2005 to 37.4% in the first three months of 2006 and the gross profit margin for AMK Welding increased to 24.9% in the first quarter of 2006 from a negative 7.9% in the first quarter of 2005. The increased gross profit margin rate for Explosive Metalworking reflects gross margin rates of 39.1% and 33.5% in the first quarter of 2006 for our U.S.-based clad operations and Nobelclad Europe, respectively, as compared to gross margin rates of 30.1% and 22.9%, respectively, in 2005. The gross margin improvements for both Explosive Metalworking and AMK Welding relate primarily to the sales increases discussed above and the resultant more favorable absorption of fixed manufacturing overhead expenses. The Explosive Metalworking gross margin increase also reflects favorable changes in product mix and higher average prices in 2006, particularly with respect to our European operations. The gross profit margin typically fluctuates from one quarter to the next for various reasons, including a change in product mix. Our gross margins are likely to continue to fluctuate from quarter-to-quarter and, in light of the record results posted in the first quarter of 2006, we expect that our gross margins for the second quarter and the remainder of the year may be somewhat lower than they were in the first quarter.

  General and administrative expenses

	Three Months Ended March 31,
				Percentage Change
	2006	2005	Change

General & administrative expenses	$1,527	$809	$718	88.8%
Percentage of net sales	6.1%	4.6%

General and administrative expenses increased by $718, or 88.8%, to $1,527 in the first quarter of 2006 from $809 in the first quarter of 2005. This increase in general and administrative expenses reflects a $733 increase in our U.S. operations, which was partially offset by a $15 decrease in our European general and administrative expenses. Increases in our U.S. operations, which currently absorb all corporate headquarters expenses, reflect stock-based compensation of $307, an aggregate increase of $152 in audit, tax consulting and investor relations expenses, a $116 increase in accrued incentive compensation expense, and the impact of annual salary adjustments. The 2006 increases in audit, tax advisory, consulting and investor relations expenses relate primarily to continued compliance with the Sarbanes-Oxley Act of 2002, tax planning initiatives and increased investor relations activities. As a percentage of net sales, general and administrative expenses increased to 6.1% in the first quarter of 2006 from 4.6% in the first quarter of 2005.

  Selling expenses

	Three Months Ended March 31,
				Percentage Change
	2006	2005	Change

Selling expenses	$1,324	$1,126	$198	17.6%
Percentage of net sales	5.3%	6.4%

Selling expenses increased by 17.6% to $1,324 in the first quarter of 2006 from $1,126 in the first quarter of 2005. The $198 increase in selling expenses reflects increases of $175 and $23 for our U.S. operations and European operations, respectively. Increased spending in our U.S. operations reflects $145 for sales commissions on a large export order, the impact of annual salary adjustments and higher travel expenses during the first quarter of 2006. As a result of the significant increase in 2006 net sales, selling expenses as a percentage of net sales decreased to 5.3% in the first quarter of 2006 from 6.4% in the first quarter of 2005.

  Income from operations of continuing operations

	Three Months Ended March 31,
				Percentage Change
	2006	2005	Change

Income from operations of continuing operations	$6,430	$2,715	$3,715	136.8%

Income from operations increased by 136.8% to $6,430 in the first three months of 2006 from $2,715 in the first three months of 2005. Explosive Metalworking reported income from operations of $6,658 in the first quarter of 2006 as compared to $2,830 in the first quarter of 2005. This 135.3% increase is largely attributable to the 42.5% sales increase discussed above.

AMK Welding reported income from operations of $108 in the first three months of 2006, compared to the loss of $115 that it reported for the first three months of 2005, which increase follows the 84.0% sales increase.

Income from operations of continuing operations for the three months ended March 31, 2006 includes $336 of stock-based compensation expense that is not allocated to our two business segments and thus not included in the above first quarter 2006 operating totals for Explosive Metalworking and AMK Welding.

  Interest income (expense), net

	Three Months Ended March 31,
				Percentage Change
	2006	2005	Change

Interest income (expense), net	$94	$(82)	$176	NM

Net interest income (expense) improved by $176, to a net of $94 in interest income for the first quarter 2006 from a net of $82 in interest expense in the first quarter of 2005. This change in net interest income (expense) reflects a significant decrease in average outstanding borrowings year-to-year and the large cash balances we are currently carrying.

  Income tax provision

	Three Months Ended March 31,
				Percentage Change
	2006	2005	Change

Income tax provision	$2,379	$990	$1,389	140.3%
Effective tax rate	36.5%	37.5%

We recorded an income tax provision of $2,379 in the first quarter of 2006 compared to $990 in the first quarter of 2005. The effective tax rate decreased to 36.5% in the first quarter of 2006 from 37.5% in the first quarter of 2005. The income tax provisions for the three months ended March 31, 2006 and 2005 include $1,844 and $779, respectively, related to U.S. taxes, with the remainder relating to foreign taxes associated with the operations of Nobelclad and its Swedish subsidiary, Nitro Metall.

  Income from discontinued operations

	Three Months Ended March 31,
				Percentage Change
	2006	2005	Change

Income from discontinued operations	$1,357	$—	$1,357	NM

We completed the divestiture of our Spin Forge division in September 2004. Under the principal divestiture agreement, we sold the assets of the Spin Forge division to a third party, excluding certain equipment and real estate which were leased or subleased to the buyer, for a sales price of approximately $1,665 to be paid in cash according to the arrangement set forth in the divestiture agreement. With respect to the Spin Forge manufacturing equipment and tooling, we recorded an after tax impairment loss of $619 based upon the difference between the carrying value of the equipment and the present value of the future minimum equipment lease payments from the lessee plus estimated liquidation proceeds at the end of the minimum lease term.

We held a purchase option on the Spin Forge real estate that allowed us to purchase the real estate for $2,880, a price that was below the real estate's appraised value. We completed the sale of the purchase option on the Spin Forge real estate on January 10, 2006. The option rights were sold to the property owner for $2,300. We recorded a pre-tax gain of approximately $2,197 on this transaction, which was reported in discontinued operations, net of related taxes. We continue to own the Spin Forge manufacturing equipment and tooling and lease it to the third party purchaser of the Spin Forge business. To the extent that this third party does not exercise its option to purchase all or a portion of the leased equipment and tooling when the lease term expires on January 1, 2007, we plan to immediately liquidate such equipment.

  Year ended December 31, 2005 compared to Year Ended December 31, 2004

  Net sales

	2005	2004	Change	Percentage Change

Net sales	$79,291	$54,165	$25,126	46.4%

Net sales for 2005 increased 46.4% to $79,291 from $54,165 in 2004. Explosive Metalworking sales increased 47.1% to $75,582 in 2005 (95% of total sales) from $51,375 in 2004 (95% of total sales). The Explosive Metalworking sales increase reflects a 41.2% increase in sales by our U.S.-based operations and a 60.2% U.S. dollar sales increase at Nobelclad Europe. The year-to- year increase in worldwide Explosive Metalworking sales is principally attributable to the improved economic condition of the industries that this business segment serves.

AMK Welding contributed $3,709 to 2005 sales (5% of total sales) versus sales of $2,790 in 2004 (5% of total sales).

  Gross profit

	2005	2004	Change	Percentage Change

Gross profit	23,435	13,606	$9,829	72.2%
Percentage of net sales	29.6%	25.1%

Gross profit increased by 72.2% to $23,435 in 2005 from $13,606 in 2004. Our 2005 consolidated gross profit margin rate increased to 29.6% from 25.1% in 2004. The gross profit margin for Explosive Metalworking increased from 25.4% in 2004 to 29.8% in 2005 and the gross profit margin for AMK Welding increased to 25.2% in 2005 from 20.5% in 2004. The gross margin increase for Explosive Metalworking reflects an increase in the U.S. gross margin rate from 28.4% in 2004 to 30.6% in 2005 that was accompanied by an increase in the Nobelclad Europe rate to 28.1% in 2005 from 18.8% in 2004. The gross margin improvements for both Explosive Metalworking and AMK Welding relate primarily to the sales increases discussed above and the resultant more favorable absorption of fixed manufacturing overhead expenses. The Explosive Metalworking gross margin increase also reflects higher average prices in 2005, particularly with respect to our European operations.

  General and administrative expenses

	2005	2004	Change	Percentage Change

General and administrative expenses	4,051	$3,335	$716	21.5%
Percentage of net sales	5.1%	6.2%

General and administrative expenses increased by $716, or 21.5%, to $4,051 in 2005 from $3,335 in 2004. This increase in general and administrative expenses reflects an $831 increase in spending by our U.S. operations, which was partially offset by a $115 decrease in our European general and administrative expenses. Increased spending in our U.S. operations, which currently absorb all corporate headquarters expenses, reflects an aggregate increase of $310 in audit, tax consulting and investor relations expenses, a $336 increase in accrued incentive compensation expense, and the impact of annual salary adjustments. The 2005 increases in audit, tax advisory, consulting and investor relations expenses relates primarily to compliance with the Sarbanes-Oxley Act of 2002, tax planning initiatives and increased investor relations activities. As a percentage of net sales, general and administrative expenses decreased to 5.1% in 2005 from 6.2% in 2004. This decreased percentage is attributable to the significant increase in 2005 net sales.

  Selling expenses

	2005	2004	Change	Percentage Change

Selling expenses	$3,616	$3,383	$233	6.9%
Percentage of net sales	4.6%	6.2%

Selling expenses increased by 6.9% to $3,616 in 2005 from $3,383 in 2004. The $233 increase in selling expenses reflects increases of $36 and $197 for our U.S. operations and European operations, respectively. Increased European selling expenses reflect an increase in outside sales commissions paid to third party agents that represent DMC in certain countries, and is attributable to the 2005 sales increase. As a result of the significant increase in 2005 net sales, selling expenses as a percentage of net sales decreased to 4.6% in 2005 from 6.2% in 2004.

  Income from operations of continuing operations

	2005	2004	Change	Percentage Change

Income from operations of continuing operations	$15,768	$6,888	$8,880	128.9%

Income from operations increased by 128.9% to $15,768 in 2005 from $6,888 in 2004. Explosive Metalworking reported income from operations of $15,160 in 2005 as compared to $6,609 in 2004. This 129.4% increase is largely attributable to the 47.1% sales increase discussed above.

AMK Welding reported income from operations of $608 in 2005, an increase of 117.9% from the $279 that it reported in 2004, which increase follows the 32.9% sales increase.

  Interest expense, net

	2005	2004	Change	Percentage Change

Interest expense, net	$156	$531	$(375)	(70.6%)

Net interest expense decreased by 70.6% to $156 in 2005 from $531 in 2004. This decrease in net interest expense reflects a significant decrease in average outstanding borrowings during 2005 that resulted from the pay down of bank line of credit borrowings and SNPE's conversion of a $1.2 million convertible subordinated note into our common stock.

  Income tax provision

	2005	2004	Change	Percentage Change

Income tax provision	$5,233	$1,961	$3,272	166.9%
Effective tax rate	33.5%	30.8%

We recorded an income tax provision of $5,233 in 2005 compared to $1,961 in 2004. The effective tax rate increased to 33.5% in 2005 from 30.8% in 2004. The 2005 and 2004 income tax provisions include $3,515 and $1,663, respectively, related to U.S. taxes, with the remainder relating to foreign taxes associated with the operations of Nobelclad and its Swedish subsidiary, Nitro Metall.

  Loss from discontinued operations

	2005	2004	Change	Percentage Change

Loss from discontinued operations	$—	$1,570	$(1,570)	NM

We completed the divestiture of our Spin Forge division in September 2004. Under the principal divestiture agreement, we sold the assets of the Spin Forge division to a third party, excluding certain equipment and real estate which were leased or subleased to the buyer, for a sales price of approximately $1,665 to be paid in cash according to the arrangement set forth in the divestiture agreement. With respect to the Spin Forge manufacturing equipment and tooling, we recorded an after tax impairment loss of $619 based upon the difference between the carrying value of the equipment and the present value of the future minimum equipment lease payments from the lessee plus estimated liquidation proceeds at the end of the minimum lease term. The 2004 loss from discontinued operations of $1,570 includes a net of tax loss of

$787 from the Spin Forge divestiture, which reflects the asset impairment loss discussed above plus divestiture transaction costs, and the net of tax operating loss of $783 that Spin Forge reported from January 1 through September 17, 2004.

We held a purchase option on the Spin Forge real estate that allowed us to purchase the real estate for $2,880, a price that was below the real estate's appraised value. The value inherent in the real estate purchase option was believed to be significant but was not considered in the calculation of the above reported impairment loss on the Spin Forge equipment and tooling due to uncertainties surrounding its ultimate realization. We completed the sale of the purchase option on the Spin Forge real estate in January 2006. The option rights were sold to the property owner for $2,300. We will record a pre-tax gain of approximately $2,197 on this transaction, which will be reported in the first quarter of 2006 as part of the discontinued operations line item, net of related taxes. We continue to own the Spin Forge manufacturing equipment and tooling and lease it to the third party purchaser of the Spin Forge business. To the extent that this third party does not exercise its option to purchase all or a portion of the leased equipment and tooling when the lease term expires on January 1, 2007, we plan to immediately liquidate such equipment.

  Year ended December 31, 2004 compared to Year Ended December 31, 2003

  Net sales

	2004	2003	Change	Percentage Change

Net sales	$54,165	$35,779	$18,386	51.4%

Net sales for 2004 increased 51.4% to $54,165 from $35,779 in 2003. Explosive Metalworking sales increased 55.5% to $51,375 in 2004 (95% of total sales) from $33,043 in 2003 (92% of total sales). The Explosive Metalworking sales increase reflects a 68.7% increase in U.S. sales and a smaller 32.5% U.S. dollar sales increase at Nobelclad Europe. The Nobelclad Europe sales increase of approximately $3,917 includes a sales volume increase of approximately $2,696 and a favorable foreign exchange translation adjustment of approximately $1,221 relating to the decline in the value of the U.S. dollar against the Euro. The large year-to-year increase in worldwide Explosive Metalworking sales is principally attributable to the improved economic condition of the industries that we serve.

AMK Welding contributed $2,790 to 2004 sales (5% of total sales) versus sales of $2,736 in 2003 (8% of total sales). The relatively flat sales at AMK Welding were expected as AMK Welding was waiting for a customer to transition a new ground-based turbine system from development into production.

  Gross profit

	2004	2003	Change	Percentage Change

Gross Profit	$13,606	$8,977	$4,629	51.6%
Percentage of net sales	25.1%	25.1%

Gross profit for 2004 increased by 51.6% to $13,606 from $8,977 in 2003. Our 2004 consolidated gross profit margin rate of 25.1% was the same as that for 2003. The gross profit margin for Explosive Metalworking increased from 25.0% in 2003 to 25.4% in 2004, while the gross profit margin for AMK Welding decreased to 20.5% in 2004 from 26.1% in 2003. The gross margin increase for Explosive Metalworking reflects a small decrease in the U.S. gross margin rate from 29.1% in 2003 to 28.4% in 2004 that was more than offset by an increase in the European gross margin rate to 18.8% in 2004 from 17.9% in 2003. The gross margin decline at AMK Welding is principally attributable to unfavorable changes in product mix as higher development work performed in 2003 on a customer's new ground turbine did not recur at the same volume levels in 2004 and was replaced by lower margin aircraft engine work.

  General and administrative expenses

	2004	2003	Change	Percentage Change

General & administrative expenses	$3,335	$2,645	$690	26.1%
Percentage of net sales	6.2%	7.4%

General and administrative expenses increased by $690, or 26.1%, to $3,335 in 2004 from $2,645 in 2003. The increase in general and administrative expense includes an approximate $260 increase in incentive compensation expense resulting from the large increase in 2004 pre-tax earnings, increased tax consulting expenses of approximately $125 relating to special tax studies that were performed during 2004 to maximize our use of available U.S. federal income tax credits and deductions, and an increase of approximately $150 in aggregate audit, legal and board of director fees that relates principally to the direct and indirect costs of complying with various aspects of the Sarbanes-Oxley Act of 2002. As a percentage of net sales, general and administrative expenses decreased to 6.2% in 2004 from 7.4% in 2003. This decreased percentage is attributable to the significant increase in 2004 net sales.

  Selling expenses

	2004	2003	Change	Percentage Change

Selling expenses	$3,383	$3,016	$367	12.2%
Percentage of net sales	6.2%	8.4%

Selling expenses increased by 12.2% to $3,383 in 2004 from $3,016 in 2003. Selling expenses for our U.S. operations increased from $1,534 in 2003 to $2,045 in 2004, with this increase being partially offset by a reduction in European selling expenses from $1,482 in 2003 to $1,338 in 2004. The increase in selling expenses for our U.S. operations reflects an approximate $310 increase in accrued bonus expense associated with the higher profitability of the U.S. Clad Metal Division in 2004 and increased spending in 2004 on business travel and outside consultants relating to the higher level of business activity and the pursuit of new business development opportunities. The decline in selling expenses for our European operations relates principally to a decrease in commissions paid to third party agents that represent us in certain countries. As a result of the significant increase in 2004 net sales, selling expenses as a percentage of net sales decreased to 6.2% in 2004 from 8.4% in 2003.

  Income from operations of continuing operations

	2004	2003	Change	Percentage Change

Income from operations of continuing operations	$6,888	$3,316	$3,572	107.7%

Income from operations increased by 107.7% to $6,888 in 2004 from $3,316 in 2003. Explosive Metalworking reported income from operations of $6,609 in 2004 as compared to $2,855 in 2003. This 131.5% increase in Explosive Metalworking operating income is largely attributable to the 55.5% sales increase discussed above.

AMK Welding reported income from operations of $279 in 2004 compared to $461 in 2003. Development work performed in 2003 on a new ground-based turbine did not recur at the same levels during 2004 and the absence of such higher margin work in 2004 is largely responsible for the decline in AMK Welding's operating income levels.

  Interest expense, net

	2004	2003	Change	Percentage Change

Interest expense, net	$531	$508	$23	4.5%

Interest expense increased by 4.5% to $531 in 2004 from $508 in 2003. This increase in interest expense reflects an increase in average borrowings under our U.S. bank line of credit to support the higher level of working capital required by the significant growth in production and sales levels in 2004. This increase offset a reduction in our outstanding term debt, from $8,649 at December 31, 2003 to $5,957 at the end of 2004. The increase in interest expense also reflects higher average interest rates in the U.S. on our variable rate line of credit and term debt borrowings. Related party interest expense totaled $146 and $182 in 2004 and 2003, respectively.

  Income tax provision

	2004	2003	Change	Percentage Change

Income tax provision	$1,961	$1,504	$457	30.4%
Effective tax rate	30.8%	53.9%

We recorded an income tax provision of $1,961 in 2004 on income from continuing operations as compared to an income tax provision of $1,504 in 2003. The effective tax rate decreased to 30.8% in 2004 from 53.9% in 2003. The 2004 and 2003 income tax provisions include $1,663 and $1,480, respectively, related to U.S. taxes, with the remainder relating to foreign taxes associated with the operations of Nobelclad and its Swedish subsidiary, Nitro Metall. Income tax provisions on the 2004 and 2003 earnings of Nobelclad and Nitro Metall have been provided based upon the respective French and Swedish statutory tax rates. Our 2004 effective tax rate was unusually low as a result of the recognition of U.S. tax benefits aggregating more than $500 relating to research and development tax credits, extraterritorial income exclusions and foreign tax credits. These tax credits and income exclusions were generated from business activities and transactions that occurred in tax years prior to 2004 but were not probable and estimable until the fourth quarter of 2004 when special tax studies were completed.

The effective tax rate for 2003 was high because U.S. taxes were provided at a 39% rate on $732 of intercompany dividends received in 2003 from Nobelclad. The dividend income was eliminated in our consolidated statement of operations, but U.S. taxes were provided on such dividend income in the consolidated income tax provision without any offsetting tax credit as the recoverability of that tax credit did not meet the "more likely than not" test required by Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes. This increased the consolidated effective tax rate from an expected rate of approximately 39% to an actual rate of 53.9%.

  Loss from Discontinued Operations

	2004	2003	Change	Percentage Change

Loss from discontinued operations	$1,570	$1,993	$(423)	(21.2%	)

On October 7, 2003, we completed the sale of our PMP division. In our 2003 financial statements, we reported the loss on the sale of PMP as well as the operating losses reported by PMP in prior years as discontinued operations, net of related tax benefits. On September 17, 2004, we completed the divestiture of our Spin Forge division, as discussed above. The net loss from the discontinued operations of PMP and Spin Forge decreased from $1,993 in 2003 to $1,570, with the 2004 net loss including a net of tax loss of $787 from the Spin Forge divestiture and the 2003 net loss including a net of tax loss of $710 from the sale of PMP. Discontinued operations included net of tax operating losses of $783 in 2004 and $1,283 in 2003, with the entire 2004 amount relating to Spin Forge and the 2003 amount including net of tax operating losses from both Spin Forge and PMP in the amounts of $696 and $587, respectively.

Liquidity and Capital Resources

We have historically financed our operations from a combination of internally generated cash flow, revolving credit borrowings, various long-term debt arrangements and the issuance of common stock. We believe that cash flow from operations and funds available under our current credit facilities and any future replacement thereof will be sufficient to fund the working capital, debt service and capital expenditure requirements of our current business operations for the foreseeable future, including the budgeted $8,000 expansion of our Mount Braddock, Pennsylvania facility. Nevertheless, our ability to generate sufficient cash flows from operations will depend upon our success in executing our strategies, including our ability to secure new customer orders at our operating divisions, and to continue to implement cost-effective internal processes.

  Debt and other contractual obligations and commitments

Any restriction on the availability of borrowing under our credit facilities could negatively affect our ability to meet future cash requirements. Our existing loan agreements include various covenants and restrictions, certain of which relate to the incurrence of additional indebtedness, mortgaging, pledging or disposition of major assets and maintenance of specified financial ratios. As of March 31, 2006, we were in compliance with all financial covenants and other provisions of our debt agreements.

The table below presents principal cash flows by expected maturity dates for our debt obligations and other contractual obligations and commitments as of December 31, 2005:

	Payment Due by Period As of December 31, 2005
	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years	Total

SNPE line of credit*	$45	$—	$—	$—	$45
Term Loan with French bank	343	686	—	—	1,029
Industrial development revenue bonds	185	420	490	625	1,720

Total debt obligations**	573	1,106	490	625	2,794
Operating lease obligations***	337	556	437	155	1,485
Purchase obligations***	5,991	—	—	—	5,991

Total	$6,901	1,662	$927	$780	$10,270

*
As of April 25, 2006, there were no amounts outstanding under this facility. See "Related party transactions" for more information regarding this line of credit.

**
Reflected in accompanying consolidated balance sheets. Expected interest payments on the above debt obligations are not expected to be significant for the years presented.

***
Not reflected in accompany consolidated balance sheets.

For more information about our debt obligations, refer to Note 3 to our audited consolidated financial statements elsewhere in this prospectus supplement.

  Cash flows from operating activities

Net cash flows provided by operating activities for the first quarter 2006 totaled $6,493. Significant sources of operating cash flow included income from continuing operations of $4,139, non-cash depreciation and amortization expense of $324, stock-based compensation of $336, $320 from provision for deferred income taxes and positive net changes in various components of working capital in the amount of $1,374. Net positive changes in working capital included a decrease in accounts receivable of $689 and an increase in accounts payable and accrued expenses and other liabilities of $120 and $1,899, respectively. These positive changes in working capital were partially offset by an increase in inventories and prepaid expenses of $531 and $803 respectively.

Net cash flows provided by operating activities for the first quarter of 2005 totaled $2,254. Significant sources of operating cash flow included net income of $1,648, non-cash depreciation and amortization expense of $379, and $214 from the tax benefit related to stock options exercised during the year. Net positive changes in working capital during the first quarter of 2005 totaled $27, reflecting the positive effects of a decrease in accounts receivable of $852 and an increase in accounts payable of $145 that were almost entirely offset by increases in inventory and prepaid expenses of $283 and $218, respectively, and a $469 decrease in accrued expenses and other liabilities.

Net cash flows provided by operating activities for 2005 totaled $11,638. Significant sources of operating cash flow included net income of $10,372, non-cash depreciation and amortization expense of $1,568, and $3,728 from the tax benefit related to stock options exercised during the year. These sources of operating cash flow were partially offset by a provision for deferred income taxes of $1,431 and negative net changes in various components of working capital in the amount of $2,599. Net negative changes in working capital included an increase in accounts receivable, inventories and prepaid expenses of $2,657, $4,486 and $327, respectively. These negative changes in working capital were partially offset by an increase in accounts payable and accrued expenses and other liabilities of $1,733 and $3,138 respectively.

Net cash flows provided by operating activities for 2004 totaled $3,110, which consisted of net cash flows from continuing operations of $4,544 that was partially offset by net cash flows used in discontinued operations of $1,434. Significant sources of operating cash flow from continuing operations included income from continuing operations of $4,403, non-cash depreciation and amortization expense of $1,466, a provision for deferred income taxes of $1,181, and $311 from the tax benefit related to stock options exercised during the year. These sources of operating cash flow were partially offset by negative net changes in various components of working capital in the amount of $2,817. Net negative changes in working capital included an increase in accounts receivable and inventories of $6,963 and $1,993, respectively. These negative changes in working capital were partially offset by increases in accounts payable and in accrued expenses and other liabilities of $3,126 and $2,375, respectively, and a decrease in prepaid expenses and other of $638. The large increases in accounts receivable and inventories reflect the higher production and sales volume associated with the strong performance of the Explosive Metalworking business during the last half of 2004. We were able to finance a significant portion of the build-up in accounts receivable and inventories by increasing accounts payable and accrued expenses.

Net cash flows provided by operating activities for 2003 was $1,633, which consisted of net cash flows provided by continuing operations of $2,846 that was partially offset by net cash flows used in discontinued operations of $1,213. Sources of operating cash flow from continuing operations consisted primarily of income from continuing operations of $1,285, non-cash depreciation and amortization expense of $1,333, and a provision for deferred income taxes of $1,328. Net negative changes in various components of working capital totaling $1,100 partially offset the foregoing sources of operating cash flow. Negative changes in working capital included an increase in inventories of $1,020, an increase in prepaid and other of $382, and a decrease in accrued expenses and other liabilities of $1,175. These negative changes in working capital were partially offset by a $1,257 decrease in accounts receivable and a $220 increase in accounts payable.

  Cash flows from investing activities

Net cash flows provided by investing activities for the first quarter of 2006 were $2,554 and consisted primarily of $1,950 from the sale of marketable securities and $2,197 for investment activities of discontinued operations that consisted of the sale of the Spin Forge real estate purchase option. These cash inflows were partially offset by $469 in capital expenditures and $1,206 for a loan to a related party.

Net cash flows provided by investing activities for the first quarter of 2005 totaled $375 and consisted primarily of an $874 payment received on a portion of the outstanding receivable relating to the Spin Forge divestiture that was partially offset by the first quarter capital expenditures in the amount of $577.

Net cash flows used in investing activities for 2005 were $3,494 and consisted primarily of $2,848 in capital expenditures and $1,950 for investment in marketable securities that was partially offset by a $1,016 payment received on a portion of the outstanding receivable relating to the Spin Forge divestiture.

Net cash flows used in investing activities for 2004 were $419 and consisted primarily of $1,138 in capital expenditures that was partially offset by a $580 reduction in the promissory note receivable relating to the 2003 sale of the PMP Division, the release of $190 in restricted cash from bond proceeds and investing activities of discontinued operations of $45.

Net cash flows used in investing activities for 2003 were $1,136 and consisted primarily of $919 in capital expenditures and $224 used by investing activities of discontinued operations.

  Cash flows from financing activities

Net cash flows used in financing activities for the first quarter of 2006 were $1,721. Significant uses of cash for financing activities included a $1,766 payment of annual dividends, $45 repayment on related party line of credit and industrial development revenue bond principal payments of $45. Sources of cash flow from financing activities include $74 in net proceeds from the issuance of common stock relating to the exercise of stock options and $54 for an excess tax benefit related to the exercise of stock options.

Net cash flows used in financing activities for the first quarter of 2005 were $3,453. Significant uses of cash for financing activities included net repayments on bank lines of credit of $3,041, final principal payments on the SNPE term loan of $667, industrial development revenue bond principal payments of $240 and repayment on related party lines of credit of $129. Sources of cash flow from financing activities included $620 in net proceeds from the issuance of common stock relating to the exercise of stock options and employee stock purchases under our employee stock purchase plan.

Net cash flows used in financing activities for 2005 were $4,662. Significant uses of cash for financing activities included net repayments on bank lines of credit if $3,216, payment of annual dividends of $1,155, final principal payments on the SNPE term loan of $667, industrial development revenue bond principal payments of $790 and an annual principal payment of $361 on a term loan with a French bank. Sources of cash flow from financing activities include $1,555 in net proceeds from the issuance of common stock relating to the exercise of stock options and employee stock purchases under our employee stock purchase plan.

Net cash flows used in financing activities for 2004 were $897. Significant uses of cash for financing activities included related party debt repayments of $1,333 to SNPE, industrial development revenue bond principal payments of $1,120, related party lines of credit repayment of $624 to Groupe SNPE, and principal payment on our term loan with a French bank of $360. These payments were partially offset by a net increase of $1,915 in bank lines of credit borrowings and $889 in net proceeds from the issuance of common stock relating to the exercise of stock options and employee stock purchases under our employee stock purchase plan.

Net cash flows used in financing activities for 2003 were $1,267. Significant uses of cash for financing activities included related party debt repayments of $1,333, industrial development revenue bond principal payments of $855 and financing activities of discontinued operations of $97. These payments were partially offset by related party and bank lines of credit borrowings of $425 and $335, respectively.

  Payment of Dividends

We may pay annual dividends subject to capital availability and periodic determinations that cash dividends are in the best interests of our stockholders, but we cannot assure you that such payments will continue. Future dividends may be affected by, among other items, our views on potential future capital requirements, future business prospects, changes in federal income tax law and any other factors that our board of directors deems relevant. Any determination to pay cash dividends is and will continue to be at the discretion of the board of directors. Following the completion of this offering, the composition of our board of directors is likely to change substantially, and we cannot predict the dividend policy that a future board may elect to pursue. See "Risk factors—We will no longer be controlled by Groupe SNPE after this offering."

Critical Accounting Policies

Our historical consolidated financial statements and notes to our historical consolidated financial statements contain information that is pertinent to our management's discussion and analysis of financial condition and results of operations. Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires that our management make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. However, the accounting principles used by us generally do not change our reported cash flows or liquidity. Interpretation of the existing rules must be done and judgments made on how the specifics of a given rule apply to us.

In management's opinion, the more significant reporting areas impacted by management's judgments and estimates are revenue recognition, asset impairments, goodwill, impact of foreign currency exchange rate risks, income taxes and stock-based compensation. Management's judgments and estimates in these areas are based on information available from both internal and external sources, and actual results could differ from the estimates, as additional information becomes known. We believe the following to be our most critical accounting policies.

  Revenue recognition

Sales of clad metal products and welding services are generally based upon customer specifications set forth in customer purchase orders and require us to provide certifications relative to metals used, services performed and the results of any non-destructive testing that the customer has requested be performed. Any non-conformance issues are resolved before the product is shipped and billed. Revenue is recognized only when all four of the following criteria have been satisfied: persuasive evidence of an arrangement exists; the price is fixed or determinable; delivery has occurred; and collection is reasonably assured. For contracts that require multiple shipments, revenue is recorded only for the units included in each individual shipment. If, as a contract proceeds toward completion, projected total cost on an individual contract indicates a potential loss, we provide currently for such anticipated loss.

  Asset impairments

We review our long-lived assets and certain identifiable intangibles to be held and used by us for impairment whenever events or changes in circumstances indicate their carrying amount may not be recoverable. In so doing, we estimate the future net cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future net cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized to reduce the asset to its estimated fair value. Otherwise, an impairment loss is not recognized. Long-lived assets and certain identifiable intangibles to be disposed of, if any, are reported at the lower of carrying amount or fair value less cost to sell.

  Goodwill

Goodwill is tested for impairment at least annually on reporting units one level below the segment level and any impairment is based on the reporting unit's estimated fair value. Fair value can be determined based on discounted cash flows, comparable sales or valuations of similar businesses. Impairment occurs when the carrying amount of goodwill exceeds its estimated fair value. Our policy is to test goodwill for impairment in the fourth quarter of each year unless an indicator of impairment arises earlier.

The entire amount of goodwill, which had a carrying value of $847 on our balance sheet as of March 31, 2006, relates to our U.S. operations of the Explosive Metalworking segment. Based on the analysis performed in the fourth quarter of 2005, no impairment was recorded to the carrying value of goodwill.

  Impact of foreign currency exchange rate risks

The functional currency for our foreign operations is the applicable local currency for each affiliate company. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated at exchange rates in effect at period-end, and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of stockholders' equity and are included in other cumulative comprehensive income (loss). Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from our operations in foreign countries are translated at actual exchange rates when known, or at the average rate for the period. As a result, amounts related to assets and liabilities reported in the consolidated statements of cash flows will not agree to changes in the corresponding balances in the consolidated balance sheets. The effects of exchange rate changes on cash balances held in foreign currencies are reported as a separate line item below cash flows from financing activities.

  Income taxes

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109") which requires the recognition of deferred tax assets and deferred tax liabilities for the expected future income tax consequences of transactions that have been included in our financial statements or tax returns. Deferred tax assets and liabilities are determined based on the temporary differences between the Consolidated Financial Statement base and the tax base of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. We routinely evaluate deferred tax assets to determine if they will more likely than not be recovered from future projected taxable income and record a valuation allowance accordingly.

During 2005, we completed an analysis of prior year tax credits and related items. As a result of the analysis, we filed amended federal and state income tax returns. The amended state returns reported additional net operating losses and credits above the amounts we had previously recorded on our books and records. In assessing these additional losses and credits, we determined that the utilization of a portion of these was not probable, due to potential changes in the states in which we have income tax nexus. Thus, we recorded a net valuation allowance of approximately $177 against the deferred tax assets during 2005. Due to our earnings in the first quarter of 2006, our projected utilization of the net operating losses and tax credits is more favorable and, as a result, the valuation at March 31, 2006 has been reduced to $105.

  Stock-Based Compensation Expense

We account for stock-based compensation in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment ("SFAS 123R"). Under the fair value recognition provisions of SFAS 123R, stock-based compensation cost is estimated at the grant date based on the value of the award and is recognized as expense ratably over the requisite service period of the award. Determining the appropriate fair value model and calculating the fair value of stock-based awards at the grant date requires judgment, including estimating stock price volatility, forfeiture rates and expected option life.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS 123R, which is a revision of Statement of Financial Accounting Standards No. 123 ("SFAS 123"). SFAS 123R requires measurement of all employee stock-based compensation awards using a fair-value method and the recording of such expense in the consolidated financial statements. In addition, the adoption of SFAS 123R requires additional accounting related to the income tax effects and disclosure regarding the cash flow effects resulting from share-based payment arrangements. In January 2005, the SEC issued Staff Accounting Bulletin No. 107, which provides supplemental implementation guidance for SFAS 123R. We selected the Black-Scholes option-pricing model as the most appropriate fair-value method for our awards and will recognize compensation cost on a straight-line basis over our awards' vesting periods. We adopted SFAS 123R in the first quarter of 2006, which resulted in an after tax reduction in net income of $240 for the first quarter of 2006.

In November 2004, the FASB issued Statement of Accounting Standards No. 151, Inventory Costs ("SFAS 151"), which amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing. This statement requires abnormal amounts of idle facility expense, freight, handling costs and wasted material to be excluded from inventory costing and instead included as period expenses. In addition, this standard requires the allocation of fixed production overhead to be based on normal capacity of the production facilities. We adopted the standard on January 1, 2006 and it did not have an impact on our Condensed Consolidated Financial Statements.

In May 2005, the FASB issued Statement of Accounting Standards No. 154, Accounting Changes and Error Corrections ("SFAS 154"), which requires the direct effects of voluntary accounting principle changes to be retrospectively applied to prior periods' financial statements. This Statement does not change the transition provisions of any existing accounting pronouncements, but would apply in the unusual instance that a pronouncement does not include specific transition provisions. SFAS 154 maintains existing guidance with respect to accounting estimate changes and corrections of errors. The Statement was effective on January 1, 2006. Our adoption of this Statement on January 1, 2006 did not have an impact on our Condensed Consolidated Financial Statements.

Business

Overview

Dynamic Materials Corporation is a leading provider of explosion-welded clad metal products. Explosion-weld cladding uses an explosive charge to bond together plates of different metals.

We conduct our explosion-weld cladding business through our Explosive Metalworking segment, which we also refer to as DMC Clad. Detaclad® is the main trade name under which we market our explosion-welded clad products. Our products are used in a diverse range of end-markets, including the oil and gas industry, the metals and mining industry and other heavy industries. Our market leadership for explosion-welded clad metal plates is based on our state-of-the-art manufacturing facilities, our technology leadership and our production expertise. We believe our customers select us for our high-quality product and speed and reliability of delivery. We have a global sales force with in-depth knowledge of our customers and end-users' markets and needs, which allows us to access international markets. Our Explosive Metalworking operations are located in the United States (Pennsylvania), France and Sweden.

Through AMK Welding, we provide specialized welding services, primarily to manufacturers of complex components used in power turbines and aircraft engines. AMK Welding's operations are conducted in the United States at its Connecticut facility.

  Clad Metals Industry

When solid metals are not suitable or available for a project, or are too expensive, fabricators and other component manufacturers serving our end-market industries demand metals with attributes that can be obtained by cladding. Clad metal plates consist of a thin layer of an expensive, corrosion-resistant metal such as titanium or stainless steel, which is metallurgically combined with a less expensive and thicker base metal, typically carbon steel. Metal cladding is accomplished through one of three techniques:

  •
  explosion-weld cladding,

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  rollbond cladding, and

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  weld overlay cladding.

The various cladding technologies were developed to produce materials with properties similar to those of a solid metal, but at a lower cost. The most appropriate and cost-effective cladding alternative for an end-user depends on both the type of application and the clad metal thickness required. While explosion-welded, rollbond and weld overlay are competing cladding technologies, there are limitations on the types of metals each can produce and the thickness each can clad. Explosion-welded clad technology is the only process suitable for bonding dissimilar metals that cannot otherwise be bonded because of metallurgical incompatibility, such as various grades of steel, on the one hand, and titanium, zirconium or tantalum, on the other. All three processes require significant capital investment and process expertise.

The use of a solid alloy is frequently the lowest cost alternative for metal thicknesses of less than 0.75 inch. However, it is generally the most expensive alternative for greater thicknesses.

The rollbond technology is performed by several of the world's heavy plate mills. In this process, the clad metal and base metal are bonded together during a hot rolling process in which a slab of metal is converted to plate. Rollbond clad metals are cost-effective in metal thicknesses up to two inches, depending on the metal alloy type. Producing clad metals using the rollbond process is capital intensive, and capacity expansions cannot be achieved quickly if existing equipment is not already in place, although the machinery at most heavy plate mills can over time be converted to produce rollbond products. Rollbond products have lower bond shear strength and corrosion-resistance, which limits their use in certain applications, and rollbonding may only be used for a relatively small group of metal combinations due to metallurgical compatibility issues.

In weld overlay cladding, which is typically performed by equipment fabricators, the cladding layer is deposited on the base metal using arc-welding type processes. Weld overlay is a cost-effective technology for complicated shapes, field service jobs and for production of heavy wall pressure vessel reactors. Due to distortion and dilution concerns, overlay is rarely used for new construction of equipment that is less than two inches thick. Dilution occurs when the properties of two bonded metals change at the point of the bond. Weld overlay clad metals have corrosion-resistance that can be compromised by dilution, which limits their use in certain applications. As with rollbond, weld overlay may only be used for a specific group of metal combinations due to metallurgical compatibility issues.

Explosion-welded clad products retain the properties of the original metals before they were bonded, such as corrosion-resistance and mechanical properties, unlike materials produced by rollbond or weld overlay. There is no dilution of the original metals and the alloy chemistry is constant over the full thickness of the product. When fabricated properly, the two metals will not come apart, even under the most extreme circumstances. The explosion-welded clad process is suitable for bonding most metals used to construct vessels and equipment used in corrosive applications, whereas rollbond and weld overlay are limited to certain compatible metal combinations. Explosion-welded clad metal is used to create flat plates, concentric cylinders, formed heads and transition joints. Explosion-weld cladding is suitable for creating a product that has a cladding metal thickness of 0.04 inch to two inches and a base thickness of 0.25 inch to forty inches. Depending on metal type, explosion-welded clad metals are often the most cost effective means of producing clad metals with thicknesses of between one and five inches. While rollbond most frequently bonds stainless steel or nickel alloy to a steel plate, welding zirconium, titanium or tantalum to a steel plate or to an alloy plate can only be done by explosion-weld cladding.

  Clad Metals End Use Markets

Clad metal is primarily used in the construction of large industrial equipment which is designed for processes involving high pressures and temperatures, and which needs to be corrosion-resistant. The demand for clad metal is driven primarily by the underlying demand for new equipment and facility maintenance in the upstream oil and gas, petroleum refinery, chemicals and petrochemicals, hydrometallurgy, aluminum production and power generation industries. In addition, clad metals are components of the products manufactured by the shipbuilding and industrial refrigeration industries.

During 2004 and 2005, there was significant capital investment in several clad metal end-markets, mainly attributable to strong markets for energy, metals and petrochemicals. We expect manufacturers in several of our end-markets to undertake significant capital expenditures over the next few years, and we believe this will drive overall demand for clad metal products.

Upstream Oil and Gas.    The upstream oil and gas industry encompasses a broad scope of activities related to the recovery of oil and gas for subsequent processing in refineries. At current energy price levels, a range of recovery methods become commercially viable. These include liquid fuel production processes such as coal gasification, oil recovery from tar sands and ethanol production from agricultural products. A range of methods for transport or transformation of natural gas also become commercially viable, such as natural gas liquefaction and the conversion of gas to liquid petroleum products. Most of these processes involve conditions which require clad metal for the production equipment; for example, the increase in the production of sour (high sulfur) oil and gas from deep, hot and corrosive fields has significantly increased the demand for clad equipment. Clad metal is used in separators, glycol contactors, heat exchangers and other related equipment used in this industry. We expect that future growth drivers for capital expenditures in this industry will include increasing use of advanced oil and natural gas recovery techniques, increases in liquefied natural gas (LNG) terminal construction, and increasing construction of natural gas pipelines.

Petroleum Refinery.    Petroleum refining processes are frequently corrosive, hot, and high pressure. Clad metal is useful under these conditions, and it is extensively used in a broad range of petroleum refining equipment, such as hydrotreaters, coke drums, distillation columns, separators and heat exchangers. U.S. petroleum refineries are currently running near full capacity, and accordingly we believe that adding capacity and reducing costly down-time are both priorities for the industry. We expect that companies in this industry will invest in new or retro-fitted plant and equipment to increase capacity and maintain compliance with environmental regulation programs.

Chemical and Petrochemical.    Many common products, ranging from plastics, to pharmaceuticals to electronics, are produced through chemical and petrochemical processes. Because the manufacture of these items often involves corrosive materials, high pressure and high temperature, manufacturers need corrosion-resistant equipment. This equipment can often be produced most cost-effectively using clad construction. We expect that future growth drivers for capital expenditures in this industry will include increased demand for purified terephthalic acid (PTA), a precursor product to polyester, and similar petrochemical based feedstocks, which are manufactured with capital equipment constructed out of explosion-clad metals.

Hydrometallurgy.    "Hydrometallurgy" refers to chemical processes that are used to leach metal from ore with, in the case of nickel, an acidic solution. Traditionally, the conversion of raw ore to metal (such as nickel, gold and copper) is accomplished through high-temperature smelting. Hydrometallurgy processes can be more energy efficient, and less harmful to the environment, than high-temperature smelting. As a result, over the past two decades, there has been an increasing trend towards the use of hydrometallurgy processes for the production of certain metals such as nickel and gold, and a significant number of new mining and hydrometallurgy projects have been started in response to the increasing demand for metals worldwide. Because hydrometallurgy often involves acids, high pressures and high temperatures, hydrometallurgy equipment must be constructed from strong, corrosion-resistant materials. Titanium-clad plate is used extensively for the construction of autoclaves and peripheral equipment used in the hydrometallurgy of nickel. We expect that future growth drivers for capital expenditures in this industry will include the use of nickel for industrial expansion in China, India and other Asian markets.

Aluminum Production.    Aluminum is reduced from aluminum oxide in large electro-smelter facilities. In the reduction process, electricity is carried via aluminum conductors and transmitted into steel components. Aluminum cannot be welded to steel through conventional means. Explosion-welded aluminum-steel transition joints provide an energy-efficient and highly durable solution for making these connections. Modern electro-smelter facilities may use as many as 50,000 to 100,000 transition joints, which are typically replaced during refurbishment every seven years. We expect that future growth drivers for capital expenditures in this industry will include growth in airplane and automotive manufacturing, building construction and consumer packaging.

Power Generation.    Fossil fuel power generation plants require extensive use of heat exchangers, many of which require corrosion-resistant metals to handle low quality cooling water. Our clad plates are used extensively for heat exchanger tubesheets. We expect that future capital expenditure growth drivers for this industry will include a significant increase in power demand in growing economies, as well as the need to retrofit existing U.S. power plants to comply with environmental regulations.

Shipbuilding.    In the shipbuilding industry, the combined problems of corrosion and top-side weight drive demand for our products. Top-side weight is often a significant problem with tall ships, including cruise ships, naval vessels, ferries and yachts. Use of aluminum in the upper structure and steel in the lower structure can reduce top-side weight and therefore provide stability. Because bolted joints between aluminum and steel corrode quickly, and aluminum cannot be welded directly to steel using traditional welding processes, explosion-welded aluminum-steel transition joints are frequently used in shipbuilding.

Industrial Refrigeration.    Heat exchangers are a core component of industrial refrigeration systems, such as systems used on fishing boats and the massive air conditioning units for high-rise buildings, airports, and deep underground mines. Corrosion-resistant metals must be used in their manufacture when the cooling water is seawater, brackish, or even slightly polluted. We expect that future growth drivers for this industry will include the demand for industrial HVAC equipment.

  AMK Welding End Use Markets

Parts for power turbines and aircraft engines must be machined to exacting tolerances and welded according to exacting specifications. Many of those parts have complex shapes, the welding of which requires significant expertise. AMK Welding is a specialized operation that welds complex, shaped parts for machining companies that, in turn, supply the manufacturers of power turbines and aircraft engines. Some machining companies also have their own welding facilities, which compete with AMK Welding for business.

  Competitive Strengths

We are a leader in the explosion-welded clad metal industry and have significant strengths, including our manufacturing and technological leadership, our reputation for quality and reliability and our worldwide presence.

Manufacturing and Technological Leadership.    With 40 years of explosion-weld manufacturing experience, we believe that our state-of-the-art manufacturing facilities and our expertise in metallurgy and in the use of explosives provide us with a significant advantage in the global marketplace. Explosion welding is a highly specialized, detail-oriented process that demands significant care and precision at each step. This is not only because the explosion process itself is inherently dangerous, but also because a small production defect can result in the need to discard an entire sheet of expensive metal. Our technological expertise is a significant advantage to us in reducing costs related to production defects in the manufacturing process. All of our explosion-clad manufacturing facilities (or "shooting facilities") are ISO 9001-certified. Our manufacturing strengths, combined with our access to multiple shooting facilities, allow us to manufacture and deliver products with the flexibility to meet our customers' timetables. We typically customize our products to the customer's specifications. Because we are providing a customized, high-value added product, we benefit from pricing flexibility, and in the past have generally been able to pass raw material commodity price increases through to the customer and successfully manage our inventory risk.

Reputation for Quality.    Clad metals are used where bond integrity and metal characteristics, such as strength, toughness and corrosion-resistance, are critical to equipment safety and performance. We believe that our reputation for quality, evidenced by our extremely low defect rate, is a major reason customers choose our products over those of competing manufacturers of rollbond, weld overlay or explosion-welded products. As a result of our reputation, end-users, process owners and engineers often specify Detaclad® by name to their fabricators.

Worldwide Presence.    We believe we are the largest explosion-welded clad metal manufacturer in North America, and our two plants in Europe provide us with a leadership position in the European market. We have sales offices in the United States, France, Sweden and India. In addition to our direct sales offices, we also work with sales agents located elsewhere in Asia (China, Indonesia, Japan and Korea), in Europe (Finland, Germany, Italy, Norway and the United Kingdom), and in Australia, Canada, Saudi Arabia and South Africa. We believe that our global network of sales offices and cooperating agents allows us to satisfy the needs of customers throughout the world.

  Growth Strategy

We intend to grow by executing the following key elements of our strategy:

Maintain Manufacturing and Technological Leadership.    We intend to maintain our manufacturing and technological leadership through a strong focus on process improvement programs, supplemented by targeted spending on research and development activities. We believe this will allow us to continue offering high-quality, competitively priced products to our customers while meeting their delivery timetables more capably than many competing products.

Expand Capacity.    We will continue to invest in new manufacturing equipment at each of our facilities to further enhance our manufacturing leadership. In 2006, we intend to expand our facilities at Mount Braddock, Pennsylvania, and have budgeted $8 million in associated capital expenditures, which we intend to fund with operating cashflow. In addition, we are seeking additional sites to expand our operations. We believe this expansion will enable us to capture increasing end-market demand and therefore continue our market leadership.

Expand Global Presence.    We maintain working relationships with many end-users, engineering contractors, metal fabricators and independent sales representatives in our markets globally, and we intend to continue expanding our sales and marketing presence in the major international markets for explosion-weld cladding. Over the next several years, we intend to pursue geographic penetration in emerging economies, such as Brazil, Russia, India and China, and may execute this strategy through a combination of organic growth, acquisitions and joint ventures.

Business Segments

We operate two business segments: Explosive Metalworking and AMK Welding. The Explosive Metalworking segment uses proprietary explosive processes to fuse different metals and alloys and has 40 years of experience. We believe we are the largest explosion-welded clad metal manufacturer in North America, and our two plants in Europe provide us with a leadership position in the European market. AMK Welding utilizes various specialized technologies to weld components for use in commercial and military jet engines as well as power-generation turbines and has 40 years of experience.

  Explosive Metalworking

The Explosive Metalworking segment seeks to build on its leadership position in its markets. The Explosive Metalworking segment currently represents approximately 95% of our revenue. The three manufacturing plants and their respective shooting sites in Pennsylvania, France and Sweden provide the production capacity to address concurrent projects for DMC Clad's current domestic and international customer base.

The primary product of the Explosive Metalworking segment is explosion-welded clad metal plate. Clad metal plates are used in the construction of heavy, corrosion-resistant pressure vessels and heat exchangers for upstream oil and gas, oil refinery, petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries. The characteristics of DMC Clad's explosive metalworking processes may enable the development of new products in a variety of industries and DMC Clad continues to explore such development opportunities.

The principal product of metal cladding, regardless of the process used, is a metal plate composed of two or more different metals, usually a corrosion-resistant metal and steel, bonded together. Prior to the explosion-welded clad process, the materials are inspected, the mating surfaces are ground, and the metal plates are assembled for cladding. The process involves placing a sheet of the cladder over a parallel plate of backer material and then covering the cladder material with a layer of specifically formulated explosive. A small gap or "standoff space" is maintained between the alloy cladder and the backer substrate. The explosion is then initiated on one side of the cladder and travels across the surface of the cladder forcing it down onto the backer. The explosion happens in approximately one-thousandth of a second. The collision conditions cause a thin layer of the mating surfaces to be spalled away in a jet. This action removes oxides and surface contaminants immediately ahead of the collision point. The extreme pressures force the two metal components together, creating a metallurgical bond between them. The explosion-welded clad process produces a strong, ductile, continuous metallurgical weld over the clad surface. After the explosion is completed, the resulting clad plates are flattened and cut, and then undergo testing and inspection to assure conformance with internationally accepted product specifications.

EXPLOSION-WELDING PROCESS

Explosion-weld cladding technology is a method to weld metals that cannot be welded by conventional processes, such as titanium-steel, aluminum-steel, and aluminum-copper. This technology can also be used to weld compatible metals, such as stainless steels and nickel alloys to steel. The cladding metals are typically titanium, stainless steel, aluminum, copper alloys, nickel alloys, tantalum, and zirconium. The base metals are typically carbon steel, alloy steel, stainless steel and aluminum. Although the patents for the explosion-weld cladding process have expired, DMC Clad has proprietary knowledge that distinguishes it from its competitors. The entire explosion-welding process involves significant precision in all stages, and any errors can be extremely costly as they result in the discarding of expensive raw material metals. DMC Clad's technological expertise is a significant advantage in preventing costly waste.

Explosion-welded clad metal is used in critical applications in a variety of industries, including upstream oil and gas, oil refinery, petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and other industries where corrosion, temperature and pressure combine to produce demanding environments. Explosion-welded clad metal is also used to produce bimetal welding transition joints or other components which are used in ship construction, and in a variety of electrochemical industries including aluminum production.

DMC Clad's metal products are primarily produced on a project-by-project basis conforming to requirements set forth in customers' purchase orders. Upon receipt of an order, DMC Clad obtains the component materials from a variety of sources based on quality, availability and cost and then produces the order in one of its three manufacturing plants. Final products are processed to meet contract specific requirements for product configuration and quality/inspection level.

  AMK Welding

AMK Welding employs a variety of sophisticated processes and equipment to provide specialized welding services principally to a power turbine manufacturer and commercial and military aircraft engine manufacturers. AMK Welding is located in South Windsor, Connecticut.

Welding services are provided on a project-by-project basis based on specifications set forth in customers' purchase orders. Upon receipt of an order for welded assemblies, AMK Welding performs welding services using customer specific welding procedures.

AMK Welding uses a variety of processes and specialized equipment, including electron beam and gas tungsten arc welding processes. AMK Welding has considerable expertise in vacuum chamber welding, which is a critical capability when welding titanium, zirconium, high temperature nickel alloys and other specialty alloys. These welding techniques are used for the welding of blades and vanes and other turbine parts typically located in the hot gas path of aircraft engines. In addition to its welding capabilities, AMK Welding also uses various heat treatment and non-destructive examination processes, such as radiographic inspection, in support of its welding operations.

Suppliers, Competition, Customer Profile, Marketing and Research and Development

  DMC Clad

  Suppliers and Raw Materials

DMC Clad uses a range of alloys, steels and other materials for its operations, such as stainless steel, copper alloys, nickel alloys, titanium, zirconium, tantalum, aluminum and other metals. DMC Clad sources its raw materials from a number of different producers and suppliers, minimizing its exposure to any one particular supplier. DMC Clad holds a limited metal inventory and purchases its raw materials based on contract specifications. Under most contracts, any raw material price increases are passed on to DMC Clad's customers. DMC Clad closely monitors the quality of its supplies and inspects the type, dimensions, markings, and certification of all incoming metals to ensure that the materials will satisfy applicable construction codes. DMC Clad also manufactures its own explosives from standard raw materials, thus achieving higher quality and lower cost.

  Competition

Metal Cladding.    DMC Clad faces competition from alternative technologies such as rollbond and weld overlay. Usually the three processes do not compete directly against each other, each having its own preferential domain of application relating to metal used and thicknesses required. However, due to specific project considerations such as technical specifications, price and delivery time, explosion-welding may have the opportunity to compete successfully against these technologies. Rollbond is only produced by a few steel mills in the world. The weld overlay process, which is produced among the many vessel fabricators who are often also DMC

Clad customers, is a slow and labor intensive process that requires a large amount of floor space for the equipment.

Explosion-Welded Metal Cladding.    Competition in the explosion-welded clad metal business is fragmented. DMC Clad holds a strong market position in the clad metal industry. DMC Clad is the leading producer of explosion-welded clad products in North America, and it has a strong position in Europe against smaller competitors. The main competitor in Asia is a division of Asahi Kasei, which has competitive technology and a recognized local brand name. There are several explosion-welded clad producers in China, most of whom are technically limited and are currently not exporters outside of their domestic market. To remain competitive, DMC Clad intends to continue developing and providing technologically advanced manufacturing services, maintain quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis and compete favorably on the basis of price.

  Customer Profile

DMC Clad's products are used in critical applications in a variety of industries, including upstream oil and gas, oil refinery, petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and other similar industries. DMC Clad's customers in these industries require metal products that can withstand exposure to corrosive materials, high temperatures and high pressures. DMC Clad's customers can be divided into three tiers: the product end-users (e.g., operators of chemical processing plants); the engineering contractors who design plants and equipment for end-users; and the metal fabricators who manufacture the products or equipment that utilize DMC Clad's metal products. It is typically the fabricator that places the purchase order with DMC Clad and pays the corresponding invoice. DMC Clad has developed strong relationships over the years with the engineering contractors (relatively large companies) who sometimes act as prescriptor to small local fabricators.

  Marketing, sales, distribution

DMC Clad conducts its selling efforts by marketing its services to potential customers through senior management, direct sales personnel, program managers and independent sales representatives. Prospective customers in specific industries are identified through networking in the industry, cooperative relationships with suppliers, public relations, customer references, inquiries from technical articles and seminars and trade shows. DMC Clad markets its clad metal products to three tiers of customers: product end-users; engineering contractors; and metal fabricators. DMC Clad's sales office in the United States covers the Americas and Asia, its sales office in France covers Southern Europe, the Middle East and Africa, while its sales office in Sweden covers Northern Europe and Germany. In addition, DMC Clad also operates a sales office in India. Members of the global sales team may be called to work on projects located outside their territory. By maintaining relationships with its existing customers, developing new relationship with prospective customers and educating all its customers as to the technical benefits of DMC Clad's metal-worked products, DMC Clad endeavors to have its products specified as early as possible in the design process.

In addition to its direct sales office, DMC Clad works with sales agents located in Canada, South Africa, the United Kingdom, Germany, Italy, Norway, Finland, Saudi Arabia, Australia, Indonesia, China, Korea and Japan. DMC Clad has several exclusive or non-exclusive agreements with agents for sales and business promotion in specific territories defined by each agreement. These agency contracts cover additional sales in specific European, Middle Eastern and Far Eastern countries. Agency agreements are usually one to two years in duration and, subject to agents meeting DMC Clad's performance expectations, are automatically renewed.

DMC Clad's sales are generally shipped from the manufacturing locations in the United States, France and Sweden, and shipping costs are generally covered by the customer. Regardless of where the sale is booked (in Europe or the United States), DMC Clad will produce the product, capacity permitting, at the location closest to the delivery place. In the event that there is a short term capacity issue, DMC Clad produces the order at any of its production sites, prioritizing timing. The various production sites allow DMC Clad to meet customer production needs in a timely manner.

  Research and Development

We prepare a formal research and development plan annually, which is implemented at the French and U.S. cladding sites and is supervised by a technical committee, chaired by the chief executive officer. The technical committee reviews progress quarterly and meets once a year to establish the plan for the following 12 months. The research and development projects concern process support, new products and special customer-paid projects.

  AMK Welding

At AMK Welding, the materials welded are a function of the type of parts supplied by the customers and include many steel varieties, various nickel alloys and customer-created proprietary alloys typically used in the aerospace or ground turbines industries. Other than the metal wire used in the welding process, AMK Welding does not purchase metals, and it receives the parts to be welded from the customer.

AMK Welding relies on a few key customers for the majority of its business, including GE Energy, General Electric Aircraft Engines and their first tier subcontractors, such as Barnes Aerospace, and divisions of United Technology, such as Hamilton Standard, Sikorsky Aircraft and Pratt and Whitney. In addition, AMK Welding has entered into a 5-year contract to provide welding services to the GE Energy Business of General Electric Company for up to six H System gas turbine engines per year. During the term of this contract, the customer has agreed to use AMK Welding for welding services for the first six H System gas turbine engines such customer manufactures each year. In the aircraft engine business, AMK Welding competes against a few small welding companies that are typically privately owned. AMK Welding competes successfully based on a reputation for uncompromising quality and rapid responsiveness to customer needs.

Corporate History & Recent Developments

  Company History

Explosive Fabricators Inc. was founded in 1965 and incorporated in 1971 as a Colorado corporation. In 1976, Explosive Fabricators became a licensee of Detaclad®, the explosion-welded clad process discovered by DuPont in 1959. Explosive Fabricators became a public company in 1977 and was renamed Dynamic Materials Corporation in 1994. In 1996, we purchased the Detaclad operating business from DuPont. We reincorporated in 1997 as a Delaware corporation. In 1998, we acquired AMK Welding, Spin Forge and PMP.

In a series of transactions including open market purchases and a direct purchase of our common stock pursuant to a stock purchase agreement, SNPE acquired shares of our common stock, resulting by June 30, 2000 in its holding of 2,763,491 shares of our common stock, or approximately 56% of our outstanding shares of common stock. On June 8, 2005, SNPE exercised its conversion rights on a convertible subordinated note and the note was converted into 200,000 shares of our common stock at a conversion rate of $6 per share, increasing SNPE's ownership to 2,963,491 shares at that time. A subsequent stock split increased this amount to the current 5,926,982 shares held by SNPE.

At the time of its acquisition of our common stock, Groupe SNPE was the indirect owner of Nobelclad, which had been a licensee of the Detaclad® technology in France since 1966, and had acquired its Swedish competitor, Nitro Metall, in 1992, as well as its U.K. and German competitors in 1995. On July 3, 2001, we completed our acquisition of substantially all of the outstanding stock of Nobelclad from NEF. NEF is wholly owned by Groupe SNPE and is a sister company to SNPE. Nobelclad and its wholly-owned subsidiary, Nitro Metall, are the primary manufacturers of explosion-welded clad products in Europe and operate cladding businesses located in Rivesaltes, France and Likenas, Sweden, respectively, along with sales offices in each country. Products manufactured by Nobelclad and Nitro Metall are similar to those produced by DMC Clad's domestic factory in Mount Braddock, Pennsylvania.

Historically, our aerospace segment was comprised of three companies that we acquired in 1998: AMK Welding, Spin Forge and PMP. Because PMP and Spin Forge were sold in October of 2003 and September of 2004, respectively, and are reported as discontinued operations, AMK Welding has become a stand-alone business segment.

Employees

As of December 31, 2005, we employed approximately 181 permanent employees the majority of whom were engaged in manufacturing operations, and the remainder were engaged in sales and marketing or corporate department.

The majority of our manufacturing employees are not unionized. Of the 181 permanent employees, 109 are based in the United States, 58 are based in France at the Nobelclad facility and 14 are based in Sweden at Nitro Metall. Approximately half of Nobelclad's employees and all of Nitro Metall employees are members of trade unions. In addition, we also use between 15 and 20 temporary workers at any given time, depending on the workload.

In 2005, approximately half of the employees of the French facility held a strike for one week, which was the first in 8 years. The strike was resolved and we believe that employee relations are good.

Insurance

Our operations expose us to potential liabilities for personal injury or death as a result of the failure of a component that has been designed, manufactured or serviced by us, or the irregularity or failure of metal products we have processed or distributed. We believe that we maintain liability insurance adequate to protect us from future product liability claims.

Proprietary Knowledge, Permits and Patents

Protection of Proprietary Information.    We hold patents related to the business of explosive metalworking and metallic processes and also own certain registered trademarks, including Detaclad®, Detacouple®, Dynalock®, EFTEK®, ETJ 2000® and NOBELCLAD®. Although the patents for the explosion-weld cladding process have expired, our current product application patents expire on various dates through 2020. Since individual patents relate to specific product applications and not to core technology, we do not believe that such patents are material to our business and the expiration of any single patent is not expected to have a material adverse effect on our operations. Much of the manufacturing expertise lies in the knowledge of the factors that affect the quality of the finished clad product, including the types of metals to be explosion-welded, the setting of the explosion, the composition of the explosive and the preparation of the plates to be bonded. We have developed this specialized knowledge over our 40 years of experience in the explosive metalworking business. We are very careful in protecting our proprietary know-how and manufacturing expertise, and we have implemented measures and procedures to ensure that the information remains confidential.

Permits.    Explosive metalworking involves the use of explosives, making safety a critical factor in our operations. In addition, it is a highly regulated industry for which detailed permits are required. These permits require renewal every four years. See "Risk Factors—Risk Factors Related to Our Industry—We are subject to extensive government regulation and failure to comply could subject us to future liabilities and could adversely affect our ability to conduct or to expand our business" for a more detailed discussion of these permits.

Foreign and Domestic Operations and Export Sales

All of our sales are shipped from the manufacturing facilities located in the United States, France and Sweden. The following chart represents our net sales based on the geographic location of the customer. The sales recorded for each country are based on the country to which we shipped the product, regardless of the country of the actual end-user. Products are usually shipped to the fabricator before being passed on to the end-user.

	For the years ended December 31,
(Dollars in Thousands)	2005	2004	2003

United States	$32,126	$24,528	$17,879
South Korea	7,771	409	829
Canada	7,562	4,924	4,610
Spain	5,369	957	587
Malaysia	5,148	83	40
China	3,368	310	33
Netherlands	2,757	1,218	749
Belgium	2,495	2,591	795
France	2,417	1,662	1,424
Italy	2,208	2,236	1,617
Australia	1,940	5,454	1,768
Germany	939	1,978	550
Russia	838	253	1,488
Mexico	664	1,241	570
Other foreign countries	3,689	6,321	2,840

Total	$79,291	$54,165	$35,779

Properties

Our corporate headquarters are located in Boulder, Colorado. The lease for the office space is currently set to expire on February 28, 2010, with renewal options through February 28, 2016.

We own our principal domestic manufacturing site, which is located in Mount Braddock, Pennsylvania. We currently lease our only domestic shooting site, which is located in Dunbar, Pennsylvania. The shooting site in Dunbar Pennsylvania supports our manufacturing facility in Mount Braddock, Pennsylvania. The lease for the Dunbar property will expire on December 15, 2010, but we have options to renew the lease that extend through December 15, 2029. Our French subsidiary, Nobelclad, owns the land and the buildings housing its operations in Rivesaltes, France and Tautavel, France (except for a small portion in Tautavel that is leased). This lease expires on December 31, 2011 and may be extended. Our Swedish subsidiary, Nitro Metall, owns the land and buildings housing its manufacturing operations in Likenas, Sweden. Both the buildings and the land housing the Nitro Metall shooting site and sales office in Likenas, Sweden and Filipstad, Sweden, respectively, are leased. The leases in Filipstad are automatically renewable every year. The sites in Pennsylvania, France and Sweden are part of the Explosive Metalworking segment. In addition, we own the land and buildings housing the operations of AMK Welding in South Windsor, Connecticut.

Location	Facility Type	Facility Size	Owned/Leased	Expiration Date of Lease (if applicable)
Boulder, Colorado	Corporate and Sales Office	9,140 sq. ft.	Leased	February 28, 2010, with renewal options through February 28, 2016
Mt. Braddock, Pennsylvania	Clad Plate Manufacturing	48,000 sq. ft.	Owned
Dunbar, Pennsylvania	Clad Plate Shooting Site	322 acres	Leased	December 15, 2010, with renewal options through December 15, 2029
Rivesaltes, France	Clad Plate Manufacturing, Nobelclad Europe Sales and Administration Office	53,000 sq. ft.	Owned
Tautavel, France	Clad Shooting Site	114 acres	107 acres owned, 7 acres leased	December 31, 2011
Likenas, Sweden	Clad Plate Manufacturing	26,000 sq. ft.	Owned
Likenas, Sweden	Clad Plate Shooting Site	15 acres	Leased	January 1, 2016
Filipstad, Sweden	Nitro Metall Sales Office	850 sq. ft.	Leased	January 1, 2007 (renewable annually)
South Windsor, Connecticut	AMK Welding	21,000 sq. ft.	Owned

Management

Our executive officers and directors are as follows:

Name	Age	Position

Mr. Yvon Pierre Cariou	60	President and Chief Executive Officer
Mr. Richard A. Santa	55	Vice President, Chief Financial Officer and Secretary
Mr. John G. Banker	59	Vice President, Marketing and Sales, Clad Metal Division
Mr. Michel Nicolas	66	Director and Chairman of the Board
Mr. Dean K. Allen	70	Director
Dr. George W. Morgenthaler	79	Director
Mr. Gerard Munera	70	Director
Mr. Michel Rieusset	52	Director
Mr. Francois Schwartz	59	Director
Mr. Bernard Zeller	59	Director

SNPE has indicated to us that it intends to relinquish the board seats held by Messrs. Nicolas, Rieusset, Schwartz and Zeller upon completion of the sale of the shares offered hereby, including all shares covered by the underwriters' over-allotment option. If the underwriters do not exercise their over-allotment option in full, SNPE has indicated that it may retain one board seat. The remaining directors have indicated that, if such resignations occur, they currently intend to reduce the board of directors from seven to five members, name Mr. Allen as chairman, appoint Mr. Cariou as a director and appoint another director to fill any vacancy resulting from the relinquishment of all board seats by SNPE.

Mr. Yvon Pierre Cariou.    Mr. Cariou has served as President and Chief Executive Officer since November 2000. From March 2000 to November 2000, Mr. Cariou was a consultant who performed research and development projects for the oil industry and market research for a start-up company. From November 1998 to March 2000, Mr. Cariou was President and Chief Executive Officer of Astrocosmos Metallurgical Inc., a division of Groupe Carbone Lorraine of France, involved in the design and fabrication of process equipment for the chemical and pharmaceutical industries. From September 1993 to September 1998, Mr. Cariou was a Partner and Vice President Sales and Marketing of Hydrodyne/FPI Inc., an aerospace components manufacturer specializing in liquid propulsion. From January 1991 to September 1993, Mr. Cariou was President of MAINCO Corp., an elevator design, build and service company and a division of Nu-Swift, a public company based in the United Kingdom. Earlier in his career, Mr. Cariou served as President/CEO of L.A. Water Treatment Inc., an industrial and municipal water treatment systems company and a subsidiary of London-based Thames Water Plc and as President/CEO of Goldsworthy Engineering, a specialist in the engineering and manufacture of automated systems for the laying of aerospace composite materials. He also spent fifteen years with Carbone Lorraine, a global industrial components manufacturer, where he held various executive positions in France and the United States, including President of Carbone USA Corp.

Mr. Richard A. Santa.    Mr. Santa has served as Vice President, Chief Financial Officer and Secretary since October 1996 and served as interim Chief Financial Officer from August 1996 to October 1996. Prior to joining us in August 1996, Mr. Santa was Corporate Controller of Scott

Sports Group Inc. from September 1993 to April 1996. From April 1996 to August 1996, Mr. Santa was a private investor. From June 1992 to August 1993, Mr. Santa was Chief Financial Officer of Scott USA, a sports equipment manufacturer and distributor. Earlier in his career, Mr. Santa was a senior manager with Price Waterhouse, where he was employed for ten years.

Mr. John G. Banker.    Mr. Banker has served as Vice President, Marketing and Sales, Clad Metal Division since June 2000. From June 1996 to June 2000, Mr. Banker was President of CLAD Metal Products, Inc. From June 1977 to June 1996, Mr. Banker was employed by us and served in various technical, sales and management positions. Mr. Banker held the position of Senior Vice President, Sales and New Business Development from June 1991 to July 1995.

Mr. Michel Nicolas.    Mr. Nicolas, age 66, has served as a director since June 2004. He is currently Executive Vice President, Chemicals of Groupe SNPE, a position he has held since June 2004. Mr. Nicolas has spent most of his career with Groupe SNPE and, from January 1996 through May 2004, was Senior Vice President, Industrial Affairs and Development.

Mr. Dean K. Allen.    Mr. Allen, age 70, has served as a director since July 1993. In January 2001, Mr. Allen retired as President of Parsons Europe, Middle East and South Africa, a position he had held since February 1996. Mr. Allen was Vice President and General Manager of Raytheon Engineers and Constructors, Europe, from February 1994 to December 1995, and currently serves as a director for Techo Consult International.

Dr. George W. Morgenthaler.    Dr. Morgenthaler, age 79, has served as a director since June 1986. Dr. Morgenthaler also served as a director during the period from 1971 to 1976. Dr. Morgenthaler has been a Professor of Aerospace Engineering at the University of Colorado at Boulder since 1986. He has served as Department Chair, Director of the University of Colorado's BioServe Commercial Space Center and Associate Dean of Engineering for Research. Previously, Dr. Morgenthaler was Vice President of Martin Marietta Aerospace and Martin Marietta Aluminum Companies, Vice President Primary Products Division of Martin Marietta Aluminum Co. and Vice President and General Manager of the Baltimore Division of Martin Marietta Aerospace Co. Dr. Morgenthaler served as a director of Computer Technology Assoc. Inc. from 1993 to 1999 and served as a director of Columbia Aluminum Company from 1987 to 1996 and currently serves as a director for VeriFax Inc.

Mr. Gerard Munera.    Mr. Munera, age 70, has served as a director since September 2000. From October 1996 to the present, Mr. Munera has been General Manager of Synergex Group LLC, a personally controlled holding company with diversified investments, including real estate, securities, gold mining and high technology industries. Mr. Munera is also Director of SiVault Systems, Inc., Meridian Gold Inc., Mag Industries Corporation and Nevsun Resources Ltd. Between 1990 and 1991, Mr. Munera was Senior Vice President of Corporate Planning and Development and a member of the Executive Committee of RTZ plc. Between 1991 and 1994, Mr. Munera was President of Minorco (USA), a diversified $1.5 billion natural resources group. From 1994 to October 1996, Mr. Munera was Chairman and CEO of Latin American Gold Inc., a gold exploration and mining company.

Mr. Michel Rieusset.    Mr. Rieusset, age 52, has served as a director since November 2004. He is currently General Counsel of Groupe SNPE, a position he has held since September 2004. Prior to joining Groupe SNPE, Mr. Rieusset served as General Counsel of France of Havas from

September 2002 to April 2004, as General Counsel of Motorola France from October 1999 to September 2002, and as Senior Counsel of Groupe Bongrain from April 1991 to October 1999.

Mr. Francois Schwartz.    Mr. Schwartz, age 59, has served as a director since January 2004. He is currently the Corporate Senior Vice President, Financial and Legal Affairs of Groupe SNPE, a position he has held since July 2003. Prior to joining Groupe SNPE, Mr. Schwartz had served as Deputy Senior Vice President, Finance of the Renault Group from February 2002 to July 2003 and Deputy Chief Financial Officer of the Renault Group from 1993 to February 2002.

Mr. Bernard Zeller.    Mr. Zeller, age 59, has served as a director since January 2005. He is currently Senior Vice President Strategy and Development of Groupe SNPE, a position he has held since January 2005. He has spent his entire career with Groupe SNPE. Mr. Zeller served as CEO of PyroAlliance, an advanced ordnance pyrotechnics subsidiary of Groupe SNPE, from September 1994 through December 2004 and as Vice President Development of SNPE Matériaux Energétiques from January 2001 to December 2004. He has also served as CEO of Structil, an advanced composite materials subsidiary of Groupe SNPE, since January 2000.

Principal and selling stockholders

The following table sets forth information regarding the shares beneficially owned as of April 25, 2006 (i) by the selling stockholder, (ii) by each person who is known to us to own beneficially more than 5% of the outstanding shares of our common stock; (iii) by each of our directors; (iv) by each of our named executive officers; and (v) by all directors and executive officers as a group. All information with respect to beneficial ownership has been furnished to us by the respective stockholders.

	Beneficial ownership before offering(1)				Beneficial ownership after offering
			Shares to be sold in the offering
Name and address of beneficial owner(2)
	Shares	Percentage			Shares		Percentage

Selling stockholder
SNPE, Inc.(3) 101 College Road East Princeton, NJ 08540	5,926,982	50.28	5,153,897	(4)	773,085	(4)	6.56	(4)
Officers and Directors
Mr. Yvon Pierre Cariou(5)	74,440	*	—		74,440		*
Mr. Richard A. Santa(5)	121,184	1.02	—		121,184		1.02
Mr. John G. Banker(5)	36,158	*	—		36,158		*
Mr. Michel Nicolas(5)	25,000	*	—		25,000		*
Mr. Dean K. Allen(5)	56,000	*	—		56,000		*
Dr. George W. Morgenthaler(5)	128,756	1.09	—		128,756		1.09
Mr. Gerard Munera(5)	10,000	*	—		10,000		*
Mr. Michel Rieusset(5)	20,754	*	—		20,754		*
Mr. Francois Schwartz(5)	13,672	*	—		13,672		*
Mr. Bernard Zeller(5)	15,000	*	—		15,000		*
All executive officers and directors as a group(6) (10 persons)	500,964	4.14	—		500,964		4.14

*
Less than 1%

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 11,788,670 shares outstanding on April 25, 2006, adjusted as required by rules promulgated by the SEC.

(2)
Unless otherwise indicated, the address of each beneficial owner is c/o Dynamic Materials Corporation, 5405 Spine Road, Boulder, Colorado 80301.

(3)
The information reported is based solely on information contained in the Forms 4 or 13D filed by each of SNPE, Inc., SOFIGEXI, and SNPE. Each reported that it had shared voting and investment power and beneficial ownership of 5,926,982 shares. Mr. Nicolas, Mr. Rieusset, Mr. Schwartz, and Mr. Zeller, all of whom are our directors, are officers of SNPE, or its affiliates or subsidiaries.

(4)
Assumes no exercise by the underwriters of their option to purchase 773,085 additional shares from the selling stockholder to cover over-allotments.

(5)
Amounts reported include shares subject to stock options exercisable within 60 days of April 25, 2006 as follows: Mr. Cariou, 49,500 shares; Mr. Santa, 68,250 shares; Mr. Banker, 31,000 shares; Mr. Nicolas, 25,000 shares; Mr. Allen, 40,000 shares; Dr. Morgenthaler, 50,000 shares; Mr. Munera, 10,000 shares; Mr. Rieusset, 20,754 shares; Mr. Schwartz, 13,672 shares and Mr. Zeller, 15,000 shares. Shares of common stock subject to options that are exercisable within 60 days of April 25, 2006 are deemed to be beneficially owned by the person holding those options for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing any other person's percentage ownership.

(6)
The amount reported includes 323,176 shares subject to stock options exercisable within 60 days of April 25, 2006. The applicable percentage is based on 12,111,846 shares outstanding, which includes shares subject to stock options exercisable within 60 days.

Related party transactions

SNPE's acquisition of our common stock

Prior to and during January 1999, Nobel Explosifs France, or NEF, an affiliate of SNPE, acquired 812,800 shares of our common stock in open-market transactions through sources other than us or our affiliates. These shares were transferred to SNPE in 1999. SNPE acquired an additional 4,218,182 newly issued shares of our common stock for $5.8 million in June 2000. Also in June 2000, SNPE acquired 496,000 outstanding shares of our common stock for an aggregate purchase price of $0.4 million, in a privately negotiated purchase from one of our former stockholders. Finally, also in June 2000, we borrowed $1.2 million from SNPE under a convertible subordinated note agreement. SNPE exercised its conversion rights in June 2005 and received an additional 400,000 newly-issued shares. All share numbers in this paragraph have been adjusted to give effect to the 2:1 stock split effected on October 13, 2005.

Transactions with the selling stockholder and its affiliates

The June 2000 convertible subordinated note agreement referred to above bore interest at a rate of 5% annually. For 2005, 2004 and 2003, interest payments under this note totaled $26,333, $60,000 and $60,000, respectively. Amounts outstanding as of December 31, 2005, 2004 and 2003 were $0, $1.2 million and $1.2 million, respectively.

In March 2001, we agreed to acquire our subsidiaries Nobelclad and Nitro Metall from NEF. We financed the acquisition in part through $4.0 million in debt provided by SNPE. This debt bore interest at the federal funds rate plus 3% annually and provided for quarterly amortization of principal. For 2005, 2004 and 2003, interest payments in respect of this debt totaled $23,911, $64,258 and $104,539, respectively. Amounts outstanding as of December 31, 2005, 2004 and 2003 were $0, $666,670 and $2.0 million, respectively.

Nobelclad purchases explosives used in its cladding operations from NEF. For 2005, 2004 and 2003, these purchases totaled $819,904, $738,567 and $445,293, respectively. Our accounts payable as of December 31, 2005, 2004 and 2003 included $271,335, $297,627 and $76,627, respectively, relating to these purchases. As of March 31, 2006, our accounts payable relating to these purchases was $325,826.

Nobelclad has a Euro-denominated cash management agreement with SNPE that provides for loans to or from either party of up to approximately $2.4 million, based on the December 31, 2005 exchange rate. Amounts outstanding under this agreement bear interest at EURIBOR plus 1.5% annually. Through December 31, 2005, Nobelclad was always a borrower under this agreement. For 2005, 2004 and 2003, Nobelclad's interest payments under this agreement totaled $12,311, $22,040 and $17,202, respectively. Nobelclad's amounts outstanding as of December 31, 2005, 2004 and 2003 were $45,000, $133,928 and $753,420, respectively. Due to Nobelclad's excess cash position during the first quarter of 2006, it began advancing cash to Groupe SNPE through this agreement. At March 31, 2006, these advances to Groupe SNPE totaled $1,211. The agreement allowed the creditor party to request repayment on the advances at any time. The balance outstanding at March 31, 2006 was subsequently repaid in full. This agreement will terminate upon the sale of the Selling Stockholder's shares in this offering.

Directors and officers

As our controlling stockholder, SNPE has the ability to nominate and elect all of our directors and officers. SNPE will lose this ability upon its sale of our common stock as contemplated in this prospectus.

Currently, four of our seven directors are employed in other capacities by Groupe SNPE, including Mr. Michel Nicolas, who is currently Executive Vice President, Chemicals of Groupe SNPE; Mr. Michel Rieusset, who is currently General Counsel of Groupe SNPE; Mr. Francois Schwartz, who is currently Corporate Senior Vice President, Financial and Legal Affairs of Groupe SNPE; and Mr. Bernard Zeller, who is currently Senior Vice President—Strategy and Development of Groupe SNPE. These individuals are not obligated to step down from our board. However, SNPE has indicated to us that it currently intends to relinquish these board seats upon completion of the sale of the shares offered hereby, including all shares covered by the underwriters' over-allotment option. If the underwriters do not exercise their over-allotment option in full, SNPE has indicated that it may retain one board seat.

Other related party transactions

We had a sales commission agreement with Clad Metal Products, Inc, which is 100% owned by Mr. John Banker, one of our executive officers. Under this agreement, we were obligated to pay Clad Metal Products, Inc. 20% of the commissions that we earned on sales of certain non-explosion clad products. During fiscal year 2005, $13,327 was earned in commission and was subsequently paid in 2006. This agreement was terminated in 2005 and there are no outstanding balances owed under this agreement.

Tax considerations for non-U.S. holders

This section summarizes certain U.S. federal income and estate tax considerations relating to the ownership and disposition of our common stock by a non-U.S. holder (as defined below). It does not provide a complete analysis of all potential tax considerations. This section is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

For purposes of this summary, a "non-U.S. holder" is any beneficial owner of our common stock (other than a partnership or other flow-through entity) that is not, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation organized in or under the laws of the United States or any state or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (x) that is subject to the primary supervision of a court in the United States and the control of one or more U.S. persons or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or other flow-through entity is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. This summary also does not apply to a non-U.S. holder who owns or has owned, actually or constructively, more than 5% of our common stock. Finally, the summary does not describe the effects of any applicable foreign, state, or local laws.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND ANY TAX CONSEQUENCES ARISING UNDER FOREIGN, STATE, OR LOCAL LAWS.

Dividends

Any dividend paid to a non-U.S. holder on our common stock will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax may not apply, however, or may apply at a reduced rate, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder's country of residence. A non-U.S. holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status to us or our paying agent on a properly executed IRS Form W-8BEN or appropriate substitute form. If the holder holds the stock through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership or other flow-through entity, the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners' or other owners' documentation to us or our paying agent. Special rules, described below, apply if a dividend is effectively connected with a U.S. trade or business conducted by the non-U.S. holder.

Sale of Common Stock

Non-U.S. holders generally will not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of our common stock. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

  •
  the gain is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, in which case the special rules described below apply;

  •
  the non-U.S. holder was a citizen or resident of the United States and thus is subject to special rules that apply to expatriates;

  •
  the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions exist; or

  •
  the rules of the Foreign Investment in Real Property Tax Act, or FIRPTA, treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange or other disposition of our common stock if at any time within the five-year period preceding the disposition or the non-U.S. holder's holding period, whichever period is shorter, we are or were a "U.S. real property holding corporation," or USRPHC. In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We have determined that we are not, and we believe we will not become, a USRPHC.

Dividends or Gain Effectively Connected With a U.S. Trade or Business

If any dividend on our common stock, or gain from the sale, exchange or other disposition of our common stock, is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the dividend or gain will be subject to U.S. federal income tax at the regular graduated rates applicable to a U.S. resident. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" dividend or gain generally would be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a non-U.S. holder, will not be subject to the 30 percent withholding tax. To claim exemption from withholding, the holder must certify its qualification on a properly executed IRS Form W-8ECI. If the non-U.S. holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a "branch profits tax" imposed at a rate of 30 percent (or a lower treaty rate).

U.S. Federal Estate Tax

The estates of nonresident alien individuals are generally subject to U.S. federal estate tax on property with a U.S. situs, absent an applicable treaty benefit. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent.

Backup Withholding and Information Reporting

We must report annually to the IRS any dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to such dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to non-U.S. holders of dividends on our common stock generally will not be subject to backup withholding, and payments of proceeds made to non-U.S. holders by a broker upon a sale of our common stock generally will not be subject to information reporting or backup withholding, in each case, so long as the non-U.S. holder certifies its nonresident status and neither we nor our paying agents have actual knowledge or reason to know that such holder is a United States person. Some of the common means of certifying non-U.S. holder status are described under "—Dividends."

Any amounts withheld from a payment to a non-U.S. holder of our common stock under the backup withholding rules generally can be credited against such holder's U.S. federal income tax liability.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATION IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Underwriting

The selling stockholder is offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. is acting as sole book- running manager and sole representative of the underwriters for this offering. We, the selling stockholder and Groupe SNPE have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholder has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares

J.P. Morgan Securities Inc.
Lazard Capital Markets LLC
William Blair & Company, L.L.C.
Jefferies & Company, Inc.

Total	5,153,897

The underwriters are committed to purchase all the common shares offered by the selling stockholder if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $                    per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $                    per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 773,085 additional shares of common stock from the selling stockholder to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to the selling stockholder per share of common stock. The underwriting fee is $                    per share. The maximum underwriting compensation will not exceed 8% of gross offering proceeds. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without over-allotment exercise	With full over-allotment exercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1.1 million, all of which will be paid by the selling stockholder.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

For a period of 90 days after the date of this prospectus supplement, we, our directors and executive officers and the selling stockholder have agreed that, without the prior written consent of J.P. Morgan Securities Inc., none of us will:

  •
  offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock;

  •
  enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock; or

  •
  file a registration statement under the Securities Act of 1933 or make any demand for or exercise any right with respect to the registration of any shares of common stock, or any security convertible into or exercisable or exchangeable for common stock;

whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise. If we issue an earnings release or material news or a material event relating to us occurs during the last 17 days of the 90-day period, or if we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the lock-up restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release, or the occurrence of the material news or material event.

The lock-up restrictions are subject to certain customary exceptions, including the following:

  •
  We may grant stock options under our existing stock-option plans and we may issue shares of common stock upon the exercise of options granted under our existing plans.

  •
  If the underwriters do not exercise their over-allotment option in full and the selling stockholder is left with shares of common stock, the selling stockholder may transfer any of its remaining shares to any member of Groupe SNPE, so long as the transferee agrees to be bound by these lock-up restrictions for the remainder of the lock-up period.

We, the selling stockholder and Groupe SNPE have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The Nasdaq Capital Market (or The Nasdaq National Market, as applicable) prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq Capital Market (or The Nasdaq National Market, as applicable) no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The Nasdaq Capital Market (or The Nasdaq National Market, as applicable), in the over the counter market or otherwise.

Each underwriter has represented that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any common stock in circumstances in which Section 21(1) of the FSMA does not apply to us and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area (the European Union, Iceland, Norway and Liechtenstein) which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the European Union Prospectus Directive (the "EU Prospectus Directive") is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  •
  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression "EU Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and the selling stockholder, Groupe SNPE and their affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us, the selling stockholder, Groupe SNPE and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

The validity of the shares of common stock being offered hereby and certain other matters are being passed upon for us by LeBoeuf, Lamb, Greene & MacRae LLP, New York, New York. Certain legal matters relating to the offering are being passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

Experts

The consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2005 (including the schedules appearing therein), and our management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, included herein and incorporated herein by reference, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and included and incorporated herein by reference. Such consolidated financial statements and management's assessment are included and incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Incorporation of documents by reference

The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus supplement, which means that information included in these documents is considered part of this prospectus supplement. The following documents filed by us with the SEC are incorporated by reference into this prospectus supplement:

•
our annual report on Form 10-K for the year ended December 31, 2005;

•
our quarterly report on Form 10-Q for the quarter ended March 31, 2006;

•
our current report on Form 8-K filed on January 12, 2006;

•
our current report on Form 8-K filed on April 5, 2006; and

•
the description of our common stock contained in our registration statement on Form 8-A/A filed on March 27, 2006.

All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus supplement forms a part and prior to the termination of the offering covered by this prospectus supplement will be deemed to be incorporated by reference into this prospectus supplement and to be a part of the prospectus supplement from the date of filing of such documents. Any statement contained in this prospectus supplement or in any document incorporated or deemed to be incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Where you can find more information

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. This prospectus supplement, the registration statement and related prospectus and these reports, proxy statements and other information can be inspected and copied at the Public Reference Room maintained by the SEC at Station Place, 100 F Street NE, Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Room maintained by the SEC at the above address. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to this offering. The prospectus, which forms a part of the registration statement, and this prospectus supplement do not contain all the information included in the registration statement and the attached exhibits.

The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding us. The reports, proxy and information statements, and other information about us can be downloaded from the SEC's website.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in the prospectus or this prospectus supplement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to: Dynamic Materials Corporation, 5405 Spine Road, Boulder, Colorado 80301, Attention: Chief Financial Officer. Our telephone number at that address is (303) 665-5700.

Report of independent registered public accounting firm

The Stockholders and the
Board of Directors of Dynamic Materials Corporation:

We have audited the accompanying consolidated balance sheets of Dynamic Materials Corporation and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of Dynamic Materials Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made my management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dynamic Materials Corporation and subsidiary at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Dynamic Materials Corporation's internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2006 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Denver, Colorado
March 10, 2006

Dynamic Materials Corporation & Subsidiary
Consolidated balance sheets
As of December 31, 2005 and 2004
(Dollars in thousands)

	2005	2004

Assets
Current assets:
Cash and cash equivalents	$5,763	$2,404
Marketable securities	1,950	—
Accounts receivable, net of allowance for doubtful accounts of $301 and $280, respectively	15,576	13,936
Inventories	11,869	8,000
Prepaid expenses and other	822	527
Current portion of other receivables related to discontinued operations	—	943
Current deferred tax assets	572	436

Total current assets	36,552	26,246
Property, plant and equipment	22,635	20,832
Less—Accumulated depreciation	(10,063)	(8,988)

Property, plant and equipment, net	12,572	11,844
Goodwill, net	847	847
Deferred tax assets	819	—
Other assets, net	101	171
Other receivables related to discontinued operations	681	753
Assets of discontinued operations	3,739	3,892

Total assets	$55,311	$43,753

The accompanying notes are an integral part of these consolidated financial statements.

Dynamic Materials Corporation & Subsidiary
Consolidated balance sheets
As of December 31, 2005 and 2004
(Dollars in thousands)

	2005	2004

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,278	$6,041
Accrued expenses	2,594	1,367
Accrued employee compensation and benefits	2,508	1,920
Customer advances	1,885	1,232
Bank lines of credit	—	3,216
Related party debt	45	2,001
Current maturities on long-term debt	528	1,185

Total current liabilities	14,838	16,962
Long-term debt	2,221	2,906
Deferred tax liabilities	195	729
Other long-term liabilities	222	206
Liabilities of discontinued operations	2,880	2,880
Commitments and contingent liabilities	—	—

Total liabilities	20,356	23,683

Stockholders' equity:
Preferred stock, $.05 par value; 4,000,000 shares authorized; no issued and outstanding shares	—	—
Common stock, $.05 par value; 15,000,000 shares authorized; 11,758,920 and 10,640,876 shares issued and outstanding, respectively	588	532
Additional paid-in capital	19,778	13,351
Retained earnings	14,104	4,887
Other cumulative comprehensive income	485	1,300

Total stockholders' equity	34,955	20,070

Total liabilities and stockholders' equity	$55,311	$43,753

The accompanying notes are an integral part of these consolidated financial statements.

Dynamic Materials Corporation & Subsidiary
Consolidated statements of operations
For the years ended December 31, 2005, 2004 and 2003
(Dollars in thousands, except per share data)

	2005	2004	2003

Net sales	$79,291	$54,165	$35,779
Cost of products sold	55,856	40,559	26,802

Gross profit	23,435	13,606	8,977

Costs and expenses:
General and administrative expenses	4,051	3,335	2,645
Selling expenses	3,616	3,383	3,016

Total costs and expenses	7,667	6,718	5,661

Income from operations of continuing operations	15,768	6,888	3,316
Other income (expense):
Other income (expense), net	(7)	7	(19)
Interest expense	(171)	(408)	(336)
Related party interest expense	(48)	(146)	(182)
Interest income	63	23	10

Income before income taxes and discontinued operations	15,605	6,364	2,789
Income tax provision	5,233	1,961	1,504

Income from continuing operations before discontinued operations	10,372	4,403	1,285
Discontinued operations:
Loss from discontinued operations, net of tax	—	(783)	(1,283)
Loss on sale of discontinued operations, net of tax	—	(787)	(710)

Loss from discontinued operations	—	(1,570)	(1,993)

Net income (loss)	$10,372	$2,833	$(708)

Income (loss) per share—basic:
Continuing operations	$0.92	$0.43	$0.13
Discontinued operations	—	(0.15)	(0.20)

Net income (loss)	$0.92	$0.28	$(0.07)

Income (loss) per share—diluted:
Continuing operations	$0.86	$0.41	$0.13
Discontinued operations	—	(0.14)	(0.19)

Net income (loss)	$0.86	$0.27	$(0.06)

Weighted average number of shares outstanding—
Basic	11,290,053	10,269,080	10,134,648

Diluted	12,086,884	10,968,090	10,621,612

Dividends declared per common share	$0.10	$—	$—

The accompanying notes are an integral part of these consolidated financial statements

Dynamic Materials Corporation & Subsidiary
Consolidated statements of stockholders' equity
For the years ended December 31, 2005, 2004 and 2003
(Amounts in thousands)

	Common stock
			Additional paid-in capital		Other cumulative comprehensive income		Comprehensive income (loss) for the period
				Retained earnings
	Shares	Amount				Total

Balances, December 31, 2002	10,123	$506	$12,120	$2,762	$175	$15,563
Shares issued for stock option exercises	10	1	11	—	—	12
Shares issued in connection with the employee stock purchase plan	45	2	43	—	—	45
Net loss	—	—	—	(708)	—	(708)	(708)
Derivative valuation, net of tax of $27	—	—	—	—	(43)	(43)	(43)
Change in cumulative foreign currency translation adjustment	—	—	—	—	715	715	715

Balances, December 31, 2003	10,178	509	12,174	2,054	847	15,584	(36)
Shares issued for stock option exercises	424	21	815	—	—	836
Shares issued in connection with the employee stock purchase plan	39	2	51	—	—	53
Tax benefit related to stock options	—	—	311	—	—	311
Net income	—	—	—	2,833	—	2,833	2,833
Derivative valuation, net of tax of $27	—	—	—	—	43	43	43
Change in cumulative foreign currency translation adjustment	—	—	—	—	410	410	410

Balances, December 31, 2004	10,641	532	13,351	4,887	1,300	20,070	3,286
Shares issued for stock option exercises	707	35	1,447	—	—	1,482
Shares issued in connection with the employee stock purchase plan	11	1	72	—	—	73
Dividends paid	—	—	—	(1,155)	—	(1,155)
Conversion of subordinated note	400	20	1,180	—	—	1,200
Tax benefit related to stock options	—	—	3,728	—	—	3,728
Net income	—	—	—	10,372	—	10,372	10,372
Change in cumulative foreign currency translation adjustment	—	—	—	—	(815)	(815)	(815)

Balances, December 31, 2005	11,759	$588	$19,778	$14,104	$485	$34,955	$9,557

The accompanying notes are an integral part of these consolidated financial statements.

Dynamic Materials Corporation & Subsidiary
Consolidated statements of cash flows
For the years ended December 31, 2005, 2004 and 2003
(Dollars in thousands)

	2005	2004	2003

		Revised—see Note 2	Revised—see Note 2
Cash flows from operating activities:
Net income (loss)	$10,372	$2,833	$(708)
Adjustments to reconcile net income (loss) to net cash provided by operating activities—
Loss from discontinued operations	—	1,570	1,993
Depreciation	1,513	1,374	1,237
Amortization	14	13	11
Amortization of capitalized debt issuance costs	41	79	85
Provision for deferred income taxes	(1,431)	1,181	1,328
Tax benefit related to exercise of stock options	3,728	311	—
Change in—
Accounts receivable, net	(2,657)	(6,963)	1,257
Inventories	(4,486)	(1,993)	(1,020)
Prepaid expenses and other	(327)	638	(382)
Accounts payable	1,733	3,126	220
Accrued expenses and other liabilities	3,138	2,375	(1,175)

Net cash flows provided by continuing operations	11,638	4,544	2,846
Net cash flows used in discontinued operations	—	(1,434)	(1,213)

Net cash provided by operating activities	11,638	3,110	1,633

Cash flows from investing activities:
Acquisition of property, plant and equipment	(2,848)	(1,138)	(919)
Investment in marketable securities	(1,950)	—	—
Release of restricted cash from bond proceeds	—	190	—
Change in other non-current assets	288	(6)	7
Payment received on other receivables related to discontinued operations	1,016	580	—
Investing activities of discontinued operations	—	(45)	(224)

Net cash flows used in investing activities	(3,494)	(419)	(1,136)

The accompanying notes are an integral part of these consolidated financial statements.

Dynamic Materials Corporation & Subsidiary
Consolidated statements of cash flows
For the years ended December 31, 2005, 2004 and 2003
(Dollars in thousands)

	2005	2004	2003

		Revised—see Note 2	Revised—see Note 2
Cash flows from financing activities:
Borrowings / (repayments) on bank lines of credit, net	(3,216)	1,915	335
Borrowings / (repayments) on related party lines of credit, net	(75)	(624)	425
Payment on SNPE, Inc. term loan	(667)	(1,333)	(1,333)
Payment on industrial development revenue bond	(790)	(1,120)	(855)
Payment on term loan with French bank	(361)	(360)	—
Payment of dividends	(1,155)	—	—
Change in other long-tem liabilities	47	24	29
Net proceeds from issuance of common stock to employees and directors	1,555	889	57
Bank overdraft	—	—	172
Repayment of bank overdraft	—	(288)	—
Financing activities of discontinued operations	—	—	(97)

Net cash flows used in financing activities	(4,662)	(897)	(1,267)

Effects of exchange rates on cash	(123)	88	134

Net increase (decrease) in cash and cash equivalents	3,359	1,882	(636)
Cash and cash equivalents, beginning of the period	2,404	522	1,158

Cash and cash equivalents, end of the period	$5,763	$2,404	$522

Supplemental disclosure of cash flow information:
Cash paid during the period for—
Interest	$279	$422	$548

Income taxes	$2,502	$215	$759

Non-cash financing activity:
Conversion of SNPE convertible subordinated note into common stock	$1,200	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Dynamic Material Corporation & Subsidiary
Notes to consolidated financial statements
(Dollars in thousands, except per share data)

(1)   Organization and business

Dynamic Materials Corporation (the "Company") was incorporated in the state of Colorado in 1971, and reincorporated in the state of Delaware during 1997, to provide products and services requiring explosive metalworking. The Company is headquartered in Boulder, Colorado and has manufacturing facilities in the United States, France and Sweden. Customers are located throughout North America, Western Europe, Australia and the Far East. The Company currently operates under two business segments—Explosive Metalworking, in which metals are metallurgically joined or altered by using explosives; and AMK Welding, which utilizes a number of welding technologies to weld components for manufacturers of jet engines and ground-based turbines. The Company's wholly-owned subsidiary, Nobelclad Europe S.A. ("Nobelclad"), was acquired during 2001 from an affiliate of the Company's parent.

Stock split

On September 23, 2005, the Company announced that its Board of Directors approved a 2-for-1 split of the Company's common stock. The split was effected as a stock dividend, and was paid to stockholders of record as of the close of business on October 5, 2005. Stockholders on the record date received one additional share of common stock for each share held. The payment date was October 12, 2005. All share and per share data in the consolidated financial statements and notes have been adjusted and restated to reflect the stock split as if it had taken place at the beginning of each period presented.

Transaction with SNPE, Inc.

On June 14, 2000, the Company's stockholders approved a Stock Purchase Agreement ("the Agreement") between the Company and SNPE, Inc. ("SNPE"), a wholly owned subsidiary of SNPE S.A. (Groupe SNPE). The closing of the transaction, which was held immediately following stockholder approval, resulted in a payment from SNPE of $5,800 to the Company in exchange for 4,218,182 shares of the Company's common stock at a price of $1.375 per share causing SNPE to become a 50.8% stockholder of the Company on the closing date. In addition, the Company borrowed $1,200 under a convertible subordinated note from SNPE. The Company also borrowed $3,500 under a credit facility with SNPE (see Note 3). As of December 31, 2005, SNPE owned 5,926,982 shares or 50.4% of the Company's common stock.

(2)   Summary of significant accounting policies

Principles of consolidation

The Consolidated Financial Statements include the accounts of the Company and a subsidiary in which it has a greater than 50% interest. All significant intercompany accounts, profits and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Foreign operations and foreign exchange rate risk

The functional currency for the Company's foreign operations is the applicable local currency for each affiliate company. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated at exchange rates in effect at period-end, and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of stockholders' equity and are included in other cumulative comprehensive income. Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from the Company's operations in foreign countries are translated at actual exchange rates when known, or at the average rate for the period. As a result, amounts related to assets and liabilities reported in the consolidated statements of cash flows will not agree to changes in the corresponding balances in the Consolidated Balance Sheets. The effects of exchange rate changes on cash balances held in foreign currencies are reported as a separate line item below cash flows from financing activities.

Cash and cash equivalents

For purposes of the financial statements, the Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Marketable securities

Marketable securities are comprised entirely of investment grade variable rate debt obligations, which are asset backed and categorized as available for sale. Accordingly, these investments are recorded at cost, which approximates fair value due to their variable interest rates, which typically reset every 7 days. The Company has the ability to quickly liquidate these investments despite their long-term stated contractual maturities. As a result of the variable interest rates, the Company had no cumulative gross unrealized or realized holding gains or losses on these investments. All income generated from these securities was recorded as interest income.

Inventories

Inventories are stated at the lower-of-cost (first-in, first-out) or market value. Cost elements included in inventory are material, labor, subcontract costs and factory overhead. Inventories consist of the following at December 31, 2005 and 2004:

	2005	2004

Raw materials	$5,767	$3,619
Work-in-process	5,878	4,049
Supplies	224	332

	$11,869	$8,000

Shipping and handling costs incurred by the Company upon shipment to customers are included in cost of products sold in the accompanying Consolidated Statements of Operations.

Property, plant and equipment

Property, plant and equipment are recorded at cost. Additions, improvements and betterments are capitalized when incurred. Maintenance and repairs are charged to operations as the costs are incurred. Depreciation is computed using the straight-line method over the estimated useful life of the related asset (except leasehold improvements which are depreciated over the shorter of the estimated useful life or the lease term) as follows:

Building and improvements	15-30 years
Manufacturing equipment and tooling	3-15 years
Furniture, fixtures and computer equipment	3-10 years
Other	7-10 years

Property, plant and equipment consists of the following at December 31, 2005 and 2004:

	2005	2004

Land	$570	$609
Building and improvements	8,032	8,038
Manufacturing equipment and tooling	10,901	9,269
Furniture, fixtures and computer equipment	2,776	2,614
Other	356	302

	$22,635	$20,832

Asset impairments

The Company reviews its long-lived assets and certain identifiable intangibles to be held and used by the Company for impairment whenever events or changes in circumstances indicate their carrying amount may not be recoverable. In so doing, the Company estimates the future net cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future net cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized to reduce the asset to its estimated fair value. Otherwise, an impairment loss is not recognized. Long-lived assets and certain identifiable intangibles to be disposed of, if any, are reported at the lower of carrying amount or fair value less cost to sell.

Goodwill

Goodwill represents the excess of acquisition costs over the fair value of net assets of businesses acquired. Under Statement of Financial Accounting Standards No. 142, goodwill is no longer required to be amortized; however, the carrying value of goodwill must be tested annually for impairment. The Company's policy is to test goodwill in the fourth quarter of each year unless circumstances indicate an impairment during an intervening period.

Customer advances

On occasion, the Company requires customers to make advance payments prior to the shipment of the related orders in order to keep customers at acceptable credit limit levels. As of December 31, 2005 and 2004, customer advances totaled $1,885 and $1,232, respectively, and consist of advance payments from several customers.

Revenue recognition

Sales of clad metal products and welding services are generally based upon customer specifications set forth in customer purchase orders and require us to provide certifications relative to metals used, services performed and the results of any non-destructive testing that the customer has requested be performed. Any non-conformance issues are resolved before the product is shipped and billed. Revenue is recognized only when all four of the following criteria have been satisfied: persuasive evidence of an arrangement exists; the price is fixed or determinable; delivery has occurred; and collection is reasonably assured. For contracts that require multiple shipments, revenue is recorded only for the units included in each individual shipment. If, as a contract proceeds toward completion, projected total cost on an individual contract indicates a potential loss, we provide currently for such anticipated loss.

Net income (loss) per share

Basic earnings per share ("EPS") is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted EPS recognizes the potential dilutive effects of dilutive securities. The following represents a reconciliation of the numerator and denominator used in the calculation of basic and diluted EPS:

	For the year ended December 31, 2005
	Income	Shares	Per share amount

Basic earnings per share:
Net income	$10,372	11,290,053	$0.92

Dilutive effect of options to purchase common stock	—	622,584
Dilutive effect of convertible subordinated note, net of tax	23	174,247

Dilutive earnings per share:
Net income	$10,395	12,086,884	$0.86

	For the year ended December 31, 2004
	Income	Shares	Per share amount

Basic earnings per share:
Net income	$2,833	10,269,080	$0.28

Dilutive effect of options to purchase common stock	—	299,010
Dilutive effect of convertible subordinated note, net of tax	50	400,000

Dilutive earnings per share:
Net income	$2,883	10,968,090	$0.27

	For the year ended December 31, 2003
	Income	Shares	Per share amount

Basic earnings per share:
Net loss	$(708)	10,134,648	$(0.07)

Dilutive effect of options to purchase common stock	—	86,964
Dilutive effect of convertible subordinated note, net of tax	50	400,000

Dilutive earnings per share:
Net loss	$(658)	10,621,612	$(0.06)

Fair value of financial instruments

The carrying value of cash and cash equivalents, marketable securities, trade accounts receivable and payable, accrued expenses and notes receivable are considered to approximate fair value due to the short-term nature of these instruments. The fair value of the Company's long-term debt is estimated to approximate carrying value based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities.

Income taxes

The Company recognizes deferred tax assets and liabilities for the expected future income tax consequences based on enacted tax laws of temporary differences between the financial reporting and tax bases of assets and liabilities. The Company recognizes deferred tax assets for the expected future effects of all deductible temporary differences. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized (see Note 5).

Related party transactions

The Company has a sales commission agreement with Clad Metal Products, Inc, which is 100% owned by an executive officer of the Company. Under this agreement, which was terminated in 2005, the Company paid Clad Metal Products, Inc. 20% of the commissions that it earned on sales of certain non-explosion clad products. During the years ended December 31, 2005, 2004 and 2003, the Company paid commissions of $13, $7 and $10, respectively related to this agreement.

Nobelclad purchases explosives used in its cladding operation from Nobel Explosifs France, which is a wholly owned subsidiary of Groupe SNPE. For the years ended December 31, 2005, 2004 and 2003, these purchases totaled $820, $739, and $445, respectively. Accounts payable as of December 31, 2005 and 2004 include outstanding amounts of $229 and $298, respectively, relating to these purchases.

Concentration of credit risk

Financial instruments, which potentially subject the Company to a concentration of credit risk, consist primarily of cash, restricted cash, cash equivalents and accounts receivable. Generally, the Company does not require collateral to secure receivables. At December 31, 2005 the Company has no significant financial instruments with off-balance sheet risk of accounting losses, such as options contracts or other foreign currency hedging arrangements.

Other cumulative comprehensive income

Other cumulative comprehensive income as of December 31, 2005, 2004 and 2003 consisted of the following:

	2005	2004	2003

Currency translation adjustment	$485	$1,300	$890
Derivative valuation adjustment	—	—	(43)

	$485	$1,300	$847

Stock based compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations in accounting for its employee stock options, including Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure ("SFAS 148"). Under APB 25, because the exercise price of the Company's employee stock options is generally equal to the market price of the underlying stock on the date of the grant, no compensation expense is recognized. Statement of Financial Accounting Standards No. 123, Accounting and Disclosure of Stock-Based Compensation ("SFAS 123"), establishes an alternative method of expense recognition for stock-based compensation awards to employees that is based on fair values. The Company elected not to adopt SFAS 123 for expense recognition purposes.

Pro-forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options and employees stock purchase plan under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	2005	2004	2003

Risk-free interest rate	3.7%	3.1%	2.7%
Expected lives	4.0 years	4.0 years	4.0 years
Expected volatility	91.1%	79.0%	83.2%
Expected dividend yield	0.5%	0.0%	0.0%

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price characteristics significantly different from those of traded options. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The weighted average fair value of options granted during 2005, 2004 and 2003 was $6.43, $1.03, and $.80, respectively. For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro-forma net income (loss) and pro-forma net income (loss) per share, as if the Company had used the fair value accounting provisions of SFAS 123, are shown below.

	2005	2004	2003

Net income (loss):
As reported	$10,372	$2,833	$(708)
Expense calculated under SFAS 123, net of tax effect	(481)	(250)	(209)

Pro forma	$9,891	$2,583	$(917)

Basic net income (loss) per common share:
As reported	$0.92	$0.28	$(0.07)

Pro forma	$0.88	$0.25	$(0.09)

Diluted net income (loss) per common share:
As reported	$0.86	$0.27	$(0.06)

Pro forma	$0.82	$0.24	$(0.08)

Recent accounting pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment ("SFAS 123R"), which is a revision of SFAS 123. SFAS 123R supersedes APB 25 and amends Statement of Financial Accounting Standards No. 95, Statement of Cash Flows. Generally the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an option. In addition, SFAS 123R requires any excess tax benefits received upon exercise of options to be presented as a financing activity on the statement of cash flows rather than as an operating activity as it is currently presented.

The Company will adopt SFAS 123R in the first quarter of 2006 using the modified prospective method and is currently evaluating the effect that the adoption will have on its financial position and results of operations. The Company has preliminarily estimated that the impact of adoption will result in a reduction in full year 2006 net earnings equal to approximately $0.04 to $0.06 per diluted share.

In November 2004, the FASB issued SFAS 151, Inventory Costs, which amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, Inventory Pricing. This statement requires abnormal amounts of idle facility expense, freight, handling costs and wasted material to be excluded from inventory costing and instead included as period expenses. In addition, this standard requires the allocation of fixed production overhead to be based on normal capacity of the production facilities. The Company does not believe the adoption of this standard on January 1, 2006 will have a significant impact on its results of operations.

In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections, which requires the direct effects of voluntary accounting principle changes to be retrospectively applied to prior periods' financial statements. This Statement does not change the transition provisions of any existing accounting pronouncements, but would apply in the unusual instance that a pronouncement does not include specific transition provisions. SFAS No. 154 maintains existing guidance with respect to accounting estimate changes and corrections of errors. The Statement is effective for the Company beginning on January 1, 2006. Adoption is not expected to have a material impact on the Company's financial position, results of operation or cash flows.

Reclassifications

Certain prior year balances in the consolidated financial statements and notes have been reclassified to conform with the 2005 presentation.

Revisions to consolidated statements of cash flows

In 2005, the Company has separately disclosed the operating, investing and financing portions of the cash flows related to its discontinued operations, which had previously been reported on a combined basis as a single amount.

(3)   Debt

Related party debt consists of the following at December 31, 2005 and 2004:

	2005	2004

SNPE S.A. line of credit	$45	$134
SNPE convertible subordinated note	—	1,200
SNPE S.A. term loan	—	667

Related party debt (all current)	$45	$2,001

Long-term debt consists of the following at December 31, 2005 and 2004:

	2005	2004

Term loan—French bank	$1,029	$1,581
Industrial development revenue bonds	1,720	2,510

	2,749	4,091
Less current maturities	(528)	(1,185)

Long-term debt	$2,221	$2,906

Bank lines of credit

In September 2005, the Company entered into a new $7,500 credit facility with Wells Fargo Bank, National Association ("the Bank"). The credit facility, which expires on June 30, 2007, replaces the $6,000 credit facility between the Company and Wells Fargo Business Credit Inc. (an affiliate of the Bank) that terminated concurrently with signing the new credit facility. The new credit facility allows for Euro-denominated advances up to a $2,000 equivalent. Dollar-denominated advances bear interest at either the Bank's prime rate less 0.5% (6.75% as of December 31, 2005) or LIBOR plus 2% (the rate selection is at the Company's option subject to certain conditions). Euro-denominated advances bear interest at EURIBOR plus 2% (4.36% as of December 31, 2005). Borrowings on the credit facility are secured by accounts receivable, inventory and any equipment acquired after the date of the agreement. There were no borrowings outstanding on the credit facility as of December 31, 2005.

In addition, the Company maintains a 4,000 Swedish Krona line of credit ($503 based upon the December 31, 2005 exchange rate) with a Swedish bank for its Nitro Metall operations. As of December 31, 2005, there were no outstanding borrowings under this line of credit. Borrowings under the line of credit are secured by real estate used in Nitro Metall's operations. This line of credit carries an interest rate equal to the basic rate stipulated by the Central Bank of Sweden ("Repo Rate"), which was 1.5% as of December 31, 2005.

SNPE S.A. line of credit

The Company's subsidiary, Nobelclad, has a line of credit or "cash agreement" with Groupe SNPE that provides for up to 2 million Euros ($2,369 based upon the December 31, 2005 exchange rate) in cash advances to meet the working capital needs of Nobelclad. As of December 31, 2005, the line of credit had an outstanding balance of 38 Euros ($45 based upon the December 31, 2005 exchange rate) and bears interest at EURIBOR plus 1.5%. The line expires on December 31, 2006 but is subject to annual renewal by the parties. The agreement automatically terminates if Groupe SNPE loses its indirect control of Nobelclad. The interest rate on outstanding borrowings as of December 31, 2005 was 3.86%.

SNPE convertible subordinated note

In connection with the SNPE transaction (see Note 1), a cash payment was made by SNPE to the Company to purchase a five-year, 5% Convertible Subordinated Note ("Subordinated Note"). SNPE had the option to convert the $1,200 Subordinated Note into common stock of the Company at a conversion price of $3 per share at any time up to, and including the maturity date (June 14, 2005). If the note was not converted, the entire principal balance would be due at the maturity date. On June 8, 2005, SNPE. exercised its conversion rights on the Convertible Subordinated Note. In accordance with the provisions of the note, the $1,200 note was converted into 400,000 shares of common stock of the Company at a conversion rate of $3 per share.

SNPE S.A. term loan

In connection with its July 3, 2001 acquisition of Nobelclad, the Company entered into a $4,000 term loan agreement with Groupe SNPE. The term loan was secured by a pledge of 65% of the capital stock of Nobelclad held by the Company. The term loan accrued interest at the Federal Funds Rate plus 3.0%, payable quarterly. Commencing September 30, 2002 and on the last day of each calendar quarter thereafter, principal payments of $333 were due, with the final principal payment of $333 being due on June 30, 2005. The Company repaid the outstanding balance on the term loan on March 30, 2005.

Term loan—French bank

In June 2001, Nobelclad obtained a term loan with a French bank that provides for borrowings of 1,448 Euros ($1,715 based upon the December 31, 2005 exchange rate), of which 869 Euros ($1,029) was outstanding as of December 31, 2005. Borrowings under the term loan bear interest at EURIBOR plus 0.4%. The interest rate on outstanding borrowings as of December 31, 2005 was 2.76%. Beginning on June 21, 2004 and on each anniversary date thereafter until final maturity on June 21, 2008, principal payments of 290 Euros are required. The bank has the option of demanding early repayment of any outstanding loans if Groupe SNPE's indirect ownership of Nobelclad falls below 50%.

Industrial development revenue bonds

During September 1998, the Company began construction on a new manufacturing facility in Fayette County, Pennsylvania. This project was financed with proceeds from industrial development revenue bonds issued by the Fayette County Industrial Development Authority. The loan bears interest at a variable rate which is set weekly based on the current weekly market rate for tax-exempt bonds. The interest rate at December 31, 2005 was 3.66%. Principal payments, which vary in amount, are paid on a quarterly basis throughout the life of the bonds. The Company has established a bank letter of credit in the trustee's favor for the principal amount of outstanding bonds. The Company may redeem the bonds prior to their final maturity on September 1, 2013 at an amount equal to the outstanding principal plus any accrued interest. Annual principal repayments, which totaled $790 in 2005, will range from $185 to $300 annually until final maturity.

Loan covenants and restrictions

The Company's existing loan agreements include various covenants and restrictions, certain of which relate to the payment of dividends or other distributions to stockholders, redemption of capital stock, incurrence of additional indebtedness, mortgaging, pledging or disposition of major assets, limits on capital expenditures and maintenance of specified financial ratios. As of December 31, 2005, the Company was in compliance with all financial covenants and other provisions of its debt agreements.

Scheduled debt maturity

The Company's long-term debt matures as follows:

Year ended December 31—
2006	$528
2007	543
2008	563
2009	235
2010	255
Thereafter	625

$2,749

(4)   Common stock options and benefit plan

Stock option plan

The Company maintains a stock option plan that provides for grants of both incentive stock options and non-statutory stock options. Incentive stock options are granted at exercise prices that equal the fair market value at date of grant based upon the closing sales price of the Company's common stock on that date. Incentive stock options generally vest 25% annually and expire ten years from the date of grant. Non-statutory stock options are granted at exercise prices that range from 85% to 100% of the fair market value of the stock at date of grant. These options vest over periods ranging from one to four years and have expiration dates ten years from the date of grant. Under the Company's stock option plan, 2,250,000 shares of common stock are authorized for option grants, of which 38,074 remain available for future grants as of December 31, 2005.

A summary of stock option activity for the years ended December 31, 2005, 2004 and 2003 is as follows:

	2005		2004		2003
	Options	Weighted average exercise price	Options	Weighted average exercise price	Options	Weighted average exercise price

Outstanding at beginning of year	1,052,922	$1.89	1,408,496	$1.92	1,200,996	$2.03
Granted	246,754	$9.39	153,672	$1.58	232,000	$1.30
Cancelled	(4,000)	$4.87	(85,500)	$1.34	(14,500)	$1.35
Exercised	(707,250)	$2.10	(423,746)	$1.98	(10,000)	$1.13

Outstanding at end of year	588,426	$4.77	1,052,922	$1.89	1,408,496	$1.92

Exercisable at end of year	182,922	$1.52	604,000	$2.25	851,628	$2.32

The following table summarizes information about employee stock options outstanding and exercisable at December 31, 2005:

	Options outstanding			Options exercisable
Range of exercise prices	Number of options outstanding at December 31, 2005	Weighted average remaining contractual life in years	Weighted average exercise price	Number exercisable at December 31, 2005	Weighted average exercise price

$1.13 - $1.89	345,672	7.28	$1.48	182,922	$1.52
$4.87 - $4.87	172,000	9.06	$4.87	—	$0.00
$20.62	70,754	9.42	$20.62	—	$0.00

$1.13 - $20.62	588,426	8.06	$4.77	182,922	$1.52

Employee stock purchase plan

The Company has an Employee Stock Purchase Plan ("ESPP") which is authorized to issue up to 450,000 shares. The offerings begin on the first day following each previous offering ("Offering Date") and end six months from the offering date ("Purchase Date"). The ESPP provides that full time employees may authorize the Company to withhold up to 15% of their earnings, subject to certain limitations, to be used to purchase common stock of the Company at the lesser of 85% of the fair market value of the Company's common stock on the Offering Date or the Purchase Date. In connection with the ESPP, 10,794, 39,362 and 44,988 shares of the Company's stock were purchased during the years ended December 31, 2005, 2004 and 2003, respectively. The pro forma net income calculation in Note 2 reflects $35, $25 and $19 in compensation expense associated with the ESPP for 2005, 2004 and 2003, respectively.

401(k) plan

The Company offers a contributory 401(k) plan to its employees. The Company makes matching contributions equal to 100% of each employee's contribution up to 3% and 50% of the next 2% contributed by each employee. Total Company contributions were $184, $203 and $264 for the years ended December 31, 2005, 2004 and 2003, respectively.

(5)   Income taxes

The domestic and foreign components of income before tax for the Company's continuing operations for the year ended December 31 are summarized below:

	2005	2004	2003

Domestic	$10,530	$5,541	$2,839
Foreign	5,075	823	(50)

	$15,605	$6,364	$2,789

The components of the provision for income taxes for the Company's continuing operations for the years ended December 31 are as follows:

	2005	2004	2003

Current—Federal	$4,631	$198	$118
Current—State	349	40	—
Current—Foreign	1,705	232	57

	6,685	470	175
Deferred—Federal	(1,283)	1,242	1,187
Deferred—State	(183)	183	175
Deferred—Foreign	14	66	(33)

	(1,452)	1,491	1,329

	$5,233	$1,961	$1,504

A reconciliation of the Company's income tax provision for continuing operations computed by applying the Federal statutory income tax rate of 35% in 2005 and 34% in 2004 and 2003 to income before taxes for the year ended December 31 is as follows:

	2005	2004	2003

Federal income tax at statutory rate	$5,463	$2,164	$949
State tax items, net	523	272	144
Effect of difference between U.S. Federal and Foreign tax rates	(119)	18	2
Permanent differences	924	(80)	11
Tax on foreign dividend received	—	—	324
Tax credits related to the amendment of prior year tax returns	(706)	(413)	74
Current year tax credits	(934)	—	—
Changes in valuation allowance	177	—	—
Other	(95)	—	—

Provision for income taxes	$5,233	$1,961	$1,504

The Company's deferred tax assets and liabilities at December 31, 2005 and 2004 consist of the following:

	2005	2004

Deferred tax assets:
Income tax credit carryforward	$2,106	$624
State net operating loss carryforward	120	—
Inventory	84	107
Allowance for doubtful accounts	86	69
Repair reserve	183	23
Vacation and other compensation accrual	149	176
Other	70	61

Deferred tax assets	2,798	1,060
Deferred tax liabilities:
Depreciation and amortization	(1,230)	(1,134)
Foreign income taxable in future periods	(195)	(219)

Deferred tax liabilities	(1,425)	(1,353)

Net deferred tax assets / (liabilities)	1,373	(293)
Valuation allowance	(177)	—

Net deferred tax assets / (liabilities)	$1,196	$(293)

Net current deferred tax assets	$572	$436
Net long-term deferred tax assets / (liabilities)	624	(729)

	$1,196	$(293)

As a result of stock option activity in 2005 and 2004, the Company recorded tax benefits of $3,728 and $311, respectively, directly to additional paid in capital. Thus, these tax benefits, which reduce taxes currently payable, are not reflected in the current income tax provision for those years.

During the year ended December 31, 2005, the Company completed an analysis of prior year tax credits and related items. As a result of the analysis, the Company filed amended federal and state income tax returns. The amended state returns reported additional net operating losses and credits above the amounts the Company had previously recorded on its books and records. In assessing these additional losses and credits, the Company determined that the utilization of a portion of these was not probable, due to potential changes in the states in which the Company has income tax nexus. Thus, the Company recorded a net valuation allowance of approximately $177 against the deferred tax assets during the year ended December 31, 2005.

As of December 31, 2005 and 2004, income considered to be permanently reinvested in non-U. S. subsidiaries totaled approximately $5,407 and $3,628, respectively. Deferred income taxes have not been provided on this undistributed income, as the Company does not plan to initiate any action that would require the payment of U. S. income taxes on these earnings. It is not practical to estimated the amount of additional tax that might be payable on these amounts of undistributed foreign income. As a result of providing current Federal income taxes on the remaining undistributed foreign earnings as of December 31, 2005, $904 is included in permanent differences reported in the above income tax rate reconciliation for 2005. A related foreign tax credit of $904 was also recorded as a result of providing income taxes on the remaining undistributed foreign earnings. This credit is reflected in the current year tax credits in the above income tax rate reconciliation and in the income tax credit carryforward in the above schedule of deferred tax assets and liabilities as of December 31, 2005.

The components of the income tax credit carryforward as of December 31, 2005 are $904 of foreign tax credits noted above, additional foreign tax credits of $365 (which, if unused, expire in 2012 and 2013), research related tax credits of $701 (which expire beginning in 2013), and alterative minimum tax credits of $136 (with no statutory expiration). The income tax credit carryforward as of December 31, 2004 is comprised of foreign tax credits of $92, research related tax credits of $300, and alterative minimum tax credits of $232.

As of December 31, 2005, the Company has state net operating loss carryforwards of approximately $2,635. Portions of these carryforwards, if unused, will expire beginning at the end of 2006 with the last portion due to expire in 2023.

(6)   Business segments

The Company is organized in the following two segments: the Explosive Metalworking segment and AMK Welding. The Explosive Metalworking segment uses explosives to perform metal cladding and shock synthesis. The most significant product of this group is clad metal which is used in the fabrication of pressure vessels, heat exchangers and transition joints used in the petrochemical, refining, hydrometallurgy, aluminum smelting, shipbuilding and other industries. AMK Welding utilizes a number of welding technologies to weld components for manufacturers of jet engine and ground-based turbines.

Historically, our Aerospace Group was comprised of the AMK Welding, Spin Forge and PMP divisions. Since PMP and Spin Forge are now reported as discontinued operations due to the 2003 sale of PMP and the divestiture of Spin Forge completed on September 17, 2004, the Aerospace Group no longer exists and AMK Welding is being reported as a stand-alone business segment. Refer to Note 8 for the details of these transactions.

The accounting policies of both segments are the same as those described in the summary of significant accounting policies. The Company's reportable segments are strategic business units that offer different products and services and are separately managed. Each segment is marketed to different customer types and requires different manufacturing processes and technologies.

Segment information is presented for the years ended December 31, 2005, 2004 and 2003 as follows:

	Explosive metalworking group	AMK welding	Total

As of and for the year ended December 31, 2005:
Net sales	$75,582	$3,709	$79,291

Depreciation and amortization	$1,328	$199	$1,527

Income from operations of continuing operations	$15,160	$608	$15,768

Unallocated amounts:
Other expense			(7)
Interest expense			(219)
Interest income			63

Consolidated income before income taxes			$15,605

Segment assets	$37,940	$2,949	$40,889

Assets not allocated to segments:
Cash and cash equivalents			5,763
Marketable securities			1,950
Prepaid expenses and other			822
Current deferred tax assets			572
Deferred tax assets			819
Other assets			76
Other receivables related to discontinued operations			681
Assets of discontinued operations			3,739

Consolidated total assets			$55,311

Capital expenditures	$2,217	$631	$2,848

	Explosive metalworking group	AMK welding	Total

As of and for the year ended December 31, 2004:
Net sales	$51,375	$2,790	$54,165

Depreciation and amortization	$1,138	$249	$1,387

Income from operations of continuing operations	$6,609	$279	$6,888

Unallocated amounts:
Other income			7
Interest expense			(554)
Interest income			23

Consolidated income before income taxes			$6,364

Segment assets	$32,459	$2,211	$34,670

Assets not allocated to segments:
Cash and cash equivalents			2,404
Prepaid expenses and other			527
Current deferred tax assets			436
Other assets			128
Other receivables related to discontinued operations			1,696
Assets of discontinued operations			3,892

Consolidated total assets			$43,753

Capital expenditures	$1,004	$134	$1,138

	Explosive metalworking group	AMK welding	Total

As of and for the year ended December 31, 2003:
Net sales	$33,043	$2,736	$35,779

Depreciation and amortization	$1,038	$210	$1,248

Income from operations of continuing operations	$2,855	$461	$3,316

Unallocated amounts:
Other expense			(19)
Interest expense			(518)
Interest income			10

Consolidated income before income taxes			$2,789

Segment assets	$22,878	$2,208	$25,086

Assets not allocated to segments:
Cash and cash equivalents			522
Accounts receivable of Spin Forge division			294
Prepaid expenses and other			1,208
Current deferred tax assets			388
Other assets			389
Other receivables related to discontinued operations			580
Assets of discontinued operations			6,795

Consolidated total assets			$35,262

Capital expenditures	$649	$270	$919

The geographic location of the Company's property, plant and equipment, net of accumulated depreciation, is as follows:

	As of December 31,
	2005	2004	2003

United States	$9,387	$8,721	$8,754
France	2,751	2,755	2,665
Sweden	434	368	412

Total	$12,572	$11,844	$11,831

All of the Company's sales are shipped from the manufacturing locations located in the United States, France and Sweden. The following represents the Company's net sales based on the geographic location of the customer:

	For the years ended December 31,
	2005	2004	2003

United States	$32,126	$24,528	$17,879
South Korea	7,771	409	829
Canada	7,562	4,924	4,610
Spain	5,369	957	587
Malaysia	5,148	83	40
China	3,368	310	33
Netherlands	2,757	1,218	749
Belgium	2,495	2,591	795
France	2,417	1,662	1,424
Italy	2,208	2,236	1,617
Australia	1,940	5,454	1,768
Germany	939	1,978	550
Russia	838	253	1,488
Mexico	664	1,241	570
Other foreign countries	3,689	6,321	2,840

Total	$79,291	$54,165	$35,779

During the years ended December 31, 2005, 2004 and 2003, no one customer accounted for more than 10% of total net sales.

(7)   Commitments and contingencies

The Company leases certain office space, storage space, vehicles and other equipment under various operating lease agreements. Future minimum rental commitments under non-cancelable operating leases are as follows:

Year ended December 31—
2006	$337
2007	288
2008	268
2009	266
2010	171
Thereafter	155

$1,485

Total rental expense included in operations was $603, $529 and $347 for the years ended December 31, 2005, 2004 and 2003, respectively.

In the normal course of business, the Company is a party to various contractual disputes and claims. After considering the Company's evaluations by legal counsel regarding pending actions, management is of the opinion that the outcome of such actions will not have a material adverse effect on the financial position or results of operations of the Company.

(8)   Discontinued operations

On October 7, 2003, DMC completed the sale of its PMP division. The sales price was $580 and was financed through the issuance of a promissory note payable that had been fully repaid as of December 31, 2004. The sale included the inventory and property, plant and equipment of PMP.

On September 17, 2004, DMC completed the divestiture of its Spin Forge division under an agreement that involved subleasing the Spin Forge real estate and leasing the manufacturing equipment and tooling to a third party. Under the master agreement relating to this divestiture transaction, DMC sold all inventory, books and records, intangible personal property, business information and technology, customer contracts, and licenses and permits relating to the Spin Forge business to this third party for a sales price of approximately $1.7 million. The third party also assumed full responsibility for Spin Forge business activities and operating expenses. Despite the fact that the Company retained ownership of the equipment and continued to carry a capital lease asset of $2,880 on its books, the Company concluded that the Spin Forge divestiture transaction qualified for treatment as discontinued operations since the Company had completely exited the Spin Forge operating business and has no intent to ever again operate any of the leased assets. To the extent that the third party purchaser of the Spin Forge business does not exercise its option to purchase all or a portion of the leased equipment and tooling when the lease term expires on January 1, 2007, DMC plans to immediately liquidate such equipment.

On January 10, 2006, the Company sold its purchase option on the Spin Forge real estate to the property owner for $2,300. The completion of this transaction resulted in a pretax gain of $2,200, which will be recorded as discontinued operations in the first quarter of 2006. In connection with the sale of the purchase option, the underlying lease agreement was terminated. Accordingly, the capital lease asset of $2,880 and the related lease obligation of the same amount will be removed from the Company's balance sheet in the first quarter of 2006.

Assets of discontinued operations, all related to Spin Forge, are comprised of the following as of December 31:

	2005	2004

Leased manufacturing equipment	$859	$1,012
Capital lease asset—real estate	2,880	2,880

Total assets of discontinued operations	$3,739	$3,892

The Company is receiving rent of $23 per month on the leased manufacturing equipment through the end of the initial lease term, which expires in December 2006. As part of the September 17, 2004 divestiture of Spin Forge, the Company sold inventory totaling $1,697 and the sale of this inventory was reflected in other receivables ($943 as current and $754 as long-term) as of December 31, 2004. As of December 31, 2005, the unpaid balance of this receivable is $681 and is classified as long-term based on the payment schedule specified in the divestiture agreement.

Operating results of the discontinued operations (formerly included in the Aerospace Group) for the years ended December 31, 2004 and 2003 are summarized as follows (there is no 2005 impact):

	For the years ended December 31,
	2004	2003

Net sales:
PMP division	$—	$1,533
Spin Forge division	1,790	4,499

Total net sales	$1,790	$6,032

Loss from discontinued operations:
PMP division	$—	$(962)
Spin Forge division	(1,284)	(1,142)

Total loss from discontinued operations	(1,284)	(2,104)

Tax benefit:
PMP division	—	375
Spin Forge division	501	446

Total tax benefit	501	821

Loss from discontinued operations, net of tax	$(783)	$(1,283)

Loss on sale of discontinued operations:
PMP division	$—	$(1,164)
Spin Forge division	(1,290)	—

Total loss on sale of discontinued operations	(1,290)	(1,164)
Tax benefit:
PMP division	—	454
Spin Forge division	503	—

Total tax benefit	503	454

Loss on sale of discontinued operations, net of tax	$(787)	$(710)

Dynamic Materials Corporation
Schedule II(a)—valuation and qualifying accounts and reserves allowance for doubtful accounts

	Balance at beginning of period	Additions charged to income	Accounts receivable written off	Balance at end of period

Year ended—
December 31, 2003	$256	$15	$(54)	$217
December 31, 2004	$217	$85	$(22)	$280
December 31, 2005	$280	$49	$(28)	$301

Dynamic Materials Corporation
Schedule II(b)—Valuation and qualifying accounts and reserves warranty reserve

	Balance at beginning of period	Additions charged to income	Repairs allowed	Balance at end of period

Year ended—
December 31, 2003	$150	$28	$(28)	$150
December 31, 2004	$150	$30	$(39)	$141
December 31, 2005	$141	$498	$(118)	$521

Dynamic Materials Corporation
Schedule II(c)—Valuation and qualifying accounts and reserves inventory reserve

	Balance at beginning of period	Additions charged to income	Inventory write-offs	Balance at end of period

Year ended—
December 31, 2003	$75	$53	$(71)	$57
December 31, 2004	$57	$170	$(57)	$170
December 31, 2005	$170	$158	$(163)	$165

Dynamic Materials Corporation & Subsidiary
Consolidated balance sheets
(Dollars in thousands)

	March 31, 2006	December 31, 2005

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,114	$5,763
Marketable securities	—	1,950
Loan to related party	1,211	—
Accounts receivable, net of allowance for doubtful accounts of $329 and $301, respectively	15,002	15,576
Inventories	12,644	11,869
Prepaid expenses and other	1,820	822
Current portion of other receivables related to discontinued operations	678	—
Current deferred tax assets	597	572

Total current assets	45,066	36,552
Property, plant and equipment	23,205	22,635
Less—Accumulated depreciation	(10,415)	(10,063)

Property, plant and equipment, net	12,790	12,572
Goodwill, net	847	847
Deferred tax assets	1,824	819
Other assets, net	79	101
Other receivables related to discontinued operations	—	681
Assets of discontinued operations	789	3,739

Total assets	$61,395	$55,311

The accompanying notes are an integral part of these condensed consolidated financial statements.

Dynamic Materials Corporation & Subsidiary
Consolidated balance sheets
(Dollars in thousands, except share data)

	March 31, 2006	December 31, 2005

	(unaudited)
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,486	$7,278
Accrued expenses	1,833	1,615
Accrued income taxes	4,109	979
Accrued employee compensation and benefits	2,164	2,508
Customer advances	2,033	1,885
Related party debt	—	45
Current maturities on long-term debt	540	528

Total current liabilities	18,165	14,838
Long-term debt	2,185	2,221
Deferred tax liabilities	1,525	195
Other long-term liabilities	231	222
Liabilities of discontinued operations	—	2,880
Commitments and contingent liabilities	—	—

Total liabilities	22,106	20,356

Stockholders' equity:
Preferred stock, $.05 par value; 4,000,000 shares authorized; no issued and outstanding shares
Common stock, $.05 par value; 15,000,000 shares authorized; 11,782,420 and 11,758,920 shares issued and outstanding, respectively	589	588
Additional paid-in capital	20,241	19,778
Retained earnings	17,834	14,104
Other cumulative comprehensive income	625	485

Total stockholders' equity	39,289	34,955

Total liabilities and stockholders' equity	$61,395	$55,311

The accompanying notes are an integral part of these condensed consolidated financial statements.

Dynamic Materials Corporation & Subsidiary
Consolidated statements of operations
For the three months ended March 31, 2006 and 2005
(Dollars in thousands, except share data)
(unaudited)

	2006	2005

Net sales	$25,175	$17,510
Cost of products sold	15,894	12,860

Gross profit	9,281	4,650

Costs and expenses:
General and administrative expenses	1,527	809
Selling expenses	1,324	1,126

Total costs and expenses	2,851	1,935

Income from operations of continuing operations	6,430	2,715
Other income (expense):
Other income (expense), net	(6)	5
Interest expense	(29)	(86)
Interest income	123	4

Income before income taxes and discontinued operations	6,518	2,638
Income tax provision	2,379	990

Income from continuing operations before discontinued operations	4,139	1,648
Discontinued operations:
Income from discontinued operations, net of tax	1,357	—

Income from discontinued operations	1,357	—

Net income	$5,496	$1,648

Income per share—basic:
Continuing operations	$0.35	$0.15
Discontinued operations	0.12	—

Net income	$0.47	$0.15

Income per share—diluted:
Continuing operations	$0.34	$0.14
Discontinued operations	0.11	—

Net income	$0.45	$0.14

Weighted average number of shares outstanding—
Basic	11,768,098	10,694,260

Diluted	12,217,547	11,861,100

Annual dividends declared per common share	$0.15	$—

The accompanying notes are an integral part of these condensed consolidated financial statements

Dynamic Materials Corporation & Subsidiary
Consolidated statements of stockholders' equity
For the three months ended March 31, 2006
(Amounts in thousands)
(unaudited)

	Common stock
			Additional paid-in capital		Other cumulative comprehensive income		Comprehensive income for the period
				Retained earnings
	Shares	Amount				Total

Balances, December 31, 2005	11,759	$588	$19,778	$14,104	$485	$34,955
Shares issued for stock option exercises	23	1	73	—	—	74
Tax benefit related to stock options	—	—	54	—	—	54
Stock-based compensation	—	—	336	—	—	336
Dividends paid	—	—	—	(1,766)	—	(1,766)
Net income	—	—	—	5,496	—	5,496	5,496
Change in cumulative foreign currency translation adjustment	—	—	—	—	140	140	140

Balances, March 31, 2006	11,782	589	20,241	17,834	625	39,289	5,636

The accompanying notes are an integral part of these condensed consolidated financial statements.

Dynamic Materials Corporation & Subsidiary
Consolidated statements of cash flows
For the three months ended March 31, 2006 and 2005
(Dollars in thousands)
(unaudited)

	2006	2005

Cash flows from operating activities:
Net income	$5,496	$1,648
Adjustments to reconcile net income to net cash provided by operating activities—
Income from discontinued operations, net of tax	(1,357)	—
Depreciation	313	362
Amortization	4	4
Amortization of capitalized debt issuance costs	7	13
Stock-based compensation	336	—
Provision for deferred income taxes	320	(14)
Tax benefit related to exercise of stock options	—	214
Change in—
Accounts receivable, net	689	852
Inventories	(531)	(283)
Prepaid expenses and other	(803)	(218)
Accounts payable	120	145
Accrued expenses and other liabilities	1,899	(469)

Net cash provided by operating activities	6,493	2,254

Cash flows from investing activities:
Acquisition of property, plant and equipment	(469)	(577)
Sale of marketable securities	1,950	—
Loan to related party	(1,206)	—
Change in other non-current assets	79	78
Payment received on other receivables related to discontinued operations	3	874
Cash flows provided by investing activities of discontinued operations	2,197	—

Net cash flows provided by investing activities	2,554	375

The accompanying notes are an integral part of these condensed consolidated financial statements.

Dynamic Materials Corporation & Subsidiary
Consolidated statements of cash flows
For the three months ended March 31, 2006 and 2005
(Dollars in thousands)
(unaudited)

	2006	2005

Cash flows from financing activities:
Repayments on bank lines of credit, net	—	(3,041)
Repayments on related party lines of credit, net	(45)	(129)
Payment on SNPE, Inc. term loan	—	(667)
Payment on industrial development revenue bond	(45)	(240)
Payment of dividends	(1,766)	—
Change in other long-tem liabilities	7	4
Net proceeds from issuance of common stock to employees and directors	74	620
Tax benefit related to exercise of stock options	54	—

Net cash flows used in financing activities	(1,721)	(3,453)

Effects of exchange rates on cash	25	(57)

Net increase (decrease) in cash and cash equivalents	7,351	(881)
Cash and cash equivalents, beginning of the period	5,763	2,404

Cash and cash equivalents, end of the period	$13,114	$1,523

The accompanying notes are an integral part of these condensed consolidated financial statements.

Dynamic Materials Corporation & Subsidiary
Notes to condensed consolidated financial statements
(Dollars in thousands, except share and per share data)
(unaudited)

(1)   Basis of presentation

The information included in the Condensed Consolidated Financial Statements is unaudited but includes all normal and recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the interim periods presented. These Condensed Consolidated Financial Statements should be read in conjunction with the financial statements that are included in the Company's Annual Report filed on Form 10-K for the year ended December 31, 2005.

(2)   Significant accounting policies

Principles of Consolidation

The Condensed Consolidated Financial Statements include the accounts of the Company and a subsidiary in which it has a greater than 50% interest. All significant intercompany accounts, profits and transactions have been eliminated in consolidation.

Foreign operations and foreign exchange rate risk

The functional currency for the Company's foreign operations is the applicable local currency for each affiliate company. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated at exchange rates in effect at period-end, and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of stockholders' equity and are included in other cumulative comprehensive income. Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from the Company's operations in foreign countries are translated at actual exchange rates when known, or at the average rate for the period. As a result, amounts related to assets and liabilities reported in the consolidated statements of cash flows will not conform with changes in the corresponding balances in the Consolidated Balance Sheets. The effects of exchange rate changes on cash balances held in foreign currencies are reported as a separate line item below cash flows from financing activities.

Revenue recognition

Sales of clad metal products and welding services are generally based upon customer specifications set forth in customer purchase orders and require us to provide certifications relative to metals used, services performed and the results of any non-destructive testing that the customer has requested be performed. Any non-conformance issues are resolved before the product is shipped and billed. Revenue is recognized only when all four of the following criteria have been satisfied: persuasive evidence of an arrangement exists; the price is fixed or determinable; delivery has occurred; and collection is reasonably assured. For contracts that require multiple shipments, revenue is recorded only for the units included in each individual shipment. If, as a contract proceeds toward completion, projected total cost on an individual contract indicates a potential loss, we provide currently for such anticipated loss.

Loan to related party

Historically, the Company's subsidiary, Nobelclad Europe, S.A. ("Nobelclad") has used its line of credit or "cash agreement" with Groupe SNPE to meet its working capital needs. This cash agreement also has a provision whereby Nobelclad can advance funds to Groupe SNPE and earn interest at a rate equal to EURIBOR plus 0.5%. Due to Nobelclad's excess cash position during the first quarter of 2006, it began advancing cash to Groupe SNPE through this intercompany cash agreement. At March 31, 2006, these advances to Groupe SNPE totaled 1,003 Euros ($1,211). The interest rate earned on these advances exceeded the interest rate that Nobelclad could earn on excess cash and cash equivalents held at its local bank. The cash agreement allowed Nobelclad to request repayment on the advances at any time. The balance outstanding at March 31, 2006 was subsequently repaid in full.

Earnings per share

Basic earnings per share ("EPS") is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted EPS recognizes the potential dilutive effects of dilutive securities. The following represents a reconciliation of the numerator and denominator used in the calculation of basic and diluted EPS:

	For the three months ended March 31, 2006
	Net income	Shares	Per share amount

Basic earnings per share	$5,496	11,768,098	$0.47

Dilutive effect of options to purchase common stock	—	449,449

Dilutive earnings per share	$5,496	12,217,547	$0.45

	For the three months ended March 31, 2005
	Net income	Shares	Per share amount

Basic earnings per share	$1,648	10,694,260	$0.15

Dilutive effect of options to purchase common stock	—	766,840
Dilutive effect of convertible subordinated note, net of tax	12	400,000

Dilutive earnings per share	$1,660	11,861,100	$0.14

Recent accounting pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment ("SFAS 123R"), which is a revision of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123R requires measurement of all employee stock-based compensation awards using a fair-value method and the recording of such expense in the consolidated financial statements. In addition, the adoption of SFAS 123R requires additional accounting related to the income tax effects and disclosure regarding the cash flow effects resulting from share-based payment arrangements. In January 2005, the SEC issued Staff Accounting Bulletin No. 107, which provides supplemental implementation guidance for SFAS 123R. We selected the Black-Scholes option-pricing model as the most appropriate fair-value method for our awards and will recognize compensation cost on a straight-line basis over our awards' vesting periods. We adopted SFAS 123R in the first quarter of 2006. See Note 3 for further detail.

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, Inventory Costs ("SFAS 151"), which amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, Inventory Pricing. This statement requires abnormal amounts of idle facility expense, freight, handling costs and wasted material to be excluded from inventory costing and instead included as period expenses. In addition, this standard requires the allocation of fixed production overhead to be based on normal capacity of the production facilities. We adopted the standard on January 1, 2006 and it did not have an impact on our Condensed Consolidated Financial Statements.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections ("SFAS 154"), which requires the direct effects of voluntary accounting principle changes to be retrospectively applied to prior periods' financial statements. This Statement does not change the transition provisions of any existing accounting pronouncements, but would apply in the unusual instance that a pronouncement does not include specific transition provisions. SFAS 154 maintains existing guidance with respect to accounting estimate changes and corrections of errors. The Statement was effective on January 1, 2006. Our adoption of this Statement on January 1, 2006 did not have an impact on our Condensed Consolidated Financial Statements.

(3)   Stock based compensation

The Company maintains a stock option plan that provides for grants of both incentive stock options and non-statutory stock options. Incentive stock options are granted at exercise prices that equal the fair market value of the stock at date of grant based upon the closing sales price of the Company's common stock on that date. Incentive stock options generally vest 25% annually and expire ten years from the date of grant. Non-statutory stock options are generally granted at exercise prices that equal the fair market value of the stock at date of grant. These options vest over periods ranging from one to four years and have expiration dates ten years from the date of grant.

Prior to January 1, 2006, the Company accounted for its stock-based compensation plan under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations, as permitted by SFAS 123. Accordingly, no stock-based compensation expense was recognized in the Consolidated Statements of Operations for the three months ended March 31, 2005 as the options granted under the Company's stock option plan had exercise prices equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R using the modified prospective transition method. Under that transition method, compensation cost recognized in the three months ended March 31, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on grant date fair value estimated in accordance with SFAS 123R.

The fair value for each option was estimated on the date of grant using a Black-Scholes option-pricing model with the following assumptions used for the single grant during the three months ended March 31, 2006: a risk free interest rate of 4.35%; an expected volatility factor of 86.6%; an expected dividend yield of .375%; and an expected life of 4 years. Our computation of expected volatility for the quarter ended March 31, 2006 is based on historical volatility from the past four years, based on the current expected life of outstanding options. Our computation of expected life is based on historical exercise patterns. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant. The fair value of the options granted during the three months ended March 31, 2006 was $22.30 per underlying share. Each grant is valued as a single award and compensation expense is recognized on a straight-line basis over the vesting period. In accordance with the modified prospective transition method, results for prior periods have not been restated.

As a result of adopting SFAS 123R on January 1, 2006, the Company's pretax income and net income for the three months ended March 31, 2006 were $336 and $240 lower, respectively, than if it had continued to account for stock-based compensation under APB 25. Basic and diluted earnings per share for the three months ended March 31, 2006 would have been $0.49 and $0.47, respectively, if the Company had not adopted SFAS 123R, compared to reporting basic and diluted earnings per share of $0.47 and $0.45, respectively. The following table sets forth the total stock-based compensation expense included in the Consolidated Statements of Operations:

Three months ended March 31, 2006

Cost of products sold	$11
General and administrative expense	307
Selling expense	18

Stock-based compensation expense before income taxes	336
Income tax benefit	(96)

Stock-based compensation expense, net of income taxes	$240

Prior to the adoption of SFAS 123R, the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Consolidated Statements of Cash Flows. SFAS 123R requires the tax benefits resulting from deductions in excess of the compensation cost recognized for those options ("excess tax benefits") to be classified as financing cash flows. The $54 excess tax benefit classified as a financing cash inflow in the Consolidated Statements of Cash Flows for the three months ended March 31, 2006 would have been classified as an operating cash inflow if the Company had not adopted SFAS 123R.

The following table illustrates the effect on net income and basic and diluted earnings per share if the Company had applied the fair value recognition provisions of SFAS 123R to stock- based compensation for the three months ended March 31, 2005. For purposes of this pro forma disclosure, the value of the options is estimated using a Black-Scholes option-pricing model and amortized to expense over the options' vesting periods. The following assumptions were used in the options pricing model: a risk free interest rate of 3.6%; an expected volatility factor of 89.4%; an expected dividend yield of 0.0%; and an expected life of 4 years.

Three months ended March 31, 2005

Net income-as reported	$1,648
Deduct stock-based compensation expense determined under fair value method, net of related tax effects	(81)

Pro forma net income	$1,567

Earnings per share:
Basic—as reported	$0.15

Basic—pro forma	$0.15

Diluted—as reported	$0.14

Diluted—pro forma	$0.13

The following table summarizes the stock options outstanding as of March 31, 2006 as well as activity for the three months then ended:

	Options	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value

Outstanding at beginning of period	588,426	$4.77
Granted	20,000	35.21
Exercised	(23,500)	3.16

Outstanding at end of period	584,926	$5.88	7.87	$17,409

Exercisable at end of period	228,672	$1.94	7.35	$7,705

The intrinsic value of options exercised for the three months ended March 31, 2006 was $713. As of March 31, 2006, there was $1,052 of total unrecognized stock-based compensation cost related to unvested stock options. The cost is expected to be recognized over a weighted average period of 1.09 years.

(4)   Inventory

The components of inventory are as follows at March 31, 2006 and December 31, 2005:

	March 31, 2006	December 31, 2005

	(unaudited)
Raw materials	$5,565	$5,767
Work-in-process	6,683	5,878
Supplies	396	224

	$12,644	$11,869

(5)   Debt

Long-term debt consists of the following at March 31, 2006 and December 31, 2005:

	March 31, 2006	December 31, 2005

	(unaudited)
Term loan—French bank	$1,050	$1,029
Industrial development revenue bonds	1,675	1,720

	2,725	2,749
Less current maturities	(540)	(528)

Long-term debt	$2,185	$2,221

Loan covenants and restrictions

The Company's existing loan agreements include various covenants and restrictions, certain of which relate to the incurrence of additional indebtedness, mortgaging, pledging or disposition of major assets, limits on capital expenditures and maintenance of specified financial ratios. As of March 31, 2006, the Company was in compliance with all financial covenants and other provisions of its debt agreements.

(6)   Business segments

The Company is organized in the following two segments: the Explosive Metalworking segment and AMK Welding. The Explosive Metalworking segment uses explosives to perform metal cladding and shock synthesis. The most significant product of this group is clad metal, which is used in the fabrication of pressure vessels, heat exchangers and transition joints for various industries, including upstream oil and gas, oil refinery, petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries. AMK Welding utilizes a number of welding technologies to weld components for manufacturers of jet engine and ground-based turbines.

The accounting policies of both segments are the same as those described in the summary of significant accounting policies. The Company's reportable segments are strategic business units that offer different products and services and are separately managed. Each segment is marketed to different customer types and requires different manufacturing processes and technologies. Segment information is presented for the three months ended March 31, 2006 and 2005 as follows:

	Explosive metalworking group	AMK welding	Total

For the three months ended March 31, 2006:
Net sales	$24,176	$999	$25,175

Depreciation and amortization	$262	$55	$317

Segment income from operations of continuing operations	$6,658	$108	$6,766
Unallocated amounts:
Stock-based compensation			(336)
Other expense			(6)
Interest income, net			94

Consolidated income before income taxes and discontinued operations			$6,518

	Explosive metalworking group	AMK welding	Total

For the three months ended March 31, 2005:
Net sales	$16,967	$543	$17,510

Depreciation and amortization	$320	$46	$366

Segment income (loss) from operations of continuing operations	$2,830	$(115)	$2,715
Unallocated amounts:
Other income			5
Interest expense, net			(82)

Consolidated income before income taxes and discontinued operations			$2,638

During the three months ended March 31, 2006, sales to one customer represented approximately $3,665 (15%) of total net sales. During the three months ended March 31, 2005, sales to no one customer accounted for more than 10% of total net sales.

(7)   Comprehensive income

DMC's comprehensive income for the three months ended March 31, 2006 and 2005 was as follows:

	Three months ended March 31,
	2006	2005

Net income for the period	$5,496	$1,648
Foreign currency translation adjustment	140	(284)

Comprehensive income	$5,636	$1,364

As of March 31, 2006 and December 31, 2005 other cumulative comprehensive income of $625 and $485, respectively, consists entirely of cumulative foreign currency translation adjustment.

(8)   Discontinued operations

On September 17, 2004, DMC completed the divestiture of its Spin Forge division under an agreement that involved subleasing the Spin Forge real estate and leasing the manufacturing equipment and tooling to a third party. Under the master agreement relating to this divestiture transaction, DMC sold all inventory, books and records, intangible personal property, business information and technology, customer contracts, and licenses and permits relating to the Spin Forge business to this third party for a sales price of approximately $1,700. The third party also assumed full responsibility for the Spin Forge business activities and operating expenses. Despite the fact that the Company retained ownership of the equipment and continued to carry a capital lease asset of $2,880 on its books, the Company concluded that the Spin Forge divestiture transaction qualified for treatment as discontinued operations since the Company had completely exited the Spin Forge operating business and has no intent to ever again operate any of the leased assets. To the extent that the third party purchaser of the Spin Forge business does not exercise its option to purchase all or a portion of the leased equipment and tooling when the lease term expires on January 1, 2007, DMC plans to immediately liquidate such equipment.

On January 10, 2006, the Company sold its purchase option on the Spin Forge real estate to the property owner for $2,300. The completion of this transaction resulted in a pretax gain of $2,197, which was recorded as discontinued operations in the first quarter of 2006. In connection with the sale of the purchase option, the underlying lease agreement was terminated. Accordingly, the capital lease asset of $2,880 and the related lease obligation of the same amount were removed from the Company's balance sheet in the first quarter of 2006.

Assets of discontinued operations are comprised of the following:

	March 31, 2006	December 31, 2005

	(unaudited)
Leased manufacturing equipment	789	859
Capital lease asset—real estate	—	2,880

Total assets of discontinued operations	$789	$3,739

The Company is receiving rent of $23 per month on the leased manufacturing equipment through the end of the initial lease term, which expires in December 2006. As part of the September 17, 2004 divestiture of Spin Forge, the Company sold inventory totaling $1,697 and the sale of this inventory was reflected in other receivables. As of March 31, 2006, the unpaid balance of this receivable, which is due no later than January 1, 2007, is $678 and is classified as short-term based on the payment schedule specified in the divestiture agreement. As of December 31, 2005, this receivable totaled $681 and was classified as long-term.

Discontinued operations for the three months ended March 31, 2006 is summarized as follows:

Three months ended March 31, 2006

Gain on sale of real estate purchase option	$2,197
Related income tax expense	(840)

Income from discontinued operations, net of tax	$1,357

Prospectus

5,926,982 shares

DYNAMIC MATERIALS CORPORATION

Common stock

        This prospectus relates to the offer and sale from time to time of up to 5,926,982 shares of our common stock by the selling stockholder named herein.

        The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We will not receive any proceeds from sales of common stock by the selling stockholder. For additional information on the methods of sale, you should refer to the section entitled "Plan of distribution" beginning on page 13.

        Our common stock is listed for trading on the Nasdaq Capital Market under the symbol "BOOM." On March 23, 2006, the last reported sale price of our common stock was $34.40 per share.

        Our corporate offices are located at 5405 Spine Road, Boulder, Colorado, 80301. Our telephone number at that address is (303) 665-5700.

        Investing in our common stock involves risks. See the section entitled "Risk factors" beginning on page 2 and in any prospectus supplement accompanying this prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus is March 27, 2006.

About this prospectus
Risk factors
Cautionary statement regarding forward-looking information
Business
Use of proceeds
Selling stockholder
Plan of distribution
Legal matters
Experts
Incorporation of documents by reference
Where you can find more information

i

About this prospectus

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf registration process, the selling stockholder named herein may, from time to time, sell up to 5,926,982 shares of common stock described in this prospectus and in any prospectus supplement in one or more offerings. Each time the selling stockholder sells shares under this prospectus, the selling stockholder will be required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder and the manner in which the securities are being offered. That prospectus supplement may include additional risk factors or other additional disclosure. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under "Incorporation of documents by reference" and "Where you can find more information."

        As used in this prospectus, the terms "we," "our" and "us" refer to Dynamic Materials Corporation, including our consolidated subsidiaries. SNPE, Inc. is our majority stockholder, who is also the selling stockholder under this prospectus. SNPE, Inc. is an indirect wholly-owned subsidiary of SNPE, a French corporation. In this prospectus, unless the context requires otherwise, SNPE refers to SNPE, Inc., and Groupe SNPE refers to the French parent company and its subsidiaries, as a group.

        You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation in such jurisdiction.

Risk factors

        You should carefully consider the following risk factors before you decide to buy our common stock. You should also consider the other information in this prospectus, the prospectus supplement and the documents incorporated by reference in this prospectus and the prospectus supplement. The risks described below are not the only ones we face. Additional risks described below under "Cautionary statement regarding forward-looking information" and other risks that are not currently known to us or that we currently do not consider to be material may also impair our business, financial condition and results of operations.

        Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Factors Related to Our Industry

Despite substantial growth in recent years in our existing markets, growth in such markets may not continue at the same rate indefinitely.

        From 2003 to 2004 and from 2004 to 2005, sales by our Explosive Metalworking segment, which we refer to as DMC Clad, increased by 55% and 47%, respectively. However, the explosion-weld cladding market is dependent upon sales of products for use by customers in a limited number of heavy industries, including upstream oil and gas, oil refinery, petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation and industrial refrigeration. These industries tend to be cyclical in nature, and there can be no assurance that the construction and other needs of these industries for our products will continue to grow at current rates. An economic slowdown in one or all of these industries, whether due to cyclicality or other factors, could impact capital expenditures within the industry. If demand from such industries were to decline or even grow less quickly, our sales would be expected to be affected proportionately, which may have a material adverse effect on our business, financial condition and results of operations.

There is a limited availability of sites suitable for cladding operations.

        Our cladding process involves the detonation of large amounts of explosives. As a result, the sites where we perform cladding must meet certain criteria, including lack of proximity to a densely populated area, the specific geological characteristics of the site, and the ability to comply with local noise and vibration abatement regulations. The process of identifying suitable sites and obtaining permits for using the sites from local government agencies can be time-consuming and may not be successful. In addition, we could experience difficulty in obtaining or renewing permits because of resistance from residents in the vicinity of proposed sites. The failure to obtain required governmental approvals or permits could limit our ability to expand our cladding business in the future, and the failure to maintain such permits would have a material adverse effect on our business, financial condition and results of operations.

Certain raw materials we use are subject to supply shortages.

        Although we generally use standard metals and other materials in manufacturing our products, certain materials such as specific grades of carbon steel, titanium, zirconium and nickel can be subject to supply shortages due to general economic conditions or problems with individual suppliers. While we seek to maintain sufficient alternative supply sources for these materials, there can be no assurance that we will always be able to obtain sufficient supplies or obtain supplies at acceptable prices without production delays, additional costs or a loss of product quality. If we were to fail to obtain sufficient supplies on a timely basis or at acceptable prices, such loss or failure could have a material adverse effect on our business, financial condition and results of operations.

Certain raw materials we use are subject to price increases.

        The markets for certain metals and other raw materials used in our business are highly variable and are characterized by periods of increasing prices. We generally do not hedge commodity prices or enter into forward supply contracts, and instead we endeavor to pass along price variations to our customers. We may see a general downturn in business if the price of raw materials increases enough for our customers to delay planned projects or use alternative materials to complete their projects.

We are subject to extensive government regulation and failure to comply could subject us to future liabilities and could adversely affect our ability to conduct or to expand our business.

        We are subject to extensive government regulation in the United States, France and Sweden, including guidelines and regulations for the safe manufacture, handling, transport and storage of explosives specified by the U.S. Bureau of Alcohol, Tobacco and Firearms, the Federal Motor Carrier Safety Regulations set forth by the U.S. Department of Transportation and the Safety Library Publications of the Institute of Makers of Explosives, and similar guidelines of their European counterparts. In Sweden, the purchase, transport, storage and use of explosives is governed by a permit issued by the Police Authority of the County of Varmland. In France, although we purchase explosives from Nobel Explosifs France, which we refer to as "NEF," an affiliate of SNPE, we must comply with licensing and regulations for the purchase, transport, storage, handling and use of explosives. In addition, while our facilities in France and Sweden where we weld together metal plates through an explosion are located outdoors, the facility in Pennsylvania is located in a mine, which subjects us to certain regulations and oversight of governmental agencies that oversee mines.

        We are also subject to extensive environmental and occupational safety regulation, as described below under "—Liabilities under environmental and safety laws could result in restrictions or prohibitions on our facilities and substantial civil or criminal liabilities, as well as the assessment of strict liability and/or joint and several liability" and "—The use of explosives subjects us to additional regulation, and any accidents or injuries could subject us to significant liabilities."

        The export of certain products from the United States is restricted by U.S. export regulations. These regulations generally prevent the export of products that could be used by certain end-users, such as those in the nuclear or biochemical industries. In addition, the use and handling of explosives may be subject to increased regulation due to heightened concerns about security and terrorism. Such regulations could restrict our ability to access and use explosives and increase costs associated with the use of such explosives, which could have a material adverse effect on our business, financial condition and results of operations.

        Any failure to comply with current and future regulations in the U.S. and Europe could subject us to future liabilities. In addition, such regulations could restrict our ability to expand our facilities, construct new facilities, compete in certain markets or could require us to incur other significant expenses in order to maintain compliance. Accordingly, our business, results of operations or financial condition could be adversely affected by our non-compliance with applicable regulations, by any significant limitations on our business as a result of our inability to comply with applicable regulations, or by any requirement that we spend substantial amounts of capital to comply with such regulations.

Liabilities under environmental and safety laws could result in restrictions or prohibitions on our facilities and substantial civil or criminal liabilities, as well as the assessment of strict liability and/or joint and several liability.

        We are subject to extensive environmental and safety regulation in the United States and Europe. Any failure to comply with current and future environmental and safety regulations could subject us to significant liabilities. In particular, any failure to control the discharge of hazardous materials and wastes could subject us to significant liabilities, which could adversely affect our business, financial condition and results of operations.

        We and all our activities in the United States are subject to federal, state and local environmental and safety laws and regulations, including but not limited to, noise abatement and air emissions regulations, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, regulations issued and laws enforced by the labor and employment departments of the U.S. and the states in which we conduct business, the U.S. Department of Commerce, the U.S. Environmental Protection Agency and by state and county health and safety agencies. In France, we and all our activities are subject to state environmental and safety regulations established by various departments of the French government, including the Ministry of Labor, the Ministry of Ecology and the Ministry of Industry, and to local environmental and safety regulations and administrative procedures. In Sweden, we and all our activities are subject to various safety and environmental regulations, including those established by the Work Environment Authority of Sweden in its Work Environment Act. In addition, our shooting operations in France and Sweden may be particularly vulnerable to noise abatement regulations because these operations are primarily conducted outdoors.

        Changes in, or compliance with, environmental and safety regulations could inhibit or interrupt our operations, or require modifications to our facilities. Any actual or alleged violations of environmental and safety laws could result in restrictions or prohibitions on our facilities and substantial civil or criminal sanctions, as well as the assessment of strict liability and/or joint and several liability under applicable law. Under certain environmental laws, we could be held responsible for all of the costs relating to any contamination at our or any of our predecessors' past or present facilities, and at third party waste disposal sites. We could also be held liable for any and all consequences arising out of human exposure to hazardous substances or other environmental damage. Accordingly, environmental, health or safety matters may result in significant unanticipated costs or liabilities.

The use of explosives subjects us to additional regulation, and any accidents or injuries could subject us to significant liabilities.

        Our operations involve the detonation of large amounts of explosives. As a result, we are required to use specific safety precautions under U.S. Occupational Safety and Health Administration guidelines and guidelines of similar entities in France and Sweden. These include precautions which must be taken to protect employees from exposure to sound and ground vibration or falling debris associated with the detonation of explosives. There is a risk that an accident or death could occur in one of our facilities. Any accident could result in significant manufacturing delays, disruption of operations or claims for damages resulting from death or injuries, which could result in decreased sales and increased expenses. To date, we have not incurred any significant delays, disruptions or claims resulting from accidents at our facilities. The potential liability resulting from any accident or death, to the extent not covered by insurance, may require us to use other funds to satisfy our obligations and could cause our business to suffer. See "—Our use of explosives is an inherently dangerous activity that could lead to temporary or permanent closure of our shooting sites" below.

Our use of explosives is an inherently dangerous activity that could lead to temporary or permanent closure of our shooting sites.

        We use a large amount of explosives in connection with the creation of clad metals and the shock synthesis of diamonds. The use of explosives is an inherently dangerous activity. Explosions, even if occurring as intended, can lead to damage to the shooting facility or to equipment used at the facility or injury to persons at the facility. If a person were injured or killed in connection with such explosives, or if equipment at the mine or either of the outdoor locations were damaged or destroyed, we might be required to suspend our operations for a period of time while an investigation is undertaken or repairs are made. Such a delay might impact our ability to meet the demand for our products. In addition, if the mine were seriously damaged, we might not be able to locate a suitable replacement site to continue our operations.

        The manufacture of industrial grade diamonds utilizing explosive shock synthesis requires the use of a large quantity of explosives. Although this activity only represents approximately 1% of revenues, we are required to provide this service pursuant to a contractual relationship with the landlord of our shooting site in Dunbar, Pennsylvania. While the production of diamonds increases the risk of damage to the mine, we are required to continue this activity, despite its low contribution to revenues.

Risk Factors Related to Dynamic Materials Corporation

Our operating results fluctuate from quarter to quarter.

        We have experienced, and expect to continue to experience, fluctuations in annual and quarterly operating results caused by various factors, including the timing and size of orders by major customers, customer inventory levels, shifts in product mix, acquisitions and divestitures, and general economic conditions. The upstream oil and gas, oil refinery, petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and other diversified industries to which we sell our products are, to varying degrees, cyclical and tend to decline in response to overall declines in industrial production. As a result, our business is also cyclical, and the demand for our products by these customers depends, in part, on overall levels of industrial production. Any future material weakness in demand in any of these industries could materially reduce our revenues and profitability. In addition, the threat of terrorism and other geopolitical uncertainty could have a negative impact on the global economy, the industries we serve and our operating results.

        We typically do not obtain long-term volume purchase contracts from our customers. Quarterly sales and operating results, therefore, depend on the volume and timing of backlogs as well as bookings received during the quarter. Significant portions of our operating expenses are fixed, and planned expenditures are based primarily on sales forecasts and product development programs. If sales do not meet our expectations in any given period, the adverse impact on operating results may be magnified by our inability to adjust operating expenses sufficiently or quickly enough to compensate for such a shortfall. Results of operations in any period should not be considered indicative of the results to be expected for any future period. Fluctuations in operating results may also result in fluctuations in the price of our common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2005.

Customers have the right to change orders until products are completed.

        Customers have the right to change orders after they have been placed. If orders are changed, the extra expenses associated with the change will be passed on to the customer. However, because a change in an order may delay completion of the project, recognition of income for the project may also be delayed.

There is no assurance that we will continue to compete successfully against other clad and welding companies.

        Our explosion-welded clad products compete with explosion-welded clad products made by other manufacturers in the clad metal business located throughout the world and with clad products manufactured using other technologies. Our combined North American and European operations typically supply explosion-welded clad to the worldwide market. There is one other well-known explosion-welded clad supplier worldwide, a division of Asahi-Kasei Corporation of Japan. There are also a number of smaller companies worldwide with explosion-welded clad manufacturing capability, including several companies in China. There are currently no other significant North American based explosion-welded clad suppliers. We focus strongly on reliability, product quality, on-time delivery performance, and low cost manufacturing to minimize the potential of future competitive threats. However, there is no guarantee we will be able to maintain our competitive position.

        Explosion-welded clad products also compete with those manufactured by rollbond and weld overlay cladding processes. In rollbond technology, the clad and base metal are bonded together during a hot rolling process in which slab is converted to plate. In weld overlay, which is typically performed by our fabricator customers, the cladding layer is deposited on the base metal through a fusion welding process. The technical and commercial niches of each cladding process are well understood within the industry and vary from one world market location to another. Our products compete with weld overlay clad products manufactured by a significant number of our fabricator customers.

        Our AMK Welding segment, which we refer to as "AMK Welding," competes principally with other domestic companies that provide welding services to the aircraft engine and power generation industries. Some of these competitors have established positions in the market and long standing relationships with customers. To remain competitive, we must continue to develop and provide technologically advanced welding, heat-treat and inspection services, maintain quality levels, offer flexible delivery schedules, and compete favorably on the basis of price. We compete against other welding companies on the basis of quality, performance and cost. There can be no assurance that we will continue to compete successfully against these companies.

We are dependent on a relatively small number of customers for a significant portion of our net sales.

        A significant portion of our net sales is derived from a relatively small number of customers. We expect to continue to depend upon our principal customers for a significant portion of our sales, although there can be no assurance that our principal customers will continue to purchase products and services from us at current levels, if at all. The loss of one or more major customers or a change in their buying patterns could have a material adverse effect on our business, financial condition and results of operations. In past years, the majority of DMC Clad's revenues have been derived from customers in the upstream oil and gas, oil refinery, petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation and industrial refrigeration industries and the majority of AMK Welding's revenues have been derived from customers in the aircraft engine and power generation industries. Economic downturns in these industries could have a material adverse effect on our business, financial condition and results of operations.

        AMK Welding, which contributes approximately 5% to our total net sales, continues to rely primarily on one customer for the majority of its sales. This customer and AMK Welding have entered into a long-term supply agreement for certain of the services provided to this customer. Any termination of or significant reduction in AMK Welding's business relationship with this customer could have a material adverse effect on AMK Welding's business, financial condition and results of operations.

Failure to attract and retain key personnel could adversely affect our current operations.

        Our continued success depends to a large extent upon the efforts and abilities of key managerial and technical employees. The loss of services of certain of these key personnel could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will be able to attract and retain such individuals on acceptable terms, if at all, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Work stoppages and other labor relations matters may make it substantially more difficult or expensive for us to produce our products, which could result in decreased sales or increased costs, either of which would negatively impact our financial condition and results of operations.

        We are subject to the risk of work stoppages and other labor relations matters, particularly in France and Sweden, where some of our employees are unionized. The employees at our U.S. facility, where the majority of products are manufactured, are not unionized. While we believe our relations with employees are satisfactory, any prolonged work stoppage or strike at any one of our principal facilities could have a negative impact on our business, financial condition or results of operations. We most recently experienced a one-week work stoppage in 2005 at our facility in France. This strike did not materially impact operations, but we cannot assure you that a work stoppage at one or more of our facilities will not materially impair our ability to operate our business in the future.

Our financial condition could be adversely affected by any acquisition we pursue, and the unsuccessful integration of a business we acquire could have a material adverse effect on operating results.

        We continue to consider possible acquisitions as part of our growth strategy. Any potential acquisition may require additional debt or equity financing, resulting in additional leverage and dilution to existing stockholders. We cannot assure you that any future acquisition will be consummated, or that if consummated that we will be able to integrate such acquisition successfully without a material adverse effect on our financial condition or results of operations.

SNPE has a significant influence on our company and could take actions that may not be consistent with the desires of other stockholders.

        As of March 24, 2006, SNPE, the selling stockholder under this prospectus, controlled 50.3% of our outstanding common stock. SNPE has significant influence over our management and affairs and matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of power may have the effect of actions being taken or not taken according to the desires of SNPE.

SNPE has indicated that it intends to sell up to all of its shares of our common stock.

        On February 28, 2006, SNPE filed a Schedule 13D/A with the Securities and Exchange Commission in which it stated that it was exploring the sale of up to all of its shares of our common stock in an underwritten secondary offering, and that it was evaluating the opportunity and has engaged in discussions with us and potential underwriters in connection with such a sale. SNPE further disclosed that it intended to relinquish control over us and liquidate its equity interest in connection with such an offering. This prospectus is being filed pursuant to SNPE's intent to sell up to all of its shares of our common stock. In addition, some of our loan agreements contain change-of-control clauses that would permit the lenders to demand repayment of outstanding amounts upon the sale of our common stock by SNPE. If we are unable to negotiate amendments to such agreements prior to the sale of our common stock by SNPE, we might be required to repay these loans at such time.

Risks Factors Related to This Offering

The market price of our common stock could be negatively affected by sales of substantial amounts of our common stock.

        Sales by us or our stockholders of a substantial number of shares of our common stock, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.

        As of March 24, 2006, there are 11,780,920 shares of our common stock outstanding. All of the shares sold under this prospectus will be freely transferable, except for any shares sold to our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). In addition, our certificate of incorporation permits us to issue up to 15,000,000 shares of common stock. As of March 24, 2006, we have an aggregate of 3,219,080 shares of our common stock authorized but unissued, including shares issuable upon the exercise of outstanding options. We have the ability to issue substantial amounts of our common stock in the future, which would dilute the percentage ownership held by investors who purchase shares of our common stock in this offering.

The price of our common stock may fluctuate substantially, which could negatively affect us and the holders of our common stock.

        The price of our common stock has been volatile. Since January 1, 2004, the high and low sales price of our common stock has ranged from a low of $1.29 to a high of $38.44, as adjusted to reflect the 2:1 stock split on October 13, 2005. The trading price of our common stock may continue to be volatile in response to a number of factors, many of which are beyond our control, including negative news about other publicly traded companies in our industry and the industries of our customers, general economic or stock market conditions unrelated to our operating performance, quarterly variations in our operating results, changes in earnings estimates by analysts, and announcements of new clients or service offerings by our competitors. In addition, our financial results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our common stock could decrease, perhaps significantly.

        In addition, the U.S. securities markets have from time to time experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may negatively affect the price of our common stock, regardless of our operating performance. You may not be able to sell your shares at or above the public offering price, or at all. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial costs and diversion of our management's attention and resources, which could negatively affect our financial results. In addition, if we decide to settle any class action litigation against us, our decision to settle may not necessarily be related to the merits of the claim.

Cautionary statement regarding
forward-looking information

        This prospectus and the documents incorporated by reference into this prospectus contain certain forward-looking statements within the safe harbor provisions of the Private Securities Litigations Reform Act of 1995. These statements include information with respect to our financial condition and our results of operations and business. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," "continue," "project" and similar expressions, as well as statements in the future tense, identify forward-looking statements.

        These forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

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  The ability to obtain new contracts at attractive prices;

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  The size and timing of customer orders and shipment;

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  Fluctuations in customer demand;

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  Changes to customer orders;

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  Competitive factors;

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  The timely completion of contracts;

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  Any actions which may be taken by the majority stockholder, SNPE, as our controlling stockholder with respect to us and our business;

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  The timing and size of expenditures;

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  The timely receipt of government approvals and permits;

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  The adequacy of local labor supplies at our facilities;

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  The availability and cost of funds; and

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  General economic conditions, both domestically and abroad.

        The effects of these factors are difficult to predict. New factors emerge from time to time and we cannot assess the potential impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statement speaks only as of its date and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of such statement or to reflect the occurrence of unanticipated events.

        In evaluating a potential investment in our common stock, you should carefully consider the discussion of these and other factors in the section entitled "Risks factors" on page 2.

Business

        We are a leading provider of explosion-welded clad metal plates. Explosion-weld cladding uses an explosive charge to bond together plates of different metals that do not bond easily with traditional welding techniques. DMC Clad's products are used in critical applications in a variety of industries, including upstream oil and gas, oil refinery, petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation and industrial refrigeration. DMC Clad's market leadership for explosion-welded clad metal plates is a result of its state-of-the-art manufacturing facilities, technological leadership and production expertise. We believe our customers select us for our high quality product, speed and reliability of delivery, and cost effectiveness. We have a global sales force that allows us to access international markets. DMC Clad's operations are located in Pennsylvania, France and Sweden.

        Through AMK Welding, we also provide advanced welding services, primarily to the power turbine and aircraft engine manufacturing industries. AMK Welding is a highly specialized welding subcontracting shop for complex shapes used principally in gas turbines and aircraft engines. AMK Welding's operations are conducted at its South Windsor, Connecticut facility.

Use of proceeds

        We will not receive any of the proceeds from the sale of the shares offered by the selling stockholder. All of the net proceeds from the sale of the shares will be received by the selling stockholder.

Selling stockholder

        SNPE is the selling stockholder under this prospectus. All share numbers below reflect the 2:1 stock split we effected in October 2005.

        The following table sets forth certain information about the selling stockholder.

Name	Number of shares of common stock owned before this offering	Percentage ownership of common stock before this offering(1)	Number of shares of common stock offered under this prospectus	Number of shares of common stock to be owned after this offering(2)	Percentage ownership of common stock after this offering(2)
SNPE, Inc.(3) 101 College Road East Princeton, NJ 08540	5,926,982	50.3%	5,926,982	—	—

(1)
Based on 11,780,920 shares outstanding as of March 24, 2006.

(2)
Assumes the sale of all shares offered under this prospectus. The selling stockholder may sell some, all or none of its shares, and we do not know how long the selling stockholder will hold the shares before selling them.

(3)
The information in this table is based on information contained in Forms 4 and Schedules 13D filed with the Securities and Exchange Commission by SNPE and certain of its affiliates.

SNPE's acquisition of our common stock

        Prior to and during January 1999, NEF acquired 812,800 shares of our common stock in open-market transactions through sources other than us or our affiliates. These shares were transferred to SNPE in 1999. SNPE acquired an additional 4,218,182 newly issued shares of our common stock for $5.8 million in June 2000. Also in June 2000, SNPE acquired 496,000 outstanding shares of our common stock for an aggregate purchase price of $0.4 million, in a privately negotiated purchase from one of our former stockholders. Finally, also in June 2000, we borrowed $1.2 million from SNPE under a convertible subordinated note agreement. SNPE exercised its conversion rights in June 2005 and received an additional 400,000 newly-issued shares.

Transactions with the selling stockholder and its affiliates

        The June 2000 convertible subordinated note agreement referred to above bore interest at a rate of 5% annually. For 2005, 2004 and 2003, interest payments under this note totaled $26,333, $60,000 and $60,000, respectively. Amounts outstanding as of December 31, 2005, 2004 and 2003 were $0, $1.2 million and $1.2 million, respectively.

        In March 2001, we agreed to acquire our subsidiaries Nobelclad and Nitro Metall from NEF. We financed the acquisition in part through $4.0 million in debt provided by SNPE. This debt bore interest at the federal funds rate plus 3% annually and provided for quarterly amortization of principal. For 2005, 2004 and 2003, interest payments in respect of this debt totaled $23,911, $64,258 and $104,539, respectively. Amounts outstanding as of December 31, 2005, 2004 and 2003 were $0, $666,670 and $2.0 million, respectively.

        Nobelclad purchases explosives used in its cladding operations from NEF. For 2005, 2004 and 2003, these purchases totaled $819,904, $738,567 and $445,293, respectively. Our accounts payable as of December 31, 2005, 2004 and 2003 included $229,091, $297,627 and $61,023, respectively, relating to these purchases.

        Nobelclad has a Euro-denominated working-capital line of credit from SNPE that provides for loans of up to approximately $2.4 million, based on the December 31, 2005 exchange rate. Amounts outstanding under this line bear interest at EURIBOR plus 1.5% annually. For 2005, 2004 and 2003, interest payments under this line totaled $12,311, $22,040 and $17,202, respectively. Amounts outstanding as of December 31, 2005, 2004 and 2003 were $45,000, $133,928 and $753,420, respectively. This line expires annually on December 31 but is subject to annual renewal by the parties. This line automatically terminates if Groupe SNPE loses its indirect control over Nobelclad, and therefore will expire upon SNPE's sale of our common stock as contemplated in this prospectus.

Directors and officers

        As our controlling stockholder, SNPE has the ability to nominate and elect all of our directors and officers. SNPE will lose this ability upon its sale of our common stock as contemplated in this prospectus.

        Currently, four of our seven directors are employed in other capacities by Groupe SNPE, including Mr. Michel Nicolas, who is currently Executive Vice President, Chemicals of Groupe SNPE; Mr. Michel Rieusset, who is currently General Counsel of Groupe SNPE; Mr. Francois Schwartz, who is currently Corporate Senior Vice President, Financial and Legal Affairs of Groupe SNPE; and Mr. Bernard Zeller, who is currently Senior Vice President—Strategy and Development of Groupe SNPE. These individuals are not obligated to step down from our board. However, SNPE has indicated to us that it currently intends to relinquish these board seats upon its sale of all shares of our common stock owned by SNPE.

Plan of distribution

        We are registering 5,926,982 shares of common stock covered by this prospectus for sale by the selling stockholder. The term "selling stockholder" as used in this section of the prospectus refers to the selling stockholder identified under "Selling stockholder," or its pledgees, donees, transferees, or any of its successors in interest.

        Such shares of common stock may be sold from time to time directly by the selling stockholder or, alternatively, through underwriters, broker-dealers or agents. If shares of the common stock are sold through underwriters, broker-dealers or agents, responsibility for underwriting discounts or commissions or agent's commissions will be borne by the selling stockholder. Such common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Generally the underwriters' obligations to purchase the shares will be subject to certain conditions precedent. The prospectus supplement, if any, will set forth the terms of the offering of the shares of common stock registered hereby, including (a) the names of any underwriters, broker-dealers or agents, and the amounts of securities to be underwritten or purchased by each of them and (b) the public offering price of the shares and the proceeds to the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such sales may be effected in transactions (which may involve block transactions):

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  through the Nasdaq Capital Market or on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale,

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  in the over-the-counter market, or

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  in other transactions, such as privately negotiated transactions.

        In connection with sales of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging positions they assume. The selling stockholder may also sell common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell such securities.

        The selling stockholder may select broker-dealers to sell its shares. Broker-dealers that the selling stockholder engages may arrange for other broker-dealers to participate in selling such shares. The selling stockholder may give such broker-dealers commissions or discounts or concessions in amounts to be negotiated immediately before any sale. In connection with such sales, these broker-dealers, any other participating broker-dealers, and the selling stockholder and certain pledgees, donees, transferees and other successors in interest, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with the sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Capital Market pursuant to Rule 153 under the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. In no event will any distribution of the shares of common stock covered by this prospectus take the form of an underwritten offering without our prior agreement. We have informed the selling stockholder that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to its sales in the market.

        If we are notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the selling stockholder's shares offered by this prospectus through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) or (c) under the Securities Act, disclosing facts material to the transaction.

        We estimate that the total expenses associated with offerings under this prospectus, other than underwriting discounts and commissions, will be approximately $1.1 million, all of which will be paid by the selling stockholder.

Legal matters

        The validity of the shares of common stock being offered hereby and certain other matters are being passed upon for us by LeBoeuf, Lamb, Greene & MacRae LLP, New York, New York.

Experts

        The consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2005 (including the schedules appearing therein), and our management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Incorporation of documents by reference

        The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. The following documents filed by us with the SEC are incorporated by reference into this prospectus:

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  our annual report on Form 10-K for the year ended December 31, 2005;

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  our current report on Form 8-K filed on January 12, 2006; and

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  the description of our common stock contained in our registration statement on Form 8-A/A filed on March 27, 2006.

        All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the termination of the offering covered by this prospectus will be deemed to be incorporated by reference into this prospectus and to be a part of the prospectus from the date of filing of such documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Where you can find more information

        We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The registration statement of which this prospectus forms a part and these reports, proxy statements and other information can be inspected and copied at the Public Reference Room maintained by the SEC at Station Place, 100 F Street NE, Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public

Reference Room maintained by the SEC at the above address. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the attached exhibits.

        The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding us. The reports, proxy and information statements, and other information about us can be downloaded from the SEC's website.

        We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to: Dynamic Materials Corporation, 5405 Spine Road, Boulder, Colorado 80301, Attention: Chief Financial Officer. Our telephone number at that address is (303) 665-5700.

5,153,897 shares

DYNAMIC MATERIALS CORPORATION

Common stock

Prospectus supplement

JPMorgan

Lazard Capital Markets
William Blair & Company	Jefferies & Company, Inc.

                    , 2006

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of shares of our common stock.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of the shares of our common stock or possession or distribution of this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.